As filed with the Securities and Exchange Commission on March 23, 2021

Registration No. 333-253910

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zhihu Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

A5 Xueyuan Road

Haidian District, Beijing 100083

People’s Republic of China

+86 (10) 8271-6605

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	David T. Zhang, Esq. Steve Lin, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(2)(3)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Class A ordinary shares, par value US$0.000125 per share(1)	31,625,000	US$23.00	US$727,375,000	US$79,356.62

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-254493). Two American depositary shares represent one Class A ordinary share.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated March 23, 2021

55,000,000 American Depositary Shares

Zhihu Inc.

Representing 27,500,000 Class A Ordinary Shares

This is an initial public offering of 55,000,000 American depositary shares, or ADSs, by Zhihu Inc. Two ADSs represent one of our Class A ordinary share, par value US$0.000125 per share. We anticipate that the initial public offering price per ADS will be between US$9.50 and US$11.50.

Prior to this offering, there has been no public market for the ADSs or our Class A ordinary shares. Our ADSs have been approved for listing on the New York Stock Exchange under the symbol “ZH.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

As of the date of this prospectus, our outstanding share capital consists of Class A ordinary shares and Class B ordinary shares, and Mr. Yuan Zhou beneficially owns all of our issued and outstanding Class B ordinary shares. Mr. Yuan Zhou will beneficially own 7.0% of our total issued and outstanding ordinary shares and 42.5% of the aggregate voting power of our total issued and outstanding ordinary shares immediately after the completion of this offering and the concurrent private placements, assuming that the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to ten votes, subject to certain conditions, and is convertible into one Class A ordinary share at any time by the holder thereof.

Concurrently with, and subject to, the completion of this offering, certain investors have agreed to purchase US$250.0 million in Class A ordinary shares from us, including (i) US$100.0 million by Alibaba Group Holding Limited (through an affiliate), (ii) US$100.0 million by JD.com, Inc. (through an affiliate), (iii) US$30.0 million by Image Frame Investment (HK) Limited, our shareholder and an affiliate of Tencent Holdings Limited, and (iv) US$20.0 million by Lilith Games (through an affiliate). The concurrent private placements are each conducted at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-Class A ordinary share ratio. Our proposed issuance and sale of Class A ordinary shares to each investor is being made through private placement pursuant to an exemption from registration with the U.S. Securities and Exchange Commission, or the SEC, under Regulation S of the U.S. Securities Act of 1933, as amended, or the Securities Act. Each of the investors has agreed not to, directly or indirectly, sell, transfer, or dispose of any of the Class A ordinary shares acquired in the concurrent private placements for a period of 180 days after the date of this prospectus, subject to certain exceptions.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 16.

PRICE US$                PER ADS

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional disclosure regarding underwriting compensation payable by us.

We have granted the underwriters an option to purchase up to an additional 8,250,000 ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in U.S. dollars on or about                                  , 2021.

(in alphabetical order)
Credit Suisse	Goldman Sachs	J.P. Morgan

CICC	CMBI	China Renaissance	CLSA	Haitong International	Lighthouse Capital

Tiger Brokers	FUTU

Prospectus dated                                  , 2021.

Average MAUs

76mn

In 4Q2020

Cumulative Content Creators

43 mn

As of December 31, 2020

Average Monthly Interactions

676 mn

In 4Q2020

12m User Retention Rate

72%

Average 12th-month retention rates of 2019 YanPlus Users

Cumulative Questions & Answers

315 mn

As of December 31, 2020

知乎
Zhihu Inc.

577
Advertising
88
Paid Membership
1
Content-Commerce Solutions
4
Others
2019
2020
843
Advertising
up 0.5x
320
Paid Membership
up 2.6x
136
Content-Commerce Solutions
up 135.0x
53
Others (Incl. Education and E-commerce)
up 12.3x
Revenue in millions of RMB
Advertising
Paid Membership
Content-Commerce Solutions
Others

We thought for a long time about how to share the essence of **The Zhihu Experience** with you, but ultimately realized that it is our users and content creators who can best demonstrate who we are. Below are some anecdotes contributed by or summarized from content posted on Zhihu by our users and content creators.

* * *

Three-year-old Ashley has never seen the ocean in person yet is fascinated by beautiful pictures of the sea and its colorful marine life. Seeing her love for the ocean, Ashley's mother, Ida, began looking for the perfect book to help fan her daughter's keen interest. One day, Ida came across a question on Zhihu, "What are the best books for my little one who loves ocean animals?" From the myriad of answers contributed, Ida picked "Mister Seahorse" and "Ocean — A Children's Encyclopedia" for their beautiful illustrations and stories. With that, Ashley started her fascinating journey of discovery and learning about all things ocean as mother and daughter both enjoyed bedtime story sessions with these books after Ida rushed home every day after work. A short while later, Ashley started drawing ocean animals with crayons and gave a seahorse portrait to her mother as a gift. Ida hopes that someday she can read stories about ocean animals to Ashley under a huge beach umbrella when she saves enough money for her dream family vacation on the oceanside.

* * *

On a warm winter morning toward the end of 2020, our Recommended Goodies team received a letter stapled to a giant package of mixed snacks from an anonymous content creator.

"You guys have always helped me. Even though you always say that it's your job to support content creators, that doesn't mean that we should take you for granted, just as we don't take volunteer teachers sent to understaffed elementary schools in mountain villages for granted simply because they are assigned there by the government."

"As a token of my appreciation for all you do, I wanted to send you a small gift this winter, just like the little rewards I receive from time to time from the Recommended Goodies team. Hopefully, this bag of snacks will cheer you up and satisfy some hunger pangs while everyone is hard at work. I'm staying anonymous because I'm not doing this for any sort of reward or recognition. No need to guess who I am. I just hope that you know that all of your devotion and hard work doesn't go unnoticed, and content creators like me are thankful and thinking about you too. I hope that during this cold and difficult winter, we can all have a little warmth from knowing that we are remembered and thought of by someone far away."

"Happy 2021!"

* * *

When coming across the Zhihu question, "What historical setting would you choose for the popular game Assassin's Creed?", a well-known novelist in 2016 responded with an intriguing fictional short story set in Chang'an, the capital city of the Tang Dynasty in ancient China. Since then, this spontaneous short story has attracted incredible attention, recording over 23k upvotes and being expanded into a full novel published in 2017 (with the e-book version released on the Zhihu platform). In 2019, his story was further adapted into a massively popular and hugely successful TV series in China.

* * *

Edward suffered severe depression and quit his job at a prominent professional firm. After almost 18 months battling self-doubt and unhappiness, with the help from family, friends, doctors and medication, he finally emerged as a better version of himself and found a new path that works for him perfectly. One day, while browsing on Zhihu, he came across a question asking, "What's it like to be depressed?" Edward decided at that point to share his own experience battling his demons and wrote his first-ever answer on Zhihu. His post received 1,595 views, 14 upvotes and 6 likes — while not considered high numbers on the platform, they still had a huge impact on him. As an inexperienced user in an online community that he wasn't too familiar with, Edward was moved by the attention and support he received from the Zhihu community. He firmly hopes that by sharing his experience some folks who read his post found comfort and hope, and at some point were able to turn the tides in their own battles against depression and find light at the end of the tunnel.

* * *

Users who want to broaden their horizons and quench their thirst for knowledge — whether deemed useful or useless, structured or random – love to use Zhihu. "What are some skills or knowledge that you can pick up in ten minutes that would be useful for the rest of your life?" This post, for instance, has provided a lot of food for thought. Zhihu users from all walks of life posted answers based on what they each knew best, from tips for daily life such as how to work out while traveling (calisthenics) or open a stubborn pickle jar, to less obvious answers such as how to improve your brain function by brushing your teeth with your left hand, to important life lessons such as how to properly apologize to someone.

* * *

Question: "What's it like to be a content creator on Zhihu?"

Answer: "How about having your own little space on the Internet and being recognized and loved while being a fulltime mother? How about going from being an active contributor in the mothers-and-childcare forum to becoming the most popular content creator on Zhihu? How about going from writing your first Zhihu answer to publishing a white paper on childcare and education? How about going from writing forwards as an anonymous reviewer to publishing your first book? How about going from sitting in the audience at a content creator gathering to moderating a live-streamed Zhihu panel review? How about going from live-streaming for the first time to becoming a seasoned veteran, and being invited to stream on other platforms? How about having your husband (@Kyle)'s back stapled with scripts while trying to use tools in the Zhihu video creation toolbox and preparing your first-ever video clip on Zhihu? How about going from managing a small family to managing a small company? How about going from being a fulltime housewife to a weekend mom? How about going from being enabled by Zhihu to representing Zhihu?"

"Be a slash youth (斜杠青年) and discover a bigger world. Devote yourself to looking after your baby while still having the chance to find a stage for the next station of your journey. Growing with Zhihu is about devoting yourself and being rewarded."

"No matter how small you think you are, you will always have the privilege of being seen and heard."

"I am Cecilia. I am a Zhihu content creator."

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any free writing prospectus outside of the United States.

Until                 , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to invest in our ADSs. This prospectus contains information from an industry report and a survey commissioned by us and prepared by China Insights Consultancy, or CIC, an independent research firm.

Overview

“Do you know?”

The question is embedded in Zhihu ( )’s Chinese meaning.

A question is not only a yearning for the undiscovered, but also the start of a journey to learn, engage, and share. Zhihu is an iconic online content community where people come to seek inspiration, find solutions, make decisions, and have fun. On Zhihu, our users explore and enjoy a variety of content from daily lifestyle and entertainment topics such as selecting the best tech gadgets or discussing the most popular games and videos, to sophisticated knowledge and experience such as understanding high-energy physics or alpine skiing, and to preparation for life events and decisions such as finding the right career, starting a family, or expecting a baby. Zhihu has attracted a wide array of content creators, including individuals giving firsthand accounts of their unique experiences, tutors providing valuable exam preparation tips, and hobbyists sharing their expertise. Zhihu goes beyond that first question, and brings people together through their common interests.

What is our mission?

We believe that everyone has a wealth of knowledge, experience, and insights irrespective of background or education. We also believe that people desire to enrich themselves while pursuing their interests, academics, careers, and passion.

Our mission is to empower people to share knowledge, experience, and insights, and to find their own answers.

What makes Zhihu great?

Zhihu is the largest Q&A-inspired online community and one of the top five comprehensive online content communities in China, both in terms of average mobile MAUs and revenue in 2020, according to CIC. Zhihu is also recognized as the most trustworthy online content community and widely regarded as offering the highest-quality content in China, according to the CIC Survey. We pride ourselves as a “marketplace of answers,” steadily accumulating trustworthy content through continuous creation and engagement among our users and content creators over a journey of more than ten years. As of December 31, 2020, we had 43.1 million cumulative content creators, who had contributed 315.3 million questions and answers. Our 75.7 million average MAUs in the fourth quarter of 2020 generated 675.7 million average monthly interactions within our vibrant community during the same period.

Since our inception, we have worked relentlessly to develop Zhihu into a trustworthy content community. Our users and content creators continuously nurture our community and unique content ecosystem; our ecosystem reinforces our culture and upholds our values; and our culture and values attract and retain more users and content creators. This virtuous cycle allows us to amass the collective intelligence of tens of millions of users and content creators, leading to a “wisdom of the crowd” that delivers a fulfilling Zhihu experience.

Our business is underpinned by the following pillars:

•

Our Content and Content Creators. We are content-obsessed. We believe that the quality of our content is fundamental in maintaining the attractiveness and value of our community. The reliability and trustworthiness of our content is constantly enhanced through our AI-powered TopicRank algorithms. The depth and breadth of our community is further enriched by our increasingly diverse content and media formats, from text and image, to audio, video, and live streaming. We have become a content powerhouse where original ideas serve as the source material for comprehensive content creation in the Chinese internet world. We encourage our users to become content creators, and provide multiple channels for our content creators to monetize their contribution in our community. We pride ourselves on our 43.1 million cumulative content creators who had contributed 315.3 million questions and answers as of December 31, 2020.

•

Our Users. We have amassed a large, vibrant, and loyal user base with our attractive content, and are constantly improving our content offerings to enhance user experience. We had 75.7 million average MAUs, 469.0 million average monthly viewers, and 675.7 million average monthly interactions in the fourth quarter of 2020, representing year-over-year increases of 33.0%, 28.2%, and 4.8%, respectively. Our high-quality content has enabled us to expand our user base rapidly at low cost, while maintaining high user engagement and loyalty. For our YanPlus users, the average 12th-month retention rate in 2019 was 72%.

•

Our Content-Centric Monetization. Zhihu is a community where tens of millions of people come to seek inspiration, find solutions, make decisions, and have fun. This leads to a natural avenue for our users, content creators, and business partners to interact and fulfill their needs. We monetize through online advertising, paid membership, content-commerce solutions, and other services such as online education and e-commerce related services. Our online advertising helps merchants and brands deliver advertisements effectively to a vast targeted audience. Our Yan Selection (盐选) membership program provides paying members with unlimited access to our premium content library. Our pioneering content-commerce solutions provide merchants and brands with effective content-based online marketing solutions, which seamlessly integrate high-quality and marketing utilities into our online content community, significantly enhancing marketing efficiency while benefiting users with valuable commercial information. Through our content-centric monetization approach, we create commercial content that are natural extensions and valuable supplements to our content library, collectively contributing to the quality and credibility of our content. Furthermore, we continually identify and introduce new services, such as online education and e-commerce related services, with more to come.

•

Our Technology and Data. We leverage advanced artificial intelligence, big data, and cloud technologies to optimize content creation, distribution, and consumption. Our TopicRank algorithms assess the quality of content based on analysis of users’ credentials and engagement in our community. Our question routing system accurately distributes questions to relevant users. Our feed recommendation and search systems efficiently manage content distribution. Our WaLi (瓦力) monitoring system and WuKong (悟空) anti-spamming system help ensure content appropriateness and a healthy community culture. Our technology and data systems are continuously refined by iteration through the deep pool of data accumulated over our ten years of operations.

•	Our Culture and Brand. We promote a culture of sincerity, expertise, and respect (认真、专业、友善) developed through years of cultivation, fostering a vibrant online community where users contribute and engage while respecting diversity and valuing constructiveness. Embracing all of these values, our Zhihu brand represents trustworthiness in the Chinese internet world.

What have we accomplished?

We started Zhihu as a Q&A-focused online content community a decade ago. Today, Zhihu is the largest Q&A-inspired online community and one of the top five comprehensive online content communities in China, both in terms of average mobile MAUs and revenue in 2020, according to CIC.

As of December 31, 2020, we had accumulated 315.3 million questions and answers contributed by our 43.1 million content creators. Our average MAUs increased by 33.0% from 56.9 million in the fourth quarter of 2019 to 75.7 million in the fourth quarter of 2020.

We are still in an early stage of monetization, with significant runway for growth across multiple new monetization channels. We started to offer online advertising in 2016, introduced paid content in 2018 and our paid Yan Selection membership program in the first half of 2019, and formally launched our content-commerce solutions in early 2020. We continued to expand our content-centric monetization channels in 2020, including offering online education and e-commerce related services. Our revenue increased from RMB670.5 million in 2019 to RMB1.4 billion (US$207.2 million) in 2020. Our net loss was RMB1.0 billion in 2019 and RMB517.6 million (US$79.3 million) in 2020.

Our Market Opportunities

China’s online content market consists of online content communities primarily offering user-generated content (UGC), and other players such as platforms offering professionally generated content (PGC). The market size of China’s online content community in terms of revenue increased from RMB38.6 billion in 2015 to RMB275.8 billion in 2019, and is expected to further increase to RMB1.3 trillion in 2025, representing a CAGR of 30.3% from 2019, outgrowing the overall online content market. The user base of online content community in China has also expanded significantly from 516.2 million in 2015 to 773.0 million in 2019, and is expected to reach 1.0 billion in 2025, according to CIC.

The monetization of China’s online content community market is still in an early stage with significant growth potential. Revenue per user of China’s online content communities was RMB356.7 in 2019, growing five fold since 2015, and is expected to further increase to RMB1,292.4 in 2025, representing a CAGR of 23.9% from 2019.

In addition, online content communities covering a broad spectrum of content verticals which are referred to as comprehensive online content communities, such as companies like Zhihu, are expected to outgrow online content communities focusing on certain verticals in terms of both user base and revenue.

Our Strengths

•	iconic and most trustworthy online content community;

•	ever-growing high-quality user-generated content;

•	fast growing, diverse, and highly engaged user base;

•	innovative and scalable content-centric monetization;

•	superior technology infrastructure and data insights; and

•	visionary management team and strong shareholder base.

Our Strategies

•	enhance content offerings and empower content creators;

•	cultivate our brand;

•	grow our user base;

•	enhance our monetization capabilities;

•	strengthen our technology; and

•	pursue strategic investments and acquisitions.

Corporate History and Structure

Our founder, Mr. Yuan Zhou, founded Zhihu in late 2010. Between 2010 and 2012, Zhihu was a by-invitation-only, Q&A-focused online content community. We opened up registration to the general public in 2013 and have since then grown into one of the largest comprehensive online content communities in China. We started to offer online advertising in 2016, introduced paid content in 2018 and our paid Yan Selection (盐选) membership program in the first half of 2019, and formally launched our content-commerce solutions in early 2020. We have continued to expand our content-centric monetization channels since 2020, including offering online education and e-commerce related services.

We raised capital through seven rounds of equity financing since our establishment, with the most recent round raising over US$400 million in 2019.

The following diagram illustrates our corporate structure, including our principal subsidiaries and our VIE, as of the date of this prospectus.

Notes:

(1)

Immediately after the completion of this offering and the concurrent private placements, assuming the underwriters do not exercise their option to purchase additional ADSs, (i) Yuan Zhou, our founder, chairman of the board of directors, and chief executive officer, will beneficially own 7.0% of our total issued and outstanding ordinary shares and 42.5% of the aggregate voting power; (ii) the other existing principal shareholders, in aggregate, will beneficially own 53.0% of our total of our total issued and outstanding ordinary shares and 32.7% of the aggregate voting power; and (iii) public investors in this offering, in aggregate, will beneficially own 9.8% of our total issued and outstanding ordinary shares and 6.1% of the aggregate voting power.

(2)

Yuan Zhou holds 21.2% of the equity interests in Zhizhe Tianxia. Seven other individual beneficial owners of our company, namely, Zhong Shao, Liang Zhang, Jixin Huang, Shenshen Li, Jinghua Jin, Jie Bai, and Dahai Li, hold an aggregate of 37.3% of the equity interest in Zhizhe Tianxia. Four other beneficial owners of our company, namely, Beijing Chuangxin Fangzhou Technology Co., Ltd., Xiamen Siyuan Investment Management Co., Ltd., Shenzhen Litong Industry Investment Fund Co., Ltd., and Beijing Sogou Information Services Co., Ltd., hold an aggregate of 41.5% of the equity interest in Zhizhe Tianxia.

Our Cayman Islands holding company was established in May 2011. We gained control over Beijing Zhizhe Tianxia Technology Co., Ltd., or Zhizhe Tianxia, through Zhizhe Sihai (Beijing) Technology Co., Ltd., or Beijing WFOE, by entering into a series of contractual arrangements with Zhizhe Tianxia and its shareholders. As a result of our direct ownership in Beijing WFOE and the contractual arrangements with Zhizhe Tianxia, we are regarded as the primary beneficiary of Zhizhe Tianxia, and we treat Zhizhe Tianxia as our consolidated VIE under U.S. GAAP. We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Summary of Risk Factors

Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•	Our business depends on our ability to offer high-quality content that meets user preferences and demands.

•	Failure to maintain and enhance our brand and reputation may impair our ability to expand our user base and content monetization.

•	Our success depends on our ability to attract and maintain an engaged user base.

•	We have incurred net loss and negative operating cash flow in the past, which we may continue to experience in the future.

•	We may not be able to manage our growth effectively, which may compromise the success of our business.

•	We may fail to retain or attract merchants and brands, or increase their spending in our community.

•	We cannot assure you that our new business initiatives and monetization strategies will be successfully implemented.

•	We operate in a highly competitive market, and may not be able to compete effectively.

•	We may fail to keep up with the technological developments.

•	We have been, and may continue to be, subject to claims and allegations relating to intellectual property and other causes.

•	We may not be able to adequately protect our intellectual property rights, which could adversely affect our business and competitive position.

•

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect auditors who are located in China for three consecutive years beginning in 2021. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

Risks Relating to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

•

If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

•

Our contractual arrangements may not be as effective in providing operational control as direct ownership and our VIE shareholders may fail to perform their obligations under our contractual arrangements.

Risks Relating to Doing Business in China

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•	Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business and results of operations.

•	The legal system in China embodies uncertainties which could limit the legal protections available to us.

•

If we fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to our businesses in China, or if we are required to take compliance actions in this regard, our business, financial condition, and results of operations may be materially and adversely affected.

Risks Relating to Our ADSs and This Offering

Risks and uncertainties related to our ADSs and this offering include, but are not limited to, the following:

•	There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

•	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

Implication of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the

Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the New York Stock Exchange corporate governance listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance after we complete this offering.

Corporate Information

Our principal executive offices are located at A5 Xueyuan Road, Haidian District, Beijing 100083, People’s Republic of China. Our telephone number at this address is +86 (10) 8271-6605. Our registered office in the Cayman Islands is located at offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.zhihu.com. The information contained on our website is not a part of this prospectus.

Conventions That Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 8,250,000 additional ADSs representing 4,125,000 Class A ordinary shares from us.

Except where the context otherwise requires, and for purposes of this prospectus only:

•	“ADRs” refers to the American depositary receipts that evidence the ADSs;

•	“ADSs” refers to the American depositary shares, two of which represent one Class A ordinary share;

•

“average monthly active content creators” for a period is calculated by dividing the sum of monthly active content creators for each month during the specified period by the number of months in such period;

•	“average monthly paying members” for a period is calculated by dividing the sum of monthly paying members for each month during the specified period by the number of months in such period;

•	“CAGR” refers to compound annual growth rate;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau, and Taiwan;

•	“Class A ordinary shares” refers to our Class A ordinary shares with a par value of US$0.000125 per share;

•	“Class B ordinary shares” refers to our Class B ordinary shares with a par value of US$0.000125 per share;

•	“content creators” refers to users who have generated at least one piece of content;

•	“interactions” refers to 16 kinds of social interactions in our community, such as upvotes, downvotes, comments, private messages, likes, follows, favorites, and invites;

•	“mobile MAUs” refers to the number of mobile devices that launch our mobile app at least once in a given month;

•	“monthly active content creators” refers to the number of content creators who generate at least one piece of content in a given month;

•	“monthly active users” or “MAUs” refers to the sum of our mobile MAUs and the number of logged-in users who visit our PC or mobile website at least once in a given month, after eliminating duplicates;

•	“monthly paying members” refers to the number of our Yan Selection (盐选) members in a given month;

•

“monthly viewers” refers to the sum of the number of mobile devices that launch our mobile app at least once in a given month and the number of independent cookies that visit our PC or mobile website at least once in a given month. The number of monthly viewers is calculated by treating each distinguishable independent cookie or mobile device as a separate user even though some individuals may access our community with more than one independent cookie or using more than one mobile device and multiple individuals may access our community with the same independent cookie or using the same mobile device;

•	“ordinary shares” or “shares” refers to our Class A ordinary shares and Class B ordinary shares, par value US$0.000125 per share;

•	“paying ratio” for a given period refers to the ratio of our average monthly paying members divided by the average MAUs in the period;

•	“piece of content” refers to any piece of questions, answers, articles, videos, groups, or live streaming in our community;

•	“PGC” refers to professionally generated content;

•	“PUGC” refers to professional user-generated content;

•	“Renminbi” or “RMB” refers to the legal currency of China;

•

“retention rate,” as applied to any cohort of YanPlus users in a given period, refers to the percentage of these YanPlus users who made at least one repeated visit to Zhihu after a certain duration. The “12th-month retention rate” for any cohort of YanPlus users in a given month refers to the retention rate in the 12th month after that month. “YanPlus users” for a given month refers to the active users, each with a Yan value of 290 or above. Yan value is a rating that is assigned to users based on their engagement in our community. As an illustration, we had 28.3 million YanPlus users in December 2019;

•	“UGC” refers to user-generated content;

•	“U.S. dollars” or “US$” refers to the legal currency of the United States;

•	“VIE” refers to variable interest entity, and “our VIE” refers to Beijing Zhizhe Tianxia Technology Co., Ltd., or Zhizhe Tianxia;

•	“WFOE” refers to wholly foreign-owned enterprise, and “Beijing WFOE” refers to Zhizhe Sihai (Beijing) Technology Co., Ltd., or Zhizhe Sihai; and

•	“Zhihu,” “we,” “us,” “our company,” or “our” refers to Zhihu Inc., a Cayman Islands exempted company, and its subsidiaries and the VIE and its subsidiaries, as the context requires.

In this prospectus, city tiers are determined based on a study published in 2017 by China Business Network, a finance media company in China. In particular, tier 1 cities refer to Beijing, Shanghai, Shenzhen, and Guangzhou; new tier 1 cities refer to Chengdu, Chongqing, Hangzhou, Wuhan, Xi’an, Tianjin, Suzhou, Nanjing, Zhengzhou, Changsha, Dongguan, Shenyang, Qingdao, Ningbo, and Dalian; tier 2 cities refer to Kunming, Fuzhou, Wuxi, Xiamen, Jinan, Harbin, Wenzhou, Shijiazhuang, Quanzhou, Nanning, Changchun, Nanchang, Guiyang, Jinhua, Changzhou, Huizhou, Jiaxing, Nantong, Xuzhou, Taiyuan, Zhuhai, Zhongshan, Lanzhou, Taizhou, Shaoxing, Yantai, Foshan, Urumqi, Hefei, and Haikou.

Our reporting currency is Renminbi. This prospectus contains translations from Renminbi to U.S. dollars solely for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at a rate of RMB6.5250 to US$1.00, the exchange rate in effect as of December 31, 2020, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. On March 12, 2021, the exchange rate for Renminbi was RMB6.5081 to US$1.00.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$9.50 and US$11.50 per ADS.

ADSs offered by us	55,000,000 ADSs (or 63,250,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	55,000,000 ADSs (or 63,250,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares issued and outstanding immediately after this offering	279,499,551 ordinary shares, comprised of 260,271,959 Class A ordinary shares and 19,227,592 Class B ordinary shares (or 283,624,551 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full, comprised of 264,396,959 Class A ordinary shares and 19,227,592 Class B ordinary shares) including 11,904,759 Class A ordinary shares that we will issue and sell in the concurrent private placements, calculated based on an assumed initial offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price. This number assumes the conversion, on a one-for-one basis, of all of our outstanding preferred shares into our Class A ordinary shares immediately upon the completion of this offering.

The ADSs	Two ADSs represent one Class A ordinary share, par value US$0.000125 per share.

The depositary will hold the underlying Class A ordinary shares represented by your ADSs. You will have rights as provided in the deposit agreement between us, the depositary, and holders and beneficial owners of ADSs from time to time.

We do not expect to pay any cash dividends on our Class A ordinary shares in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any such exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 8,250,000 additional ADSs.

Concurrent private placements	Concurrently with, and subject to, the completion of this offering, certain investors have agreed to purchase US$250.0 million in Class A ordinary shares from us, including (i) US$100.0 million by Taobao China Holding Limited, an affiliate of Alibaba Group Holding Limited, (ii) US$100.0 million by Purus Innovation Limited, an affiliate of JD.com, Inc., (iii) US$30.0 million by Image Frame Investment (HK) Limited, our shareholder and an affiliate of Tencent Holdings Limited, and (iv) US$20.0 million by Lilith Limited, an affiliate of Lilith Games. The concurrent private placements are each conducted at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-Class A ordinary share ratio. Assuming an initial public offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price, we will issue and sell a total of 11,904,759 Class A ordinary shares in the concurrent private placements. Our proposed issuance and sale of Class A ordinary shares to each investor is being made through private placement pursuant to an exemption from registration with the SEC under Regulation S of the Securities Act. Under the share subscription agreements executed on March 19, 2021, the completion of this offering is the only substantive closing condition precedent for the concurrent private placements, and such private placements will be completed concurrently if this offering is completed. Each of the investors has agreed not to, directly or indirectly, sell, transfer, or dispose of any of the Class A ordinary shares acquired in the concurrent private placements for a period of 180 days after the date of this prospectus, subject to certain exceptions.

Use of proceeds	We expect that we will receive net proceeds of approximately US$801.3 million from this offering and the concurrent private placements, or approximately US$884.7 million if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$10.50 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the concurrent private placements for (i) the development of product and service, (ii) marketing and user growth, (iii) research and development, and (iv) general corporate purposes, including potential strategic investments and acquisitions. See “Use of Proceeds” for more information.

Lockup	We, our directors, executive officers, and our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. In addition, we have agreed not to authorize or permit certain employees who beneficially own a substantial majority of the awards under the 2012 Plan that will become exercisable by the 180th day following the date of this prospectus, to deposit their shares acquired by exercise of options or vesting of other awards with the depositary or otherwise convert such shares into ADSs for sale in the open market, except with prior written consent of the representatives of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. See “Shares Eligible for Future Sales” and “Underwriting.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

Listing	Our ADSs have been approved for listing on the New York Stock Exchange under the symbol “ZH.” Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2021.

Depositary	JPMorgan Chase Bank, N.A.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based on 240,094,792 issued and outstanding ordinary shares (including 220,867,200 Class A ordinary shares and 19,227,592 Class B ordinary shares) as of the date of this prospectus, assuming the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering;

•	includes 27,500,000 Class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs;

•

includes 11,904,759 Class A ordinary shares to be issued in the concurrent private placements, calculated based on an assumed initial offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price; and

•

excludes Class A ordinary shares issuable upon exercise of our outstanding options and vesting of our outstanding restricted shares and Class A ordinary shares reserved for future issuances under our 2012 Incentive Compensation Plan.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations data and summary consolidated cash flow data for the years ended December 31, 2019 and 2020 and summary consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read this “Summary Consolidated Financial and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our summary consolidated statements of operations data for the periods indicated.

	For the Year Ended December 31,
	2019		2020
	RMB	%	RMB	US$	%
	(in thousands, except for percentages, share, and per share data)
Summary Consolidated Statements of Operations Data
Revenue	670,511	100.0	1,352,196	207,233	100.0
Cost of revenue	(358,241)	(53.4)	(594,399)	(91,096)	(44.0)

Gross profit	312,270	46.6	757,797	116,137	56.0
Selling and marketing expenses	(766,465)	(114.3)	(734,753)	(112,606)	(54.3)
Research and development expenses	(351,012)	(52.3)	(329,763)	(50,538)	(24.4)
General and administrative expenses	(253,268)	(37.8)	(296,162)	(45,389)	(21.9)

Total operating expenses	(1,370,745)	(204.4)	(1,360,678)	(208,533)	(100.6)

Loss from operations	(1,058,475)	(157.8)	(602,881)	(92,396)	(44.6)
Investment income	25,035	3.7	56,087	8,596	4.2
Interest income	28,669	4.3	24,751	3,793	1.8
Fair value change of financial instrument	7,132	1.1	(68,818)	(10,547)	(5.1)
Exchange (losses)/gains	(9,216)	(1.4)	62,663	9,604	4.6
Others, net	2,675	0.4	11,728	1,797	0.9

Loss before income tax	(1,004,180)	(149.7)	(516,470)	(79,153)	(38.2)
Income tax expense	(40)	(0.0)	(1,080)	(166)	(0.1)

Net loss	(1,004,220)	(149.7)	(517,550)	(79,319)	(38.3)

Net loss per share
Basic	(22.99)		(18.36)	(2.81)
Diluted	(22.99)		(18.36)	(2.81)
Weighted average shares used in loss per share
Basic	62,249,946		65,279,970	65,279,970
Diluted	62,249,946		65,279,970	65,279,970
Non-GAAP measure:
Adjusted net loss(1)	(824,530)	(123.0)	(337,460)	(51,719)	(25.0)

Note:

(1)

We define adjusted net loss as net loss adjusted for the impact of share-based compensation expenses. Adjusted net loss is not a measure required by, or presented in accordance with, U.S. GAAP. The use of the non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for analysis of, our results of operations or financial condition as reported under U.S. GAAP. For further details, see “—Non-GAAP Financial Measure.”

The following table presents our summary consolidated balance sheet data as of the dates indicated.

	As of December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	900,350	957,820	146,792
Term deposits	1,151,073	1,092,921	167,497
Short-term investments	1,492,180	1,046,000	160,307
Trade receivables	245,943	486,046	74,490
Total current assets	3,901,952	3,720,166	570,141
Total assets	3,984,306	3,761,441	576,467
Accounts payables and accrued liabilities	287,041	501,848	76,912
Salary and welfare payables	206,840	231,847	35,532
Total current liabilities	763,040	1,014,568	155,491
Total liabilities	765,933	1,014,568	155,491
Total mezzanine equity	7,210,614	7,891,348	1,209,401
Total shareholders’ deficit	(3,992,241)	(5,144,475)	(788,425)
Total liabilities, mezzanine equity and shareholders’ deficit	3,984,306	3,761,441	576,467

The following table presents our summary consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data
Net cash used in operating activities	(715,522)	(244,421)	(37,461)
Net cash (used in)/generated from investing activities	(2,102,488)	430,113	65,918
Net cash generated from financing activities	2,997,575	9,286	1,423
Effect of exchange rate changes on cash and cash equivalents	7,491	(137,508)	(21,073)

Net increase in cash and cash equivalents	187,056	57,470	8,807
Cash and cash equivalents at the beginning of the year	713,294	900,350	137,985

Cash and cash equivalents at the end of the year	900,350	957,820	146,792

The following table presents certain of our operating data for the periods indicated.

	For the Three Months Ended December 31,
	2019	2020
Average MAUs (in millions)	56.9	75.7
Average monthly paying members (in thousands)	1,044.1	3,026.3

Non-GAAP Financial Measure

In evaluating our business, we consider and use adjusted net loss, a non-GAAP financial measure, to supplement the review and assessment of our operating performance. We believe that the non-GAAP measure facilitates comparisons of operating performance from period to period and company to company by adjusting for potential impacts of items, which our management considers to be indicative of our operating performance. We believe that adjusted net loss provides useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as it helps our management. Our presentation of adjusted net loss may not be comparable to similarly titled measures presented by other companies. The use of the non-GAAP financial measure has limitations as an analytical tool, and you should not consider it isolation from, or as substitutes for analysis of, our results of operations as reported under U.S. GAAP.

We define adjusted net loss as net loss adjusted for the impact of share-based compensation expenses. Although share-based compensation is an important aspect of the compensation of our employees, we exclude share-based compensation expenses from adjusted net loss primarily because they are non-cash expenses and are partially discretionary in nature. Further, share-based compensation expenses are based on valuations with many underlying assumptions beyond our control that vary over time and may include modifications that may not occur on a predictable cycle, neither of which is necessarily indicative of our ongoing business performance. We believe that it would be useful to exclude share-based compensation expense for investors to better understand the long-term underlying performance of our core operations and to facilitate comparison of our results to our prior periods and to our peer companies. The following table sets forth the reconciliation of adjusted net loss for the years ended December 31, 2019 and 2020 to net loss, the nearest measure prepared in accordance with U.S. GAAP.

	For the Year Ended December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Net loss	(1,004,220)	(517,550)	(79,319)
Add:
Share-based compensation expenses	179,690	180,090	27,600

Adjusted net loss	(824,530)	(337,460)	(51,719)

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition, and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our business depends on our ability to offer high-quality content that meets user preferences and demands.

Our success depends on our ability to offer high-quality content. The breadth, depth, and quality of our content is fundamental in maintaining the attractiveness and value of our community. We rely on our experience from past and current operations to offer, manage, and refine our high-quality content, which may not be effective as user preferences and market trends change. If we are unable to expand into new verticals or further develop existing verticals, our ability to keep our content offerings comprehensive and up-to-date may be adversely affected. The quality of our content may be compromised if we are not able to continue to maintain in-depth and meaningful discussions in our community. If we are unable to keep up with evolving user preferences and demands for both the essence and format of content offerings, such as the trend for video and live streaming content, we may experience a decline in the attractiveness of our content community.

Content creators are critical to our content community. We encourage and support content creators in creating high-quality and trustworthy content to enrich our community, and have established a systematic approach to encouraging users to become content creators. We also provide ongoing support to content creators to encourage ongoing and future creation. Any failure in encouraging, supporting, and incentivizing content creators may materially and adversely affect the breadth, depth, and quality of our content offerings.

We also offer and curate premium content for our paying members through our Yan Selection (盐选) membership program. We plan to expand our premium content through offering a wider variety of high-quality premium content. If our premium content fails to attract users or meet their expectations, we may not be able to increase our paying members, which could materially and adversely affect our business and results of operations.

If we are unable to continue to offer high-quality content and enhance our content offerings, the reputation and attractiveness of our content community could be compromised, and we may experience a decline in our user base, which could materially and adversely affect our business and results of operations.

If we fail to maintain and enhance our brand and reputation, our ability to expand our user base and content monetization could be impaired, and our business and results of operations could be materially and adversely affected.

It is important to maintain and enhance our Zhihu brand and reputation for the success of our online community. Maintaining and enhancing our brand and reputation depends largely on our continued ability to provide high-quality and trustworthy content and maintain our community culture. Our community culture, underpinned by sincerity, expertise, and respect (认真、专业、友善), is critical to the attractiveness of our community and user experience. There is no assurance, however, that we can maintain our community culture along with our fast growth, as new users may not fit well into our culture and could disrupt the good order of our community, which could in turn damage other users’ experience and discourage them from joining, engaging or contributing to, our community. If we are unable to maintain our community culture, the attractiveness of our content community could be diminished.

Our brand and reputation may also be adversely affected by the content or user activities in our community that are perceived as inappropriate, hostile, or illegal, or by information that is perceived as misleading. We may fail to respond expeditiously to such objectionable content or user activity, or otherwise address user concerns. As our community further grows in scale, we may not be able to identify and respond to such content in a timely manner which could erode the trust in our brand and damage our reputation. Any governmental or regulatory inquiry, investigation, or action based on the objectionable content or user activity in our community, our business practices, or failure to comply with laws and regulations, could damage our brand and reputation, regardless of the outcome.

It is also important to maintain a good balance between commercialization and user experience. Our users may find the advertisements or the commercial content in our community irrelevant, unhelpful, or intrusive. If we fail to balance user experience as we further enhance commercialization, our brand and reputation may be adversely affected.

We have experienced, and may continue to experience, governmental, regulatory, investor, media, and other third-party scrutiny of our community, content, copyright, data privacy, or other business practice. Actions of our employees, users, or business partners, or other issues, may also harm our brand and reputation. If we fail to promote and maintain the Zhihu brand or preserve our reputation, or if we incur excessive expenses in this effort, our business, financial condition, and results of operations could be materially and adversely affected.

Our success depends on our ability to attract and maintain an engaged user base.

Our success and continued growth is driven by our fast growing, diverse, and highly engaged user base. We have experienced significant user growth since inception. We had 75.7 million average MAUs in the fourth quarter of 2020, representing a 33.0% increase from the fourth quarter of 2019. Our users also exhibit a high level of engagement through active participation and contribution. We attract and retain users with our high-quality and trustworthy content, and any decline in the breadth, depth, and quality of our content offerings may adversely impact our ability to maintain and further expand a large and engaged user base. We also strategically deploy systematic marketing and user acquisition strategies to complement our natural user acquisition, such as brand marketing, targeted campaigns, and pre-installations on mobile devices, to achieve user growth and increase the engagement of new and existing users. If we experience a decline in the quantity or quality of our content, or our marketing strategies and user growth efforts turn out to be ineffective, we may not be able to acquire more users effectively or may experience a decline in our user base. Furthermore, we benefit from our strong Zhihu brand and reputation as a go-to destination for trustworthy and actionable content, which leads to our low user acquisition costs. Damage to our brand and reputation could materially and adversely affect our user growth and increase our user acquisitions costs.

We have incurred net loss and negative operating cash flow in the past, which we may continue to experience in the future.

We have incurred net loss and negative operating cash flow in the past. In 2019 and 2020, we had net loss of RMB1.0 billion and RMB517.6 million (US$79.3 million) and negative operating cash flow of RMB715.5 million and RMB244.4 million (US$37.5 million), respectively. We cannot assure you that we will be able to generate profits or positive operating cash flow in the future. Our ability to achieve profitability and positive operating cash flow principally depends on our ability to further expand our user base and increase our revenue, but we cannot assure you that our user base will continue to maintain the growth momentum. We also need to continue enhancing our monetization to increase our revenue. We may experience losses and negative operating cash flow in the future due to our continued spending in marketing and cloud services and investments in technology, people, and new initiatives. We incurred in the past and expect to continue to incur in future periods share-based compensation expenses, and we expect our costs and operating expenses to continue to increase in absolute amounts as we expand our business, which may result in future losses. In addition, our ability to achieve and sustain profitability is affected by various factors, some of which are beyond our control, such as changes in macroeconomic conditions or competitive dynamics in the industry. If we cannot effectively maintain or achieve revenue growth at scale, or we are unable to maintain and enhance our profitability and liquidity, our business, financial condition, and results of operations may be materially and adversely affected.

We may not be able to manage our growth effectively, which may compromise the success of our business.

We have experienced rapid growth since our inception. The success of our business largely depends on our ability to effectively maintain our user and revenue growth. We attract and retain users with quality and trustworthy content, and we also strategically deploy marketing and user acquisition strategies to complement our natural user acquisition. As we further expand our business, content offerings, and products and services, we may face challenges in relation to managerial resources, human resources, technological infrastructure, capital resources, and corporate culture arising from our continued growth. Therefore, we need to continually expand and enhance our infrastructure, technological capabilities, operational and financial systems, and other controls and procedures. We also need to expand, train, and manage our growing employee base while maintaining our corporate culture. We cannot assure you that our current infrastructure, systems, procedures, and internal controls will be adequate to support our expanding operations, or that we can continuously manage our relationships with third parties with success. If we fail to manage our expansion effectively, our business, financial condition, results of operations, and prospects may be materially and adversely affected.

If we fail to retain or attract merchants and brands, or increase their spending in our community, our business, financial condition and results of operations may be materially and adversely affected.

We generate revenue primarily from online advertising and content-commerce solutions provided to merchants and brands. In 2019 and 2020, revenue from online advertising and content-commerce solutions accounted for 86.2% and 72.4% of our total revenue, respectively. We cannot assure you that we will be able to retain existing or attract new merchants and brands effectively. If the marketing budgets of merchants and brands decrease, or if they believe that they can achieve better returns elsewhere, we may experience a decline in their spending with us. Our competitors may provide better advertising or content-commerce solutions. If merchants and brands believe that their spending on online content communities do not generate expected returns, they may also switch to other internet channels such as search engines, news platforms, short video platforms, e-commerce platforms, and social media platforms, or other traditional channels such as television, newspapers, and magazines, and reduce or discontinue business with us. Merchants and brands may find online advertising to be ineffective to market their products and services, and competition may lead to a decrease in our fee rates. In addition, our content-commerce solutions, such as Zhi+ solutions, are still at an early stage of development. If the commercial content created through our Zhi+ solutions does not appeal to or is not successfully distributed to the targeted users, this business may not attract sufficient merchants and brands or generate expected revenue. Merchants and brands may have limited experience in content-commerce solutions, and may not be able to utilize our solutions effectively to achieve expected commercial results or otherwise meet their expectation. Furthermore, some of the merchants and brands may have different budget allocation strategies, which may affect their spending on our content-commerce solutions. Failure to retain existing or attract new merchants and brands, develop effective advertising or content-commerce solutions, or increase their spending with us may materially and adversely affect our business, financial condition, and results of operations.

We cannot assure you that our new business initiatives and monetization strategies will be successfully implemented.

Our monetization channels are evolving. In addition to our existing monetization channels, including online advertising, paid membership, and content-commerce solutions, we also plan to further develop other initiatives such as online education and e-commerce. We have a limited track record or experience in generating revenue from content-commerce solutions and other new initiatives. If these monetization strategies fail, we may not be able to maintain or increase our revenue or recover any associated costs, expenses, and expenditures. In addition, we may in the future introduce new services to further diversify our revenue streams, including services with which we have little or no prior operating experience. If these new or enhanced services fail to attract or retain users or to generate sufficient revenue to justify our investments, our business and results of operations may suffer.

We operate in a highly competitive market, and may not be able to compete effectively.

We face significant competition from other online content communities or other players in the market. Some of our competitors have a longer operating history, a lager user base, or greater financial resources than we do. Our competitors may compete with us in a variety of ways, including attracting users and content creators, obtaining or incentivizing the creation of quality content, conducting brand promotions and other marketing activities, and making investments in and acquisitions of our business partners. Except for certain exclusive content in our community, such as Yan Selection (盐选) columns, our content creators are generally free to post their content on our competitors’ communities or platforms, which may divert our user traffic. If any of our competitors achieves greater market acceptance than we do or is able to offer more attractive content, our user base and our market share may decrease, which may materially and adversely affect our business, financial condition, and results of operations.

If we fail to keep up with the technological developments, our business, results of operations, and prospects may be materially and adversely affected.

The online content industry is rapidly evolving with continuous technological changes. Our success will depend on our ability to keep up with the changes in technology. For example, failure to introduce effective content creation utilities to content creators may cause a decline in the volume and quality of our content, which would adversely affect the attractiveness of our community. Moreover, failure to continuously refine our question routing system may lead to difficulties in distributing content to relevant users, which could result in reduced user traffic and user base. We may not be able to execute our technological strategies successfully due to a variety of reasons such as technical difficulties, inaccurate predictions of industry trend and demand, or lack of necessary resources. Failure to keep up with technological development may result in less attractive products and services, which may in turn materially and adversely affect our business, financial condition, results of operations, and prospects.

We have been, and may continue to be, subject to claims and allegations relating to intellectual property and other causes.

Our success depends largely on our ability to operate our business without infringing or otherwise violating third-party rights, including third-party intellectual property rights. Companies in the internet, technology and media industries own, and are seeking to obtain, a large number of patents, copyrights, trademarks, know-how, and trade secrets, and they are frequently involved in litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights, such as trademark and copyrights. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, or services, and such third parties may attempt to enforce such rights against us. Although we have set up screening processes to try to filter out content that is subject to claims of copyright or other intellectual property protection, we may not be able to identify, remove, or disable all potentially infringing content that may exist. As a result, third parties may take action and file claims against us if they believe that certain content available in our community violates their copyrights or other intellectual property rights.

We are presently involved in and expect to continue to be subject to legal or administrative actions for defamation, negligence, copyright and trademark infringement, unfair competition, breach of service terms, or other purported injuries resulting from the content we provide or the nature of our services. Such legal and administrative actions, with or without merits, may be expensive and time-consuming and may result in significant diversion of resources and management attention from our business operations. Furthermore, such legal or administrative actions may adversely affect our brand image and reputation.

We may not be able to adequately protect our intellectual property rights, and any failure to protect our intellectual property rights such as unauthorized use of our intellectual properties by third parties and the expenses incurred in protecting our intellectual property could adversely affect our business and competitive position.

We rely on a combination of patent, trademark, copyright, domain name, and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual properties and brand. Protection of intellectual property rights in China may not be as effective as in other jurisdictions, and, as a result, we may not be able to adequately protect our intellectual property rights, which could adversely affect our business and competitive position. These violations of intellectual property rights, whether or not successfully defended, may also discourage content creation. In addition, any unauthorized use of our intellectual properties by third parties may adversely affect our business and our reputation. In particular, our members may abuse their membership privilege or illegally distribute paid content exclusively available to paid members, which could materially and adversely affect our business. Further, we may have difficulty addressing the threats to our business associated with infringement of our copyrighted content, particularly our premium content. Our content may be potentially subject to unauthorized copying and illegal digital dissemination without an economic return to us. We adopt a variety of measures to mitigate such risks, including by litigation and through technology measures. However, we cannot assure you that such measures will be effective.

In addition, while we typically require our employees, consultants, and contractors who may be involved in the development of intellectual properties to execute agreements assigning such intellectual properties to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual properties that we regard as our own. In addition, such agreements may not be self-executing such that the intellectual properties subject to such agreements may not be assigned to us without additional assignments being executed, and we may fail to obtain such assignments. In addition, such agreements may be breached. Accordingly, we may be forced to bring claims against third parties, or defend claims that they may bring against us related to the ownership of such intellectual properties.

Furthermore, managing or preventing unauthorized use of intellectual properties is difficult and expensive, and we may need to resort to legal proceedings to enforce or defend intellectual properties or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation or proceedings and an adverse determination in any such litigation could result in substantial costs and diversion of resources and management attention.

Advertisements in our community may subject us to penalties and other administrative actions.

We monitor the advertising content shown in our community for purposes of ensuring that the content is in compliance with applicable laws and regulations. In addition, where advertisers are required to obtain special government approvals or registrations for specific types of advertisements prior to delivering such advertisements on the internet, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals, and veterinary pharmaceuticals, we take steps to check or verify that the advertisers have fulfilled requisite government requirements. Non-compliance with these laws and regulations may subject us to penalties, including imposition of fines, confiscation of our advertising income, orders to cease dissemination of the advertisements, and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations by us, PRC governmental authorities may force us to terminate our advertising services or revoke our licenses, and we and responsible persons may incur criminal liability.

We cannot assure you that all content contained in the advertisements shown in our community is in compliance with applicable advertising laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may materially and adversely affect our business, financial condition, results of operations, and prospects.

We depend on service providers to provide services that are critical to our business, which exposes us to various risks that may materially and adversely affect our reputation, business, financial condition, and results of operations.

We currently use numerous third-party or related service providers to provide services that are critical to our businesses. We have engaged third-party or related service providers to provide online payment, content distribution, data support, and other services. For example, if any of these service providers breaches its obligations under the contractual arrangements to provide such service to us, or refuses to renew these service agreements on terms acceptable to us, we may not be able to find a suitable alternative service provider. Similarly, any failure of or significant quality deterioration in such service provider’s service platform or system could materially and adversely affect our user perception and may also result in reduced user visits or cancelation of premium content purchases. If any such risks were to materialize, our reputation, business, financial condition, and results of operations could be materially and adversely affected.

Any significant disruption to our technology infrastructure or our failure to maintain the satisfactory performance, security, and integrity of our technology infrastructure would adversely affect user experience and harm our reputation.

Our ability to provide users with high-quality experience depends on the continuous and reliable operation of our IT systems and cloud infrastructure, the failure of which may significantly impair our user experience and decrease the overall attractiveness of our community to both users and advertisers. Disruptions, failures, or unscheduled service interruptions could hurt our reputation and cause our users and advertising clients to choose our competitors’ platforms. Our IT systems are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunications failures, undetected errors in software, computer viruses, hacking, and other attempts to harm our systems. These interruptions may be due to unforeseen events that are beyond our control or the control of our third-party service providers. We have experienced general intermittent interruptions in the past, and may continue to experience similar interruptions in the future despite our continuous efforts to improve our IT systems. Since we host our servers at third-party internet data centers, any natural disaster or unexpected closure of internet data centers operated by third-party providers may result in lengthy service interruptions.

If we experience frequent or persistent service disruptions, whether caused by failures of our own systems or those of third-party service providers, our users’ experience with us may be negatively affected, which in turn, may materially and adversely affect our reputation. We cannot assure you that we will be successful in minimizing the frequency or duration of service interruptions.

Any compromise of the cybersecurity of our online community could materially and adversely affect our business, operations, and reputation.

Our products and services involve the storage and transmission of users’ and other customers’ information, and security breaches or vulnerabilities affecting our or our vendors’ technology, products, and systems could expose us to a risk of loss of this information, litigation, and potential liability. We experience cyber-attacks of varying degrees from time to time, and we have been able to rectify attacks without significant impact to our operations in the past. We use third-party technology and systems for a variety of reasons, such as data storage and transmission, cloud services, and other functions. Some of such systems have experienced past security breaches, and, although they did not have a material adverse effect on our operating results, we cannot assure you a similar result in the future. Our security measures may also be breached due to employee error, malfeasance, or otherwise. Additionally, outside parties may attempt to fraudulently induce employees, users, or other customers to disclose sensitive information in order to gain access to our data or our users’ or other customers’ data or accounts, or may otherwise obtain access to such data or accounts. Because the techniques used to obtain unauthorized access, disable, or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, we could lose users and other customers, and may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could materially and adversely affect our business, reputation, and results of operations.

Non-compliance on the part of our employees, business partners, or other third parties involved in our business could adversely affect our business.

Our compliance controls, policies, and procedures may not protect us from acts of our employees, business partners, or other third-parties that violate the laws or regulations of the jurisdictions in which we operate, which may adversely affect our business. In addition, our business partners may be subject to regulatory penalties or punishments because of their regulatory compliance failures, which may, directly or indirectly, disrupt our business. We identify irregularities or non-compliance in the business practices of any parties with whom we pursue existing or future cooperation and we cannot assure you that any of these irregularities will be corrected in a prompt and proper manner. The legal liabilities and regulatory actions on our business partners or other third parties involved in our business may affect our business activities and reputation and in turn, our results of operations.

If content in our online community is found to be objectionable or in violation of any PRC laws or regulations, we may be subject to administrative actions or negative publicity.

Content in our community may draw social attention, which may cause controversies. Moreover, the PRC government and regulatory authorities have adopted regulations governing content and information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent, violent, or defamatory. Internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as “socially destabilizing” or leaking “state secrets” of China. The PRC government and regulatory authorities strengthen the regulation on internet content from time to time. For example, the PRC Cybersecurity Law, which took effect on June 1, 2017, provides that, among other things, a network operator must keep record of and report any instances of public dissemination of prohibited content and failure to do so may result in revocation of its ICP License and termination of business. With respect to audio-visual and live streaming content, the Circular on Issues Concerning Strengthening the Administration of Online Live Streaming of Audio-Visual Programs requires online audio-visual live streaming service providers to monitor the living streaming content, and to have an established emergency reaction plan to replace content that violates PRC laws and regulations. The Administrative Regulations on Online Live Streaming Services require online live streaming service providers to establish review platforms for live streaming content. In addition, the Administrative Provisions on Online Audio-Visual Information Services provide that online audio-visual information service providers are the principals responsible for managing the security of information content, and should establish and improve their internal policies on user registration, scrutiny of information publication, and information security management, and that they must report users’ production, publication, and dissemination of prohibited content. Moreover, the Regulations on Administration of Network Short Video Platforms require that all short videos to be reviewed before being broadcasted. Any failure to comply with the aforementioned regulations may cause negative publicity and subject us to fines or other penalties, which could materially and adversely affect our business, reputation, and results of operations. We have been fined and subject to other penalties imposed by the relevant authorities, including removal or suspension of our apps from mobile app stores, due to illegal content in our community. For example, in March 2018, per order by Beijing Cybersecurity Administration, our Zhihu app was temporarily removed from Apple’s and Android’s app stores for seven days due to dissemination of inappropriate information and mismanagement of the community. In addition, the PRC regulatory authorities may conduct supervisory interviews with internet content providers, including us, regarding content deemed to be inappropriate or objectionable. We have been subject to, and expect to continue to be subject to, supervisory interviews from time to time, which may cause negative publicity and harm our reputation. For more information on relevant laws and regulations, see “Regulation—Regulations Relating to Internet Audio-Visual Program Services,” and “Regulation—Regulations Relating to Information Security.”

We cannot assure you that we can identify all objectionable or illicit content due to the large amount of content uploaded by our users every day. Failure to identify and prevent illegal or inappropriate content from being uploaded to our community may subject us to negative publicity or liability, such as limiting the dissemination of content, and suspension or removal from app distribution channels.

Laws and rules, governmental or judicial interpretations, and implementations may change in a manner that could render our current efforts insufficient. If government actions or sanctions are brought or pending against us, or if there is publicity that government actions or sanctions have been brought or otherwise are pending against us, our reputation and brand image could be harmed, we may lose users and business partners, and our revenue and results of operation may be materially and adversely affected.

Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We collect personal data from our users in order to better understand our users and their needs. Concerns about the collection, use, disclosure, or security of personal information or other privacy-related matters, even for those without merit, could damage our reputation, cause us to lose users and adversely affect our business and results of operations. We are required by privacy and data protection laws in China and other jurisdictions, including, without limitation, the PRC Cybersecurity Law, to ensure the confidentiality, integrity and availability of the information of our users, members, advertising customers, and third-party content providers, which is also essential to maintaining their confidence in our services. However, the interpretation and implementation of such laws in China and elsewhere are often uncertain and in flux.

In November 2016, the Standing Committee of the National People’s Congress promulgated the PRC Cybersecurity Law, which provides that network operators must meet their cybersecurity obligations and must take technical measures and other necessary measures to protect the safety and stability of their networks. The PRC Cybersecurity Law is relatively new and subject to interpretation by the regulator. Although we only gain access to user information that is necessary for, and relevant to, the services provided, the data we obtain and use may include information that is deemed as “personal information” under the PRC Cybersecurity Law and related data privacy and protection laws and regulations. See “Regulation—Regulations Relating to Information Security.”

While we take measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. The activities of third parties, such as our users, merchants, brands, and other business partners are beyond our control. If any of these parties violate the PRC Cybersecurity Law and related laws and regulations, or fail to fully comply with the service agreements with us, or if any of our employees fails to comply with our internal control measures and misuses the information, we may be subject to regulatory actions. Any failure or perceived failure to comply with all applicable data privacy and protection laws and regulations, or any failure or perceived failure of our business partners to do so, or any failure or perceived failure of our employees to comply with our internal control measures, may result in negative publicity and legal proceedings or regulatory actions against us, and could damage our reputation, discourage current and potential users and business partners from using our services and subject us to claims, fines, and damages, which could have a material adverse effect on our business and results of operations.

New laws or regulations concerning data protection, or the interpretation and implementation of existing consumer and data protection laws or regulations, which is often uncertain and in flux, may be inconsistent with our practices. The introduction of new products or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. Complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

Many of our products and services utilize open-source software, which may pose particular risks to our proprietary software, products and services in a manner that negatively affects our business.

We use open source software in our products and services and will continue to use open source software in the future. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we may face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully.

Our success depends on the efforts of our key employees, including our senior management members and other technology talents. If we fail to hire, retain, and motivate our key employees, our business may suffer.

We depend on the continued contributions of our senior management and other key employees, many of whom are difficult to replace. The loss of the services of any of our executive officers or other key employees could harm our business. Competition for qualified talent in China is intense, particularly in the content-related internet and technology industries. Our future success depends on our ability to attract a large number of qualified employees and retain existing key employees. If we are unable to do so, our business and growth may be materially and adversely affected and the trading price of our ADSs could suffer. Our need to significantly increase the number of our qualified employees and retain key employees may cause us to materially increase compensation-related costs, including stock-based compensation.

We have granted, and may continue to grant, options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

We adopted an equity incentive plan in 2012, or the 2012 Plan. For the years ended December 31, 2019 and 2020, we recorded RMB179.7 million and RMB180.1 million (US$27.6 million), respectively, in share-based compensation expenses. Competition for highly skilled personnel is often intense and we may incur significant costs or may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

We may incur loss from our investment in wealth management products, and our significant deposits may be at risk if the banks or wealth management agencies where we make our deposits have liquidity issues.

We invest in wealth management products from time to time, which generate investment income. Our investment in wealth management products are associated with various risks. Firstly, under PRC law, banks and wealth management agencies are not allowed to contractually promise that the wealth management products that they offer are principal-guaranteed or will yield interest income. Secondly, we are subject to risks that any of the banks or wealth management agencies that sell us wealth management products may not perform their contractual obligations, for example, in the event of insolvency. As a result, the income generated from and the market value of the wealth management products that we purchase may be adversely affected. The aforementioned risks are subject to market and economic conditions and may significantly increase in an unstable macroeconomic environment. Government policies affecting wealth management products and our investment policy may also change in ways unfavorable to us. As we may continue to invest in such wealth management products, if any of the above adverse events occur, the products may fail to generate our expected return and we may even incur loss as a result.

We are subject to payment processing risk.

Our members pay for our service using a variety of different online payment methods. We rely on third parties to process such payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted.

We also do not have control over the security measures of our third-party payment service providers, and security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized internet security breach were to occur, users concerned about the security of their online payments may become reluctant to purchase our products and services through payment service providers even if the publicized breach did not involve payment systems or methods used by us. If any of the above were to occur and damage our reputation or the perceived security of the payment systems that we use, we may lose paying users as they may be discouraged from purchasing products or services in our community, which may adversely affect our business and results of operations.

If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2019 and 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting and other control deficiencies. The material weakness identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate understanding and knowledge of U.S. GAAP to handle complex accounting issues and to establish and implement key controls over period end closing and financial reporting to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act of 2002 for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses or control deficiencies may have been identified.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2022. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other or more material weaknesses or deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions.

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. According to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB.

The SEC has not yet proposed rules relating to the implementation of the HFCAA. There could be additional regulatory or legislative requirements or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition the requirements of the HFCAA are uncertain. Such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCAA. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.

The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares or ADSs are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in China or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in China of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in jurisdictions outside China are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States or other jurisdictions may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the PRC territory, and without the consent by the Chinese securities regulatory authorities and the other competent governmental agencies, no entity or individual may provide documents or materials related to securities business to any foreign party. While detailed interpretation of or implementation rules under the article have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China and the potential obstacles for information provision may further increase difficulties faced by you in protecting your interests. See also “—Risks Relating to Our ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

Proceedings instituted by the SEC against PRC-based “big four” accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011 the PRC-based “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S.-listed companies operating and audited in China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future non-compliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the PRC-based “big four” accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to be not in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business, financial condition, and results of operations.

The global macroeconomic environment is facing challenges. The growth rate of the Chinese economy has gradually slowed in recent years and the trend may continue. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns on the relationship among China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations, and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect our business, financial condition, results of operations, and prospects.

We lease premises in China in various locations. With respect to certain leased premises, the lessors did not have or provide us with property ownership certificates or other documents evidencing their rights to lease such premises to us. Therefore, we cannot assure that we will not be subject to any challenges, lawsuits, or other actions taken against us with respect to our leased premises for which the relevant lessors do not have valid title or right to lease. If our lessors’ right to lease premises is successfully challenged by any third party, our lease agreements may not be enforceable and we may be forced to vacate the premise and relocate to a different premise.

We have not registered any of our lease agreements with the relevant government authorities. Under the relevant PRC laws and regulations, all lease agreements are required to be registered and filed with the relevant government authority. The failure to register the lease agreements for our leased properties will not affect the validity of these lease agreements, but the relevant government authorities may order us to register the lease agreements in a prescribed period of time and impose a fine ranging from RMB1,000 to RMB10,000 for each non-registered lease if we fail to complete the registration within the prescribed timeframe.

Our insurance coverage may not be adequate, which could expose us to costs and business disruption.

We do not have any business liability or disruption insurance coverage for our operations in China. Any material or extended business disruption may result in substantial costs and expenses and the diversion of our resources, financial, managerial, or otherwise, which could have an adverse effect on our business, results of operations, financial condition, and prospects.

We face risks related to natural disasters, health epidemics, and other outbreaks, which could significantly disrupt our operations.

Our business could be adversely affected by the effects of epidemics. The COVID-19 pandemic has caused, and may continue to cause, us and certain of our business partners to implement adjustment of work arrangements enabling employees to work from home and collaborate remotely. We have taken measures to reduce the negative impact of the COVID-19 pandemic, including upgrading our telecommuting system or monitoring our employees’ health on a daily basis. However, we might still be subject to related impact, such as travel restrictions and delay or cancelation in our offline events, which may adversely affect our service quality. As a result, our business, financial condition, and results of operations have been adversely affected. For example, we experienced negative impact on our advertising revenue in the first half of 2020. Although our advertising revenue increased by 22.7% to RMB293.0 million (US$44.9 million) in the first half of 2020 from RMB238.8 million in the first half of 2019, a higher growth rate might have been achieved if the COVID-19 pandemic had not taken place. We may continue to experience negative impact due to the COVID-19 pandemic. The extent to which the COVID-19 pandemic affects our operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the coronavirus, such as the availability of effective vaccines or cure, among others.

In recent years, there have been other breakouts of epidemics in China and globally. Our operations could be disrupted if one of our employees is suspected of having H1N1 flu, avian flu, or another epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the PRC economy in general.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

Any future outbreak of contagious diseases, extreme unexpected bad weather or natural disasters would adversely affect our offline events. If there is a recurrence of an outbreak of certain contagious diseases or natural disasters, the offline events operated by us may be canceled or delayed. Government advices regarding, or restrictions on, holding offline events, in the event of an outbreak of any contagious disease or occurrence of natural disasters may have a material adverse effect on our business and operating results.

The current tensions in international trade and rising political tensions, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Recently there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by the U.S. government in August 2020 that prohibit certain transactions with certain selected leading Chinese internet companies as well as their products. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities between the two major economies. Such tensions between the United States and China, and any escalation thereof, may have a negative impact on the general, economic, political, and social conditions in China and, in turn, adversely impacting our business, financial condition, and results of operations.

We may be subject to regulatory actions or legal proceedings in the ordinary course of our business. If the outcomes of these regulatory actions or legal proceedings are adverse to us, it could have a material adverse effect on our business, results of operations, and financial condition.

We may be subject to regulatory actions, litigation, disputes or claims of various types brought by relevant regulatory authorities or our competitors, users, content creators, employees, or other third parties against us in the ordinary course of our business. Such regulatory actions, disputes, allegations, complaints, or legal proceedings may damage our reputation, evolve into litigations or otherwise have a material adverse impact on our reputation and business. Litigation is expensive, may subject us to the risk of significant damages, requires significant managerial resources and attention, and could materially and adversely affect our business, financial condition, and results of operations. The outcomes of actions we institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our reputation, which may adversely affect our user base.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of internet-based businesses, such as provision of commercial internet information services, commercial internet culture activities, and internet audio-visual program is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication enterprise (except for e-commerce, domestic multi-party communications, storage-forwarding, and call centers) and the main foreign investor of such enterprise must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Edition) issued on June 23, 2020 and effective on July 23, 2020, by the National Development and Reform Commission, or the NDRC, and the PRC Ministry of Commerce, and other applicable laws and regulations. In addition, foreign investors are prohibited from investing in enterprises engaging in internet culture activities except for music and providing internet audio-visual program services.

We are a company incorporated under the laws of the Cayman Islands. To comply with PRC laws and regulations, we conduct our internet-related business in China through our VIE incorporated in China. Our VIE is owned by PRC citizens or entities who are our founder, co-founders, or beneficially owned or controlled by our shareholders, with whom we have contractual arrangements. The contractual arrangements give us effective control over our VIE and enable us to obtain substantially all of the economic benefits arising from our VIE as well as consolidate the financial results of our VIE in our results of operations. Although the structure we have adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, the PRC government may not agree that these arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. Our VIE and its subsidiaries hold the licenses, approvals, and key assets that are essential for the operations of certain of our businesses.

In the opinion of Han Kun Law Offices, our PRC legal counsel, (i) the ownership structures of the Beijing WFOE and our VIE in China, both currently and immediately after giving effect to this offering, do not violate any applicable PRC law, regulations, or rules currently in effect, and (ii) subject to the risks as disclosed in “—Risks Relating to Our Corporate Structure” and “Corporate History and Structure,” each agreement of the contractual arrangements between Beijing WFOE, our VIE and its equity holders governed by PRC law are valid, binding, and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect and does not violate any applicable PRC law currently in effect. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. The relevant PRC regulatory authorities have broad discretion in determining whether a particular contractual structure violates PRC laws and regulations. Thus, we cannot assure you that the PRC government will not ultimately take a view contrary to the opinion of Han Kun Law Offices. If we are found in violation of any PRC laws or regulations or if the contractual arrangements among the Beijing WFOE, our VIE, and its equity holders are determined as illegal or invalid by any PRC court, arbitral tribunal or regulatory authorities, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

•	revoke the agreements constituting the contractual arrangements;

•	revoke our business and operating licenses;

•	require us to discontinue or restrict operations;

•	restrict our right to collect revenue;

•	restrict or prohibit our use of the proceeds from our public offering to fund our business and operations in China;

•	shut down all or part of our websites, apps, or services;

•	levy fines on us or confiscate the proceeds that they deem to have been obtained through non-compliant operations;

•	require us to restructure the operations in such a way as to compel us to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff, and assets;

•	impose additional conditions or requirements with which we may not be able to comply; or

•	take other regulatory or enforcement actions that could be harmful to our business.

Furthermore, any of the equity interest in our VIE under the name of any record equity holder of our VIE may be put under court custody in connection with litigation, arbitration, or other judicial or dispute resolution proceedings against that record holder. We cannot be certain that the equity interest will be disposed of in accordance with the contractual arrangements. In addition, new PRC laws, rules, and regulations may be introduced to impose additional requirements that may impose additional challenges to our corporate structure and contractual arrangements. The occurrence of any of these events or the imposition of any of these penalties may materially and adversely affect our ability to conduct internet-related businesses. In addition, if the imposition of any of these penalties causes us to be unable to direct the activities of our VIE and its subsidiaries or the right to receive their economic benefits, we would no longer be able to consolidate our VIE into our financial statements, which could materially and adversely affect our financial condition and results of operations.

Our contractual arrangements may not be as effective in providing operational control as direct ownership and our VIE shareholders may fail to perform their obligations under our contractual arrangements.

Since PRC laws limit foreign equity ownership in certain businesses in China, we operate such businesses in China through our VIE, in which we have no ownership interest and rely on a series of contractual arrangements with our VIE and its respective equity holders to control and operate these businesses. Our revenue and cash flow from our such businesses are attributed to our VIE. The contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. Direct ownership would allow us, for example, to directly or indirectly exercise our rights as a shareholder to effect changes in the boards of directors of our VIE, which, in turn, could effect changes, subject to any applicable fiduciary obligations at the management level. However, under the contractual arrangements, as a legal matter, if our VIE or its equity holders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce those arrangements and resort to litigation or arbitration and rely on legal remedies under PRC laws. These remedies may include seeking specific performance or injunctive relief and claiming damages, any of which may not be effective. In the event we are unable to enforce these contractual arrangements or we experience significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE and may lose control over the assets owned by our VIE. As a result, we may be unable to consolidate our VIE in our consolidated financial statements, which could materially and adversely affect our financial condition and results of operations.

Our current corporate structure and business operations may be affected by the Foreign Investment Law.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Rules of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People’s Court became effective on January 1, 2020. Since the Foreign Investment Law and its current implementation and interpretation rules are relatively new, uncertainties still exist in relation to their further application and improvement. According to the Foreign Investment Law, “foreign investment” refers to investment activities carried out directly or indirectly by foreign natural persons, enterprises, or other organizations, or “foreign investors,” including the following: (i) foreign investors establishing foreign-invested enterprises in China alone or collectively with other investors; (ii) foreign investors acquiring shares, equities, properties, or other similar rights of Chinese domestic enterprises; (iii) foreign investors investing in new projects in China alone or collectively with other investors; and (iv) foreign investors investing through other ways prescribed by laws, regulations, or guidelines of the State Council. The Foreign Investment Law and its current implementation and interpretation rules do not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under the definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations, or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations, or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that our control over our VIE through contractual arrangements will not be deemed as a foreign investment in the future.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list.” The Foreign Investment Law provides that foreign-invested entities operating in “restricted” industries will require market entry clearance and other approvals from relevant PRC government authorities. Pursuant to the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Edition), the value-added telecommunication services we provide fall within the restricted category. It remains unclear that whether the “negative list” to be published pursuant to the Foreign Investment Law will differ from the current Negative List. If our control over our VIE through contractual arrangements is deemed as a foreign investment in the future, and any business of our VIE is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operations.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals, and assets held by our VIE, which could, render us unable to conduct some or all of our business operations and constrain our growth.

Our VIE and its subsidiaries hold licenses, approvals, and assets that are necessary for the operation of certain of our businesses, as well as equity interests in a series of our portfolio companies, to which foreign investments are typically restricted or prohibited under applicable PRC law. The contractual arrangements contain terms that specifically obligate the equity holders of our VIE to ensure the valid existence of our VIE and restrict the disposition of material assets or any equity interest of our VIE. However, in the event the equity holders of our VIE breach the terms of these contractual arrangements and voluntarily liquidate our VIE, or our VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to operate some or all of our businesses or otherwise benefit from the assets held by our VIE, which could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, if our VIE undergoes a voluntary or involuntary liquidation proceeding, its equity holders or unrelated third-party creditors may claim rights to some or all of the assets of our VIE, thereby hindering our ability to operate our business as well as constrain our growth.

The contractual arrangements with our VIE may be subject to scrutiny by the tax authorities in China. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated profit and the value of your investment.

The tax regime in China is rapidly evolving, and there is significant uncertainty for taxpayers in China as PRC tax laws may be interpreted in significantly different ways. The PRC tax authorities may assert that we or our subsidiaries or our VIE owe and/or are required to pay additional taxes on previous or future revenue or income. In particular, under applicable PRC laws, rules, and regulations, arrangements and transactions among related parties, such as the contractual arrangements with our VIE, may be subject to audit or challenge by the PRC tax authorities. If the PRC tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the PRC tax liabilities of the relevant subsidiaries and/or our VIE could be increased, which could increase our overall tax liabilities. In addition, the PRC tax authorities may impose late payment interest. Our profit may be materially reduced if our tax liabilities increase.

The equity holders, directors, and executive officers of the VIE, as well as our employees who execute other strategic initiatives may have potential conflicts of interest with our company.

The PRC laws provide that a director and an executive officer owes a fiduciary duty to the company he or she directs or manages. The directors and executive officers of our VIE must act in good faith and in the best interests of our VIE and must not use their respective positions for personal gain. On the other hand, directors of our company have a duty of care and loyalty to our company and to our shareholders as a whole under Cayman Islands law. We control our VIE through contractual arrangements, and the business and operations of our VIE are closely integrated with the business and operations of our subsidiaries. Nonetheless, conflicts of interests for these persons may arise due to dual roles both as directors and executive officers of our VIE and as directors or employees of our company, and may also arise due to dual roles both as equity holders of our VIE and as directors or employees of our company.

We cannot assure you that these persons will always act in the best interests of our company should any conflicts of interest arise, or that any conflicts of interest will always be resolved in our favor. We also cannot assure you that these persons will ensure that our VIE will not breach the existing contractual arrangements. If we cannot resolve any such conflicts of interest or any related disputes, we would have to rely on legal proceedings to resolve these disputes and/or take enforcement action under the contractual arrangements. There is substantial uncertainty as to the outcome of any such legal proceedings. See “—We may lose the ability to use, or otherwise benefit from, the licenses, approvals, and assets held by our VIE, which could, render us unable to conduct some or all of our business operations and constrain our growth” above.

If we exercise the option to acquire equity ownership of our VIE, the ownership transfer may subject us to certain limitations and substantial costs.

Pursuant to the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Edition), foreign investors are not allowed to hold more than 50% of the equity interests of any company providing value-added telecommunications services, including ICP services, with the exception of e-commerce, domestic multi-party communications, storage-forwarding, and call centers businesses. Pursuant to the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council, the main foreign investor who invests in a value-added telecommunications business in China must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas, or the Qualification Requirements. Currently none of the applicable PRC laws, regulations, or rules provides clear guidance or interpretation on the Qualification Requirements. We face the risk of not satisfying the requirement promptly. In addition, the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Edition) prohibits foreign investors from investing in internet audio-visual program services and internet culture activities with the exception of music. If the PRC laws were revised to allow foreign investors to invest in enterprises with internet audio-visual program or internet culture activities businesses in China, or to hold more than 50% of the equity interests of value-added telecommunications enterprises, due to the necessity of ICP services for internet audio-visual program services and internet cultural activities, we might be unable to unwind the contractual arrangements before we were able to comply with the Qualification Requirements, or if we attempt to unwind the contractual arrangements before we are able to comply with the Qualification Requirements we may be ineligible to operate our value-added telecommunication, internet audio-visual program, and internet culture activities businesses and may be forced to suspend their operations, which could materially and adversely affect our business, financial condition, and results of operations.

Pursuant to the contractual arrangements, we have the exclusive right to purchase all or any part of the equity interests in our VIE from the respective equity holders for a nominal price, unless the relevant government authorities or PRC laws request that the equity interests be evaluated upon purchase and in which case the purchase price shall be adjusted based on the evaluation result. Subject to relevant laws and regulations, the respective equity holders shall return any amount of purchase price they have received to Beijing WFOE. If such a return of purchase price takes place, the competent tax authority may require Beijing WFOE to pay enterprise income tax for ownership transfer income, in which case the amount of tax could be substantial.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business and results of operations.

Substantially all of our operations are conducted in China. Accordingly, our results of operations, financial condition, and prospects are influenced by economic, political, and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue. The growth of the Chinese economy may not continue at a rate experienced in the past, and the impact of COVID-19 on the Chinese economy may continue. Any prolonged slowdown in the Chinese economy may reduce the demand for our services and materially and adversely affect our business and results of operations. Furthermore, any adverse changes in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on China’s overall economic growth. Such developments could adversely affect our business and results of operations, lead to reduction in demand for our products and services and adversely affect our competitive position.

The legal system in China embodies uncertainties which could limit the legal protections available to us or impose additional requirements and obligations on our business, which may materially and adversely affect our business, financial condition, and results of operations.

We conduct our business primarily through our PRC subsidiaries and VIE in China. Our operations in China are governed by PRC laws and regulations. The legal system in China is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases may be cited for reference but have less precedential value. The legal system in China evolves rapidly, and the interpretations of laws, regulations, and rules may contain inconsistencies. However, these laws, regulations, and legal requirements are constantly changing and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us. In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to internet-related industries, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations. Furthermore, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

In addition, new laws and regulations may be enacted from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to our businesses. In particular, the PRC government authorities may continue to promulgate new laws, regulations, rules and guidelines governing internet companies with respect to a wide range of issues, such as intellectual property, competition and antitrust, privacy and data protection, and other matters, which may result in additional obligations imposed on us. Compliance with these laws, regulations, rules, guidelines, and implementations may be costly, and any incompliance or associated inquiries, investigations, and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, subject us to liabilities or administrative penalties, or materially and adversely affect our business, financial condition, and results of operations.

If we fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment applicable to our businesses in China, or if we are required to take compliance actions in this regard, our business, financial condition, and results of operations may be materially and adversely affected.

The internet and mobile internet industries in China are highly regulated. Our VIE and its subsidiaries are required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide their current services. Under the current PRC regulatory regime, a number of regulatory authorities, including, but not limited to, the PRC National Radio and Television Administration, or the NRTA, the PRC Ministry of Culture and Tourism, the MIIT, the PRC State Council Information Office, and the Cyberspace Administration of China, jointly regulate all major aspects of the internet industry, including the mobile internet and online content communities. Operators must obtain various government approvals and licenses for relevant business.

We have obtained Value-Added Telecommunication Business Operating Licenses, or ICP Licenses, for the provision of commercial internet information services, Internet Cultural Business Licenses, or ICB Licenses, for commercial internet culture activities, Radio and TV Programs Production and Operation Licenses, a license for non-commercial internet medicine information services, and a license for publication operation through our VIE and its subsidiaries.

We offer content in various formats, including certain video and live streaming content on our Zhihu app and website operated by our VIE, and we plan to continue to offer video and live streaming content in our community. If such content offerings are considered as online transmission of audio and video programs, we may be required to obtain a Permit for Transmission of Audio-Visual Programs via Information Network, or an Audio-Visual Permit. We have obtained an Audio-Visual Permit through Beijing Leimeng Shengtong Cultural Development Co., Ltd., or Leimeng Shengtong, a subsidiary of our VIE. However, if the PRC regulatory authorities deem that we are not in compliance with the relevant legal requirements to hold a valid Audio-Visual Permit to cover the video and live streaming content in our community, we may be subject to fines, penalties, and/or orders to cease offering video and live streaming content, shut down website or revoke licenses, which may materially and adversely affect our business, financial condition, and results of operations. In addition, certain information posted on our Zhihu app and website by our users may be viewed as news information and the transmission of such information may be deemed as internet news information services, thereby requiring us to obtain an internet news information license. We cannot assure you that we will be able to obtain all the licenses necessary for our business operations if and when we are required to do so. Moreover, as we further develop and expand our business, we may need to obtain additional qualifications, permits, approvals, or licenses. We may be required to obtain additional licenses or approvals if the PRC government adopts more stringent policies or regulations for our business. There is no assurance that we will be able to obtain such additional qualifications, permits, approvals, or licenses in a timely manner, or at all.

These licenses are essential to the operation of our business and are generally subject to regular government review or renewal. We cannot assure you that we will be able to maintain our existing licenses or permits necessary for our business operations, update information (such as website, apps, or legal representative) on file, or renew any of them when their current term expires. For example, due to a change of legal representative of Leimeng Shengtong, Leimeng Shengtong is in the process of updating the information on file for its Audio-Visual Permit and may be required to update its ICP License and ICB License as well.

In addition, considerable uncertainties exist in relation to the interpretation and implementation of existing and future laws and regulations governing our business activities. We could be found not in compliance with any future laws and regulations or of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations. If we fail to complete, obtain, or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, such as confiscation of unlawful gains, the imposition of fines, revocation of licenses, and the discontinuation or restriction of our operations. Any such penalties or changes in policies, regulations, or enforcement by government authorities, may disrupt our operations and materially and adversely affect our business, financial condition, and results of operations.

We may be classified as a “PRC resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the People’s Republic of China Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, an enterprise established outside China whose “de facto management body” is located in China is considered a “PRC resident enterprise” and will generally be subject to the uniform 25% enterprise income tax rate, or the EIT rate, on its global income. Under the implementation rules of the EIT Law, “de facto management body” is defined as the organization body that effectively exercises full management and control over such aspects as the business operations, personnel, accounting and properties of the enterprise.

On April 22, 2009, State Administration of Taxation, or SAT, released the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as People’s Republic of China Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, that sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of China and controlled by PRC enterprises or PRC enterprise groups is located within China. Further to SAT Circular 82, on July 27, 2011, SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82; the bulletin became effective on September 1, 2011 and revised on June 15, 2018. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures.

Under Circular 82, a foreign enterprise controlled by a PRC enterprise or PRC enterprise group is considered a PRC resident enterprise if all of the following apply: (i) the senior management and core management departments in charge of daily operations are located mainly within China; (ii) financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) major assets, accounting books, company seals, and minutes and files of board and shareholders’ meetings are located or kept within China; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside within China. SAT Bulletin 45 specifies that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the PRC controlled offshore incorporated enterprise.

Although Circular 82 and SAT Bulletin 45 explicitly provide that the above standards only apply to enterprises which are registered outside of China and controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, Circular 82 and SAT Bulletin 45 may reflect SAT’s criteria for how the “de facto management body” test should be applied in determining the tax residence of foreign enterprises in general, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals. If the PRC tax authorities determine that we were treated as a PRC resident enterprise for PRC enterprise income tax purposes, the 25% PRC enterprise income tax on our global taxable income could materially and adversely affect our ability to satisfy any cash requirements we may have.

PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations, including the M&A Rules, the Anti-monopoly Law promulgated by the Standing Committee of the National People’s Congress in August 2007, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Commerce in August 2011, and the Measures for the Security Review of Foreign Investment promulgated by the NDRC and the Ministry of Commerce in December 2020 have established procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. These include requirements in some instances that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions involving an industry that implicates national security to be subject to merger control review or security review.

We have grown and may continue to grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the Ministry of Commerce or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

The heightened scrutiny over acquisition transactions by PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.

On February 3, 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, which provided comprehensive guidelines relating to, and also heightened the PRC tax authorities’ scrutiny over, indirect transfers by a non-resident enterprise of PRC taxable assets. Under SAT Bulletin 7, the PRC tax authorities are entitled to reclassify the nature of an indirect transfer of PRC taxable assets, when a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets, by disregarding the existence of such overseas holding company and considering the transaction to be a direct transfer of PRC taxable assets and without any other reasonable commercial purpose. However, SAT Bulletin 7 contains certain exemptions, including (i) where a non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market; and (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement.

On October 17, 2017, SAT issued the Announcement on Issues Concerning the Withholding of Enterprise Income Tax at Source on Non-PRC Resident Enterprises, or SAT Circular 37, which became effective on December 1, 2017 and abolish certain provisions in SAT Bulletin 7. SAT Circular 37 further clarifies the practice and procedure of withholding non-resident enterprise income tax. Pursuant to SAT Circular 37, where the party responsible to deduct such income tax did not or was unable to make such deduction, or the non-resident enterprise receiving such income failed to declare and pay the taxes that should have been deducted to the relevant tax authority, both parties may be subject to penalties. The taxable gain is calculated as balance of the total income from such transfer net of the net book value of equity interest.

We may conduct acquisitions involving changes in corporate structures. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance for the investigation of PRC tax authorities with respect thereto. Any PRC tax imposed on a transfer of our ADSs or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in us.

Discontinuation of preferential tax treatments we currently enjoy or other unfavorable changes in tax law could result in additional compliance obligations and costs.

A number of our PRC operating entities enjoy various types of preferential tax treatment pursuant to the prevailing PRC tax laws. Our PRC subsidiaries and VIE may, if they meet the relevant requirements, qualify for certain preferential tax treatment.

For a qualified “high and new technology enterprise,” the applicable enterprise income tax rate is 15%. For a qualified “small low-profit enterprise,” the applicable enterprise income tax rate is 20%. Our Beijing WFOE was certified as a “high and new technology enterprise,” and some of our PRC subsidiaries were qualified as “small low-profit enterprises” under the relevant PRC laws and regulations. If these entities fail to maintain their respective qualification under the relevant PRC laws and regulations, their applicable enterprise income tax rates may increase to up to 25%, which could have a material adverse effect on our financial condition.

PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholders’ loans or capital contributions after completion of this offering and the concurrent private placements. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the Ministry of Commerce or its local counterparts.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Administration Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises, or SAFE Circular 19. SAFE Circular 19, however, allows foreign invested enterprises in China to use their registered capital settled in RMB converted from foreign currencies to make equity investments, but the registered capital of a foreign invested company settled in RMB converted from foreign currencies remains not allowed to be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, SAFE further issued the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which, among other things, amended certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that Renminbi capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. If our VIE requires financial support from us or our PRC subsidiaries in the future, and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund our VIE’s operations will be subject to statutory limits and restrictions, including those described above. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering and the concurrent private placements to our PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries’ ability to distribute profits to us, if our resident shareholders or beneficial owners in China fail to comply with relevant PRC foreign exchange regulations.

SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment, Financing and Round-Trip Investment via Special Purpose Vehicles, or SAFE Circular 37, effective on July 4, 2014. The SAFE Circular 37 requires PRC residents, including PRC individuals and institutions, to register with SAFE or its local branches in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents must update their foreign exchange registrations with SAFE or its local branches when the offshore special purpose vehicle in which such residents directly hold the equity interests undergoes material events relating to any change of basic information (including change of such PRC individual shareholder, name and operation term), increases or decreases in investment amount, share transfers or exchanges, or mergers or divisions.

If any shareholder holding interest in an offshore special purpose vehicle, who is a PRC resident as determined by Circular 37, fails to fulfill the required foreign exchange registration with the local SAFE branches, the PRC subsidiaries of that offshore special purpose vehicle may be prohibited from distributing their profits and dividends to their offshore parent company or from carrying out other subsequent cross-border foreign exchange activities, and the offshore special purpose vehicle may be restricted in its ability to contribute additional capital to its PRC subsidiaries. Moreover, failure to comply with SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

On February 28, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, effective June 1, 2015. In accordance with SAFE Notice 13, entities and individuals are required to apply for foreign exchange registration of foreign direct investment and overseas direct investment, including those required under Circular 37, with qualified banks, instead of SAFE or its local branches. The qualified banks, under the supervision of SAFE, directly examine the applications and conduct the registration.

We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and therefore, we may not be able to identify all our shareholders or beneficial owners who are PRC residents to ensure their compliance with Circular 37 or other related rules. In addition, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements required by the Circular 37 or other related rules in a timely manner. Even if our shareholders and beneficial owners who are PRC residents comply with such request, we cannot provide any assurance that they will successfully obtain or update any registration required by the Circular 37 or other related rules in a timely manner due to many factors, including those beyond our and their control. If any of our shareholders who is a PRC resident as determined by

Circular 37 fails to fulfill the required foreign exchange registration, they could be subject to fines or legal sanctions, our PRC subsidiaries may be prohibited from distributing their profits and dividends to us or from carrying out other subsequent cross-border foreign exchange activities, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries, which may adversely affect our business.

We principally rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business or financial condition.

We are a holding company, and we principally rely on dividends and other distributions on equity that may be paid by our PRC subsidiaries and remittances from our VIE, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of our ordinary shares and service any debt we may incur. If any of our PRC subsidiaries, our VIE, or its subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, wholly foreign-owned enterprises in China, may pay dividends only out of their accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At the discretion of the wholly foreign-owned enterprise, it may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds, and staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our VIE to make remittance to our wholly-owned PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and the remittance of currency out of China. We receive substantially all of our revenue in Renminbi. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. We may convert a portion of our revenue into other currencies to meet our foreign currency obligations, such as payments of dividends declared in respect of our ADSs, if any. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. However, approval from or registration or filings with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Pursuant to SAFE Circular 19, a foreign-invested enterprise may convert up to 100% of the foreign currency in its capital account into Renminbi on a discretionary basis according to the actual needs. The SAFE Circular 16 provides for an integrated standard for conversion of foreign exchange under capital account items on a discretionary basis, which applies to all enterprises registered in China. In addition, SAFE Circular 16 has narrowed the scope of purposes for which an enterprise must not use the Renminbi funds so converted, which include, among others, (i) payment for expenditure beyond its business scope or otherwise as prohibited by the applicable laws and regulations, (ii) investment in securities or other financial products other than banks’ principal-secured products, (iii) provision of loans to non-affiliated enterprises, except where it is expressly permitted in the business scope of the enterprise, and (iv) construction or purchase of non-self-used real properties, except for real estate developers. The PRC government may at its discretion further restrict access to foreign currencies for current account transactions or capital account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency needs, we may not be able to pay dividends in foreign currencies to our shareholders. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of Renminbi into or out of China.

Fluctuations in exchange rates could result in foreign currency exchange losses.

The value of Renminbi against the U.S. dollar and other currencies fluctuates, is subject to changes resulting from the PRC government’s policies and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

The proceeds from this offering and the concurrent private placements will be received in U.S. dollars. As a result, any appreciation of the Renminbi against the U.S. dollar may result in the decrease in the value of our proceeds from this offering and the concurrent private placements. Conversely, any depreciation of the Renminbi may adversely affect the value of, and any dividends payable on, our ADSs in foreign currency. In addition, there are limited instruments available for us to reduce our foreign currency risk exposure at reasonable costs. All of these factors could materially and adversely affect our business, financial condition, results of operations, and prospects, and could reduce the value of, and dividends payable on, our ADSs in foreign currency terms.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines of up to RMB300,000 for entities and up to RMB50,000 for individuals, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities. See “Regulation—Regulations Relating to Stock Incentive Plans” for further details.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where the businesses are operated. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Certain of our PRC operating entities incorporated in various locations in China have not completed necessary registrations, or made adequate contributions to the employee benefit plans, and we have recorded accruals for estimated underpaid amounts in our financial statements. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Risks Relating to Our ADSs and This Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. Our ADSs have been approved for listing on the New York Stock Exchange. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	Actual or anticipated variations in our revenues, earnings, cash flow, and changes or revisions of our expected results;

•	fluctuations in operating metrics;

•	announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

•	announcements of new products and services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

•	changes in the economic performance or market valuations of other beauty companies;

•	conditions in the beauty market;

•	detrimental negative publicity about us, our competitors, or our industry;

•	additions or departures of key personnel;

•	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	regulatory developments affecting us or our industry;

•	general economic or political conditions in China or elsewhere in the world;

•	fluctuations of exchange rates between the RMB and the U.S. dollar; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized and issued ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior the completion of this offering (with certain shares remaining undesignated, with power for our directors to designate and issue such classes of shares as they think fit). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Upon the completion of this offering and the concurrent private placements, Mr. Yuan Zhou will beneficially own 19,227,592 Class B ordinary shares. Mr. Yuan Zhou will beneficially own approximately 7.0% of our total issued and outstanding share capital immediately after the completion of this offering and the concurrent private placements and 42.5% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering and the concurrent private placements due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their option to purchase additional ADSs. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors, and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay, or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of per ADS, and our adjusted net tangible book value per ADS as of December 31, 2020, after giving effect to our sale of the ADSs offered in this offering. In addition, you may experience further dilution to the extent that our Class A ordinary shares are issued upon the exercise of share options. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering and the concurrent private placements will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

After completion of this offering, certain holders of our Class A ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

We will adopt a tenth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations, or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, including ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares represented by your ADSs.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights attached to the ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying ordinary shares represented by your ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying ordinary shares unless you cancel and withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting.

When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying ordinary shares represented by your ADSs and from becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, upon our instruction the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying ordinary shares represented by your ADSs.

In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Further, under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs at shareholders’ meetings unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may adversely affect your interests and make it more difficult for shareholders to influence the management of our company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash distributions on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on our shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our seventh amended and restated memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Our Post-Offering Memorandum and Articles of Association—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Forum selection provisions in our post-offering memorandum and articles of association and our deposit agreement with the depositary bank could limit the ability of holders of our Class A ordinary shares, ADSs, or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary bank, and potentially others.

Our post-offering memorandum and articles of association provide that the federal district courts of the United States are the exclusive forum within the United States (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Our deposit agreement with the depositary bank also provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) will have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that does not involve any other person or party that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act. Holders and beneficial owners of our ADSs, by holding an ADS or an interest therein, understand and irrevocably agree that any legal suit, action, or proceeding against or involving us or the depositary bank arising out of or related in any way to the deposit agreement, ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act or the Exchange Act, may only be instituted in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York). However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or our deposit agreement with the depositary bank to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provisions in the deposit agreement, may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary bank, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in our post-offering memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has nonexclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waive the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

An ADS holder’s right to pursue claims against the depositary is limited by the terms of the deposit agreement.

Under the deposit agreement, the United States District Court of the Southern District of New York (or, if the United States District Court of the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) will have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that does not involve any other person or party that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act. Holders and beneficial owners of our ADSs, by holding an ADS or an interest therein, understand and irrevocably agree that any legal suit, action, or proceeding against or involving us or the depositary, arising out of or related in any way to the deposit agreement, ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act or the Exchange Act, may only be instituted in the United States District Court for the

Southern District of New York (or, if the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York), and a holder of our ADSs will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. However, the enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. Accepting or consenting to this forum selection provision does not represent you are waiving compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.

The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement, our shares, the ADSs, or the transactions contemplated thereby be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, while to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any holder or beneficial owner of ADSs, the federal securities law violation aspects of such claims may, at the option of such holders or beneficial owners, remain in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County in New York). We believe that a contractual arbitration provision, especially when excluding matters relating to federal securities law violation, is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our results of operations and financial statements may not be comparable to the results of operations and financial statements of other companies that have adopted the new or revised accounting standards. If we cease to be an emerging growth company, we will no longer be able to take advantage of these exemptions or the extended transition period for complying with new or revised accounting standards.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange listing standards.

As a Cayman Islands company listed on the New York Stock Exchange, we are subject to the New York Stock Exchange listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, New York Stock Exchange rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the New York Stock Exchange listing standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We have not determined a specific use for a portion of the net proceeds from this offering and the concurrent private placements, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering and the concurrent private placements, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering and the concurrent private placements. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or Class A ordinary shares to significant adverse United States income tax consequences.

We will be classified as a passive foreign investment company for United States federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income, or the “asset test.” Although the law in this regard is unclear, we intend to treat our VIE (including its subsidiaries) as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our VIE (including its subsidiaries) for United States federal income tax purposes, and based upon our current and expected income and assets (taking into account the expected proceeds from this offering), including goodwill and other unbooked intangibles and projections as to the market price of our ADSs following the offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be or become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ADSs, fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIE for United States federal income tax purposes, our risk of being a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or Class A ordinary shares and on the receipt of distributions on the ADSs or Class A ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or Class A ordinary shares. For more information see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations” and “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors,” may cause our actual results, performance. or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue,” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition, and results of operations;

•	the expected outlook of the online content market in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with our users, clients, business partners, and other stakeholders;

•	competition in our industry;

•	our proposed use of proceeds; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may materially and adversely affect our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering and the concurrent private placements of approximately US$801.3 million, or approximately US$884.7 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These are based upon an assumed initial public offering price of US$10.50 per ADS, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.50 per ADS would increase (decrease) the net proceeds to us from this offering by US$52.9 million, assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, obtain additional capital, and retain talented employees by providing them with equity incentives. We plan to use the net proceeds of this offering and the concurrent private placements as follows:

•	approximately 35% for the development of product and service, to expand and enhance our current content and service offerings, as well as to develop new content and services;

•	approximately 30% for marketing and user growth, including marketing and promotional campaigns and events to strengthen our brand, grow our user base, and enhance our user engagement;

•	approximately 25% for research and development, to continue to invest in and develop our technologies, particularly artificial intelligence, big data, and cloud technologies; and

•	the balance for general corporate purposes, including potential strategic investments and acquisitions.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering and the concurrent private placements. Our management, however, will have significant discretion and flexibility to apply the net proceeds of this offering and the concurrent private placements. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering and the concurrent private placements differently than as described in this prospectus. See “Risk Factors—Risks Relating to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and the concurrent private placements, and we may use these proceeds in ways with which you may not agree.”

In using the proceeds of this offering and the concurrent private placements, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our variable interest entities only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings our business operations.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations Relating to Dividend Distribution.”

If we pay any dividends on our Class A ordinary shares, we will pay those dividends that are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to holders of ADSs in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

•	on an actual basis;

•

on a pro forma basis to reflect the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering, (ii) the sale of 27,500,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, and (iii) the sale of 11,904,759 Class A ordinary shares in the concurrent private placements, assuming an initial public offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price, or US$21.00 per Class A ordinary share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2020
	Actual		Pro Forma(1)		Pro Forma As Adjusted(1)(2)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Mezzanine equity:
Series A convertible redeemable preferred shares (US$0.000125 par value; 36,009,602 shares authorized, issued and outstanding ; none issued and outstanding on a pro-forma basis; none issued and outstanding on a pro-forma as adjusted basis)	89,551	13,724	—	—	—	—
Series B convertible redeemable preferred shares (US$0.000125 par value; 25,164,697 shares authorized, issued and outstanding ; none issued and outstanding on a pro-forma basis; none issued and outstanding on a pro-forma as adjusted basis)	220,403	33,778	—	—	—	—
Series C convertible redeemable preferred shares (US$0.000125 par value; 27,935,316 shares authorized, issued and outstanding ; none issued and outstanding on a pro-forma basis; none issued and outstanding on a pro-forma as adjusted basis)	556,552	85,295	—	—	—	—
Series D convertible redeemable preferred shares (US$0.000125 par value; 22,334,525 shares authorized, issued and outstanding ; none issued and outstanding on a pro-forma basis; none issued and outstanding on a pro-forma as adjusted basis)	943,841	144,650	—	—	—	—
Series D1 convertible redeemable preferred shares (US$0.000125 par value; 6,947,330 shares authorized, issued and outstanding ; none issued and outstanding on a pro-forma basis; none issued and outstanding on a pro-forma as adjusted basis)	315,239	48,312	—	—	—	—
Series E convertible redeemable preferred shares (US$0.000125 par value; 27,267,380 shares authorized, issued and outstanding ; none issued and outstanding on a pro-forma basis; none issued and outstanding on a pro-forma as adjusted basis)	2,244,966	344,056	—	—	—	—

	As of December 31, 2020
	Actual		Pro Forma(1)		Pro Forma As Adjusted(1)(2)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Series F convertible redeemable preferred shares (US$0.000125 par value; 34,677,873 shares authorized, 34,677,872 shares issued and outstanding ; none issued and outstanding on a pro-forma basis; none issued and outstanding on a pro-forma as adjusted basis)	3,520,796	539,586	—	—	—	—
Total mezzanine equity	7,891,348	1,209,401	—	—	—	—

Shareholders’ (deficit)/equity:
Class A ordinary shares (US$0.000125 par value; 200,435,685 shares authorized, 40,080,478 shares issued and outstanding; 220,867,200 shares issued and outstanding on a pro-forma basis; and 260,271,959 shares issued and outstanding on a pro-forma as adjusted basis)	31	5	178	27	210	32
Class B ordinary shares (US$0.000125 par value; 19,227,592 shares authorized, issued and outstanding ; 19,227,592 shares issued and outstanding on a pro-forma basis; and 19,227,592 shares issued and outstanding on a pro-forma adjusted basis)	15	2	15	2	15	2
Additional paid-in capital(3)	—	—	7,897,563	1,210,354	13,125,973	2,011,643
Accumulated other comprehensive loss	(195,928)	(30,027)	(195,928)	(30,027)	(195,928)	(30,027)
Accumulated deficit	(4,948,593)	(758,405)	(4,954,955)	(759,380)	(4,954,955)	(759,380)

Total shareholders’ (deficit)/equity(3)	(5,144,475)	(788,425)	2,746,873	420,976	7,975,315	1,222,270

Total mezzanine equity and shareholders’ (deficit)/equity(3)	2,746,873	420,976	2,746,873	420,976	7,975,315	1,222,270

Notes:

(1)

The pro forma and pro forma as adjusted information discussed above also reflects the issuance of 450,000 Class A ordinary shares upon vesting of restricted shares on January 4, 2021 and the vesting of options to purchase 6,261,273 Class A ordinary shares granted to our employees that satisfied service condition as of December 31, 2020 immediately upon the completion of this offering.

(2)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit)/equity, and total mezzanine equity and shareholders’ (deficit)/equity following the completion of this offering and the concurrent private placements are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(3)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.50 per ADS, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ (deficit)/equity, and total mezzanine equity and shareholders’ (deficit)/equity by US$52.9 million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2020 was a deficit of US$792.0 million, representing negative US$13.35 per ordinary share and negative US$6.68 per ADS as of that date, or US$1.74 per ordinary share and US$0.87 per ADS on a pro forma basis. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and mezzanine equity. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering and the concurrent private placements, from the assumed initial public offering price of US$21.00 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after December 31, 2020, other than to give effect to (i) our sale of 55,000,000 ADSs offered in this offering at the assumed initial public offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price set forth on the cover page of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us; (ii) the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering; and (iii) the sale of 11,904,759 Class A ordinary shares in the concurrent private placements at the assumed initial public offering price of US$21.00 per ordinary share, which is the midpoint of the estimated initial public offering price range adjusted to reflect the ADS-to-ordinary share ratio, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been US$1.2 billion, or US$4.36 per ordinary share and US$2.18 per ADS. This represents an immediate increase in net tangible book value of US$2.62 per ordinary share and US$1.31 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$16.64 per ordinary share and US$8.32 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	21.00	US$	10.50
Pro forma net tangible book value after giving effect to the conversion of our preferred shares(1)	US$	1.74	US$	0.87
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering and the concurrent private placements(1)	US$	4.36	US$	2.18
Amount of dilution in net tangible book value to new investors in this offering	US$	16.64	US$	8.32

Note:

(1)

The pro forma and pro forma as adjusted information discussed above also reflect the issuance of 450,000 Class A ordinary shares upon vesting of restricted shares on January 4, 2021 and the vesting of options to purchase 6,261,273 Class A ordinary shares granted to our employees that satisfied service conditions as of December 31, 2020 immediately upon the completion of this offering.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.50 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering and the concurrent private placements by US$52.9 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering and the concurrent private placements by US$0.19 per ordinary share and US$0.10 per ADS (or US$0.09 per ADS in the case of a decrease) and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$1.81 per ordinary share and US$0.90 per ADS (or US$0.91 per ADS in the case of a decrease), assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2020, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	240,094,792	85.9%	US$	934,567,091	53.0%	US$	3.89	US$	1.95
Concurrent private placement investors	11,904,759	4.3%	US$	250,000,000	14.2%	US$	21.00	US$	10.50
New investors	27,500,000	9.8%	US$	577,500,000	32.8%	US$	21.00	US$	10.50

Total	279,499,551	100.0%	US$	1,762,067,091	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering and the concurrent private placements is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any outstanding share options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 36,778,071 Class A ordinary shares issuable upon exercise of outstanding share options at an average weighted exercise price of US$0.78 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability,

•	an effective judicial system,

•	a favorable tax system,

•	the absence of foreign exchange control or currency restrictions, and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given , (iii) is final, (iv) is not in the nature of taxes, a fine, or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, there is uncertainty with regard to Cayman Islands law on whether judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State will be determined by the courts of the Cayman Islands penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. Because such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws has not yet been made by a court of the Cayman Islands, it is uncertain whether such judgments would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty or other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case and that there must be a concrete claim, a factual basis, and a cause for the case. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The foreign shareholder must entrust PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies. However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Our founder, Mr. Yuan Zhou, founded Zhihu in late 2010. Between 2010 and 2012, Zhihu was a by-invitation-only, Q&A-focused online content community. We opened up registration to the general public in 2013 and have since then grown into one of the largest comprehensive online content communities in China. We started to offer online advertising in 2016, introduced paid content in 2018 and our paid Yan Selection (盐选) membership program in the first half of 2019, and formally launched our content-commerce solutions in early 2020. We have continued to expand our content-centric monetization channels since 2020, including offering online education and e-commerce related services.

We raised capital through seven rounds of equity financing since our establishment, with the most recent round raising over US$400 million in 2019.

The following diagram illustrates our corporate structure, including our principal subsidiaries and our VIE, as of the date of this prospectus.

Notes:

(1)

Immediately after the completion of this offering and the concurrent private placements, assuming the underwriters do not exercise their option to purchase additional ADSs, (i) Yuan Zhou, our founder, chairman of the board of directors, and chief executive officer, will beneficially own 7.0% of our total issued and outstanding ordinary shares and 42.5% of the aggregate voting power; (ii) the other existing principal shareholders, in aggregate, will beneficially own 53.0% of our total of our total issued and outstanding ordinary shares and 32.7% of the aggregate voting power; and (iii) public investors in this offering, in aggregate, will beneficially own 9.8% of our total issued and outstanding ordinary shares and 6.1% of the aggregate voting power.

(2)

Yuan Zhou holds 21.2% of the equity interests in Zhizhe Tianxia. Seven other individual beneficial owners of our company, namely, Zhong Shao, Liang Zhang, Jixin Huang, Shenshen Li, Jinghua Jin, Jie Bai, and Dahai Li, hold an aggregate of 37.3% of the equity interest in Zhizhe Tianxia. Four other beneficial owners of our company, namely, Beijing Chuangxin Fangzhou Technology Co., Ltd., Xiamen Siyuan Investment Management Co., Ltd., Shenzhen Litong Industry Investment Fund Co., Ltd., and Beijing Sogou Information Services Co., Ltd., hold an aggregate of 41.5% of the equity interest in Zhizhe Tianxia.

We established Zhihu Technology Limited under the laws of the Cayman Islands as our offshore holding company in May 2011, which later changed its name to Zhihu Inc. in October 2020. In June 2011, we established Zhihu Technology (HK) Limited, a wholly-owned subsidiary of our Cayman Islands holding company, in Hong Kong as our intermediary holding company. In the same month, we established Zhizhe Tianxia in China. In January 2012, Zhihu Technology (HK) Limited established Beijing WFOE, a wholly-owned subsidiary in China. We gained control over Zhizhe Tianxia through Beijing WFOE by entering into a series of contractual arrangements with Zhizhe Tianxia and its shareholders. In January 2018, we established Beijing Zhihu Network Technology Co., Ltd., a wholly-owned subsidiary of Zhihu Technology (HK) Limited, in China.

Contractual Arrangements with Our VIE and Its Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses. Zhihu Inc. is an exempted company with limited liability established in the Cayman Islands. Beijing WFOE is a PRC subsidiary and a foreign-invested enterprise under the PRC law. To comply with PRC laws and regulations, we conduct certain of our businesses in China through Zhizhe Tianxia, our VIE, based on a series of contractual arrangements by and among Beijing WFOE, our VIE, and its shareholders.

Our contractual arrangements with our VIE and its shareholders allow us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive option to purchase all or part of the equity interests in our VIE when and to the extent permitted by the PRC law.

As a result of our direct ownership in Beijing WFOE and the contractual arrangements with our VIE, we are regarded as the primary beneficiary of our VIE, and we treat our VIE and its subsidiaries as our consolidated entities under U.S. GAAP. We have consolidated the financial results of our VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

The following is a summary of the currently effective contractual arrangements by and among Beijing WFOE, our VIE, and its respective shareholders.

Agreements that provide us with effective control over our VIE

Exclusive Business Cooperation Agreement. Pursuant to an Exclusive Business Cooperation Agreement dated November 8, 2011 by and between Beijing WFOE and Zhizhe Tianxia, as amended on December 30, 2015 and July 23, 2018, Beijing WFOE has the exclusive right to provide or designate any third party to provide full technology and business support as well as relevant consulting services to Zhizhe Tianxia. In exchange, Zhizhe Tianxia agrees to pay an agreed service fees to Beijing WFOE or its designated party. Without the prior written consent of Beijing WFOE, Zhizhe Tianxia cannot accept same or similar services provided by, or establish similar cooperation relationship with, any third party. Unless Beijing WFOE terminates this agreement with a thirty (30)-days’ prior notice, this agreement will remain effective. Unless any material negligence or any frauds were committed by Beijing WFOE, Zhizhe Tianxia has no right to terminate this agreement unilaterally.

Shareholders Voting Proxy Agreement. Pursuant to an Shareholders Voting Proxy Agreement dated July 23, 2018 by and among Beijing WFOE, Zhizhe Tianxia, and the shareholders of Zhizhe Tianxia, the shareholders of Zhizhe Tianxia irrevocably authorized Beijing WFOE to act on their respective behalf as proxy attorney, to exercise the voting and management rights of shareholders concerning all the equity interests held by each of them in Zhizhe Tianxia, including but not limited to voting rights, rights of operation and management, and all other rights as shareholders under the articles of association of Zhizhe Tianxia. The Shareholders Voting Proxy Agreement will remain effective as the term of Exclusive Business Cooperation Agreement and its supplemental agreements, Equity Interest Pledge Agreement, and Exclusive Share Option Agreement.

Spousal Consent Letters. Spouses of five shareholders of Zhizhe Tianxia, who collectively hold 43.1% of equity interests in Zhizhe Tianxia, have each signed a spousal consent letter. Each signing spouse of the relevant shareholder unconditionally and irrevocably agreed that the equity interest in Zhizhe Tianxia held by and registered in the name of such shareholder be disposed of in accordance with the Equity Interest Pledge Agreement, the Exclusive Share Option Agreement, the Shareholders Voting Proxy Agreement, and the Exclusive Business Cooperation Agreement, and that such shareholder may perform, amend or terminate such agreements without any additional consent of his spouse. Additionally, the signing spouses agreed not to assert any rights over the equity interest in Zhizhe Tianxia held by the shareholders. In addition, in the event that the signing spouses obtain any equity interest in Zhizhe Tianxia held by the shareholders for any reason, they agree to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

Equity Interest Pledge Agreement. Pursuant to an Equity Interest Pledge Agreement dated July 23, 2018 by and between Beijing WFOE, Zhizhe Tianxia and the shareholders of Zhizhe Tianxia, the shareholders of Zhizhe Tianxia have agreed to pledge 100% of equity interests in Zhizhe Tianxia to Beijing WFOE to guarantee the performance by the shareholders of their obligations under the Exclusive Share Option Agreement, the Shareholders Voting Proxy Agreement, and the Exclusive Business Cooperation Agreement, as well as the performance by Zhizhe Tianxia of its obligations under the Exclusive Share Option Agreement, the Shareholders Voting Proxy Agreement, and the Exclusive Business Cooperation Agreement. In the event of a breach by Zhizhe Tianxia or any shareholder of contractual obligations under the Equity Interest Pledge Agreement, Beijing WFOE, as pledgee, will have the right to dispose of the pledged equity interests in Zhizhe Tianxia and will have priority in receiving the proceeds from such disposal. The shareholders of Zhizhe Tianxia also has undertaken that, without prior written consent of Beijing WFOE, they will not dispose of, create, or allow any encumbrance on the pledged equity interests.

We have completed the registration of the equity interest pledge contemplated under the Equity Interest Pledge Agreement relating to Zhizhe Tianxia with the competent office of the SAMR in accordance with the PRC Civil Code.

Agreement that provides us with the option to purchase the equity interests in and assets of our VIE

Exclusive Share Option Agreement. Pursuant to an Exclusive Share Option Agreement dated July 23, 2018 by and between Beijing WFOE, Zhizhe Tianxia, and each of the shareholders of Zhizhe Tianxia, the shareholders of Zhizhe Tianxia have irrevocably granted Beijing WFOE, to the extent permitted by PRC laws, an exclusive option to purchase all or part of their equity interests in Zhizhe Tianxia. Beijing WFOE or its designated person may exercise such option to purchase all of equity interests at the price of RMB10.0. The shareholders of Zhizhe Tianxia have undertaken that, without Beijing WFOE’s prior written consent, they will not, among other things, (i) change Zhizhe Tianxia’s registered capital, (ii) merge Zhizhe Tianxia with any other entity, (iii) sell, transfer, mortgage, or dispose of Zhizhe Tianxia’s assets, or (iv) amend Zhizhe Tianxia’s articles of association. The Exclusive Share Option Agreement will remain effective unless Beijing WFOE terminates this agreement with written request or other circumstances mentioned therein take place.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

•

the ownership structures of our VIE in China and Beijing WFOE, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and

•

the contractual arrangements between Beijing WFOE, our VIE, and its shareholders governed by PRC law are valid and binding upon each party to such arrangements, and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect, and will not result in any violation of applicable PRC laws immediately after giving effect to this offering.

However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to the VIE structures will be adopted or if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors—Risks Relating to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” and “Risk Factors—Risks Relating to Our Corporate Structure—Our current corporate structure and business operations may be affected by the Foreign Investment Law.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operations data and selected consolidated cash flow data for the years ended December 31, 2019 and 2020 and selected consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read this “Selected Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results of operations are not necessarily indicative of results of operations expected for future periods.

The following table presents our selected consolidated statements of operations data for the periods indicated.

	For the Year Ended December 31,
	2019		2020
	RMB	%	RMB	US$	%
	(in thousands, except for percentages, share, and per share data)
Selected Consolidated Statements of Operations Data
Revenue	670,511	100.0	1,352,196	207,233	100.0
Cost of revenue	(358,241)	(53.4)	(594,399)	(91,096)	(44.0)

Gross profit	312,270	46.6	757,797	116,137	56.0
Selling and marketing expenses	(766,465)	(114.3)	(734,753)	(112,606)	(54.3)
Research and development expenses	(351,012)	(52.3)	(329,763)	(50,538)	(24.4)
General and administrative expenses	(253,268)	(37.8)	(296,162)	(45,389)	(21.9)

Total operating expenses	(1,370,745)	(204.4)	(1,360,678)	(208,533)	(100.6)

Loss from operations	(1,058,475)	(157.8)	(602,881)	(92,396)	(44.6)
Investment income	25,035	3.7	56,087	8,596	4.2
Interest income	28,669	4.3	24,751	3,793	1.8
Fair value change of financial instrument	7,132	1.1	(68,818)	(10,547)	(5.1)
Exchange (losses)/gains	(9,216)	(1.4)	62,663	9,604	4.6
Others, net	2,675	0.4	11,728	1,797	0.9

Loss before income tax	(1,004,180)	(149.7)	(516,470)	(79,153)	(38.2)
Income tax expense	(40)	(0.0)	(1,080)	(166)	(0.1)

Net loss	(1,004,220)	(149.7)	(517,550)	(79,319)	(38.3)

Net loss per share
Basic	(22.99)		(18.36)	(2.81)
Diluted	(22.99)		(18.36)	(2.81)
Weighted average shares used in loss per share
Basic	62,249,946		65,279,970	65,279,970
Diluted	62,249,946		65,279,970	65,279,970
Non-GAAP measure:
Adjusted net loss(1)	(824,530)	(123.0)	(337,460)	(51,719)	(25.0)

Note:

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure.”

The following table presents our selected consolidated balance sheet data as of the dates indicated.

	As of December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data
Cash and cash equivalents	900,350	957,820	146,792
Term deposits	1,151,073	1,092,921	167,497
Short-term investments	1,492,180	1,046,000	160,307
Trade receivables	245,943	486,046	74,490
Total current assets	3,901,952	3,720,166	570,141
Total assets	3,984,306	3,761,441	576,467
Accounts payables and accrued liabilities	287,041	501,848	76,912
Salary and welfare payables	206,840	231,847	35,532
Total current liabilities	763,040	1,014,568	155,491
Total liabilities	765,933	1,014,568	155,491
Total mezzanine equity	7,210,614	7,891,348	1,209,401
Total shareholders’ deficit	(3,992,241)	(5,144,475)	(788,425)
Total liabilities, mezzanine equity and shareholders’ deficit	3,984,306	3,761,441	576,467

The following table presents our selected consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data
Net cash used in operating activities	(715,522)	(244,421)	(37,461)
Net cash (used in)/generated from investing activities	(2,102,488)	430,113	65,918
Net cash generated from financing activities	2,997,575	9,286	1,423
Effect of exchange rate changes on cash and cash equivalents	7,491	(137,508)	(21,073)

Net increase in cash and cash equivalents	187,056	57,470	8,807
Cash and cash equivalents at the beginning of the year	713,294	900,350	137,985

Cash and cash equivalents at the end of the year	900,350	957,820	146,792

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

Zhihu is the largest Q&A-inspired online community and one of the top five comprehensive online content communities in China, both in terms of average mobile MAUs and revenue in 2020, according to CIC. Zhihu is also recognized as the most trustworthy online content community and widely regarded as offering the highest-quality content in China, according to the CIC Survey. We pride ourselves as a “marketplace of answers,” steadily accumulating trustworthy content through continuous creation and engagement among our users and content creators over a journey of more than ten years. As of December 31, 2020, we had 43.1 million cumulative content creators, who had contributed 315.3 million questions and answers. Our 75.7 million average MAUs in the fourth quarter of 2020 generated 675.7 million average monthly interactions within our vibrant community during the same period.

We are still in an early stage of monetization. Our average MAUs increased from 48.0 million in 2019 to 68.5 million in 2020. Benefiting from our fast-growing user base, we have adopted a content-centric monetization model and currently generate revenue from online advertising, paid membership, content-commerce solutions, and other new services. Our revenue increased from RMB670.5 million in 2019 to RMB1.4 billion (US$207.2 million) in 2020. Our net loss decreased from RMB1.0 billion in 2019 to RMB517.6 million (US$79.3 million) in 2020.

Key Factors Affecting Our Results of Operations

Our results of operations are affected by the following factors.

Our content offerings

As an online content community, the overall scale of our user base, level of user engagement, and content creation all depend on our ability to further enhance the depth, breadth, richness, and quality of our content offerings. As of December 31, 2020, our community had 353.2 million cumulative pieces of content, including 315.3 million questions and answers. We have been diligently curating and expanding our content offerings to satisfy the needs and improve the experience of our increasingly diverse user base as they seek inspiration, find solutions, make decisions, and have fun in our community. In addition, we have been diversifying the breadth of our content coverage and media formats to cater for our users’ constantly evolving preference. We have been deepening the content offerings in our existing products and adding new product categories to cover a wider spectrum of content consumption scenarios in our users’ daily lives. We will continue to motivate and support content creators to create more quality and trustworthy content. Furthermore, we have developed and will continue to develop productivity tools to facilitate the content creation process, including video creation and live streaming tools and other ancillary tools.

Our user base and user engagement

Our business depends on our ability to further grow our user base and increase user engagement. We believe that a strong increase in the size of our user base, coupled with a more vibrant community, could lead to revenue growth as their commercial value is realized over time. We have experienced rapid user growth since our inception. Our average MAUs increased by 42.7% from 48.0 million in 2019 to 68.5 million in 2020. The level of user engagement in our community is also increasing. The number of our average monthly social interactions in 2020 increased by 42.0% compared to that in 2019, and our daily active users opened the Zhihu app an average of 6.2 times per day in the fourth quarter of 2020. Historically, we benefit from our expanding user base and higher level of user engagement. For example, our average monthly paying members increased significantly from 0.6 million in 2019 to 2.4 million in 2020, and our paying ratio increased from 1.2% to 3.4% for the respective periods. In addition, the growth of our user base and user engagement has attracted more merchants and brands to our community and increased their spending to pursue more effective branding and advertising.

Our content-centric monetization

Our revenue and business scale depend on our ability to further enhance our monetization by increasing the effectiveness of monetization for each revenue stream and expanding our revenue streams.

We have been enhancing our content-centric monetization in each of our revenue streams, including advertising, paid membership, content-commerce solutions, and new services that we introduce from time to time. Our rich content offering and high user engagement attract more merchants and brands to promote their products and services in our community. In addition, our highly effective online advertising and content-commerce solutions encourage more merchants and brands to pay us for these services. The willingness of our users to pay for premium content largely depends on the breadth, depth, and quality of our premium content, and thus better premium content could result in higher value for our paid membership services. We plan to further improve the effectiveness of our monetization channels and increase the spending of our existing merchants and brands as well as paying users.

We have also benefited from exploring additional monetization channels to diversify our revenue streams. In addition to our fast-growing online advertising and paid membership services, we formally launched our innovative content-commerce solutions in early 2020. We have also consistently explored additional content-centric monetization channels and added new revenue streams. For example, in furtherance to our development of education vertical, we have launched our online education service in response to the high demand for education resources of our users. We have added e-commerce service as part of our efforts to expand our vertical service coverage in response to the significant consumption of trustworthy content on product recommendation and evaluation in our community. We plan to further expand monetization of our content community and seek to further diversify our revenue streams.

Our operating efficiency

Our efficiency and margin depend on our ability to strategically increase our scale and manage our costs and expenses. As the majority of our content is UGC and PUGC, we benefit from our organically generated high-quality content as well as efficient and optimized content acquisition. We also deploy resources to strategically acquire high-quality content to enrich our premium content pool.

We seek to continuously optimize our expense structure. For one example, our operating efficiency is significantly affected by our user acquisition strategy. We actively engage in selling and marketing efforts to capture marketing opportunities from which we can effectively increase our user base, while focusing on more precise and effective ways of user acquisition. For another example, we will continue to benefit from economies of scale as we continue to actively manage the level of our general and administrative expenses.

Our people and technology

We focus on investing in our people and technology, which are crucial for us to enrich our content offerings, further grow our user base, and attract merchants and brands. We recruit, retain, and motivate talented employees to support our growth. In addition, we will continue to develop and apply state-of-the-art technologies to keep pace with the growth of our business, scale our content offerings, and improve operating efficiency. We will continue to invest in people and technology to facilitate our future growth.

Impact of COVID-19 Pandemic on Our Operations and Financial Performance

The COVID-19 pandemic has severely affected China and the rest of the world. In an effort to contain the spread of the COVID-19 pandemic, China and many other countries have taken precautionary measures, such as imposing travel restrictions, quarantining individuals infected with or suspected of being infected with COVID-19, encouraging or requiring people to work remotely, and canceling public activities, among others. These ongoing measures adversely affected our operations and financial performance in 2020.

Specifically, the COVID-19 pandemic adversely affected our advertising revenue in the first half of 2020. For example, in light of the challenging macro-economic conditions in China, some of our merchants and brands generally reduced their expenditures on advertising, including advertising with us, in the first half of 2020. Although our advertising revenue increased by 22.7% to RMB293.0 million (US$44.9 million) in the first half of 2020 from RMB238.8 million in the same period in 2019, a higher growth rate might have been achieved if the COVID-19 pandemic had not taken place.

In addition, the outbreak of COVID-19 pandemic led us to delay the formal launch of our content-commerce solutions.

Furthermore, as many of the regular or scheduled offline events in China were canceled or delayed in 2020 due to the COVID-19 pandemic, we spent less on these marketing events than we would have needed. Our selling and marketing expenses decreased to RMB734.8 million (US$112.6 million) in 2020 from RMB766.5 million in 2019. As we had less flexibility in exploring potential opportunities to seek additional user growth, a higher user growth rate might have been achieved if these events had not been canceled or delayed due to the COVID-19 pandemic.

Starting from the fourth quarter of 2020, a few waves of COVID-19 infections emerged in various regions of China, and varying levels of travel restrictions have been reinstated. The extent to which the COVID-19 pandemic may continue to affect our operations and financial performance will depend on future developments, which are highly uncertain and cannot be predicted. See “Risk Factors—Risks Relating to Our Business and Industry—We face risks related to natural disasters, health epidemics, and other outbreaks, which could significantly disrupt our operations.”

Results of Operations

The following table sets forth our results of operations with line items in absolute amount and as a percentage of our revenue for the periods indicated.

	For the Year Ended December 31,
	2019		2020
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenue	670,511	100.0	1,352,196	207,233	100.0
Cost of revenue	(358,241)	(53.4)	(594,399)	(91,096)	(44.0)

Gross profit	312,270	46.6	757,797	116,137	56.0
Selling and marketing expenses	(766,465)	(114.3)	(734,753)	(112,606)	(54.3)
Research and development expenses	(351,012)	(52.3)	(329,763)	(50,538)	(24.4)
General and administrative expenses	(253,268)	(37.8)	(296,162)	(45,389)	(21.9)

Total operating expenses	(1,370,745)	(204.4)	(1,360,678)	(208,533)	(100.6)

Loss from operations	(1,058,475)	(157.8)	(602,881)	(92,396)	(44.6)
Investment income	25,035	3.7	56,087	8,596	4.2
Interest income	28,669	4.3	24,751	3,793	1.8
Fair value change of financial instrument	7,132	1.1	(68,818)	(10,547)	(5.1)
Exchange (losses)/gains	(9,216)	(1.4)	62,663	9,604	4.6
Others, net	2,675	0.4	11,728	1,797	0.9

Loss before income tax	(1,004,180)	(149.7)	(516,470)	(79,153)	(38.2)
Income tax expense	(40)	(0.0)	(1,080)	(166)	(0.1)

Net loss	(1,004,220)	(149.7)	(517,550)	(79,319)	(38.3)

Non-GAAP measure:
Adjusted net loss(1)	(824,530)	(123.0)	(337,460)	(51,719)	(25.0)

Note:

(1)

We define adjusted net loss as net loss adjusted for the impact of share-based compensation expenses. Adjusted net loss is not a measure required by, or presented in accordance with, U.S. GAAP. The use of the non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for analysis of, our results of operations or financial condition as reported under U.S. GAAP. For further details, see “—Non-GAAP Financial Measure.”

Key Components of Results of Operations

Revenue

We generate revenue primarily through (i) advertising, (ii) paid membership, and (iii) content-commerce solutions. We also generate revenue from other services such as online education and e-commerce. The following table sets forth a breakdown of revenue by type both in absolute amount and as a percentage of our revenue for the periods indicated.

	For the Year Ended December 31,
	2019		2020
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Revenue
Advertising	577,424	86.1	843,284	129,239	62.4
Paid membership	87,997	13.1	320,471	49,114	23.7
Content-commerce solutions	641	0.1	135,813	20,814	10.0
Others	4,449	0.7	52,628	8,066	3.9

Total	670,511	100.0	1,352,196	207,233	100.0

Advertising. We generate revenue from advertising services. Our advertising revenue is primarily driven by our MAUs and advertising revenue per MAU. The following table sets forth average MAUs and advertising revenue per MAU for the periods indicated.

	For the Year Ended December 31,		Year-over-Year Growth
	2019	2020
Average MAUs (in millions)	48.0	68.5	42.7%
Advertising revenue per MAU (in RMB)	12.0	12.3	2.3%

Despite the negative impact the COVID-19 pandemic had on the expenditure of some of our merchants and brands for advertising services in the first half of 2020, we still experienced a robust growth in our advertising revenue which reflects the significant and continued increase in MAUs, as well as a slight increase in advertising revenue per MAU. We expect that our advertising revenue will continue to increase in the foreseeable future as our advertising services grow.

Paid membership. We generate substantially all of our paid membership revenue from Yan Selection (盐选) membership fees and a limited amount of revenue from on-demand premium content access. The following table sets forth our average MAUs, average monthly paying members, and paying ratio for the periods indicated.

	For the Year Ended December 31,		Year-over-Year Growth
	2019	2020
Average MAUs (in millions)	48.0	68.5	42.7%
Average monthly paying members (in thousands)	574.2	2,362.6	311.5%
Paying ratio	1.2%	3.4%	—

We formally launched our Yan Selection membership program in March 2019, and since then have continued to enhance the volume and quality of our premium content. The increase in paid membership revenue during the periods primarily reflected the increases in our MAUs as well as the paying ratio. In particular, the continued increase in paying ratio reflects the deepening penetration of the paid membership among our community. We expect that our paid membership revenue will continue to increase in absolute amount in the foreseeable future.

Content-commerce solutions. We generate content-commerce solutions revenue primarily from service fees from our Zhi+ solutions. We formally launched our pioneering content-commerce solutions in early 2020 and recognized revenue of RMB135.8 million (US$20.8 million) in 2020. The growth of our content-commerce solutions revenue is primarily driven by the number of our MAUs and average content-commerce solutions revenue per MAU and has demonstrated strong growth momentum since its launch. We realized an average content-commerce solutions revenue of RMB2.0 per MAU in 2020. We expect to continue to develop the content-commerce solutions as we further expand our content portfolio. As a result, we expect that our content-commerce solutions revenue will continue to increase in absolute amount and as a percentage of our revenue in the foreseeable future. We also expect that our average content-commerce solutions revenue per MAU will continue to increase.

Others. Other revenue is primarily generated from our online education and e-commerce services. We have been strategically identifying opportunities for expanding our revenue streams. We offer third-party online education courses, and we are exploring other opportunities, including providing our self-developed online education products and services, to further deepen this monetization channel. Our e-commerce service revenue primarily consists of commissions from sale of merchandise. We expect an increase in revenue from online education and e-commerce services and we will benefit from continued diversification of our content-centric monetization channels in the foreseeable future.

Cost of revenue

Our cost of revenue primarily consists of: (i) cloud service and bandwidth costs, (ii) content and operational costs, (iii) staff costs, and (iv) payment processing costs. Content and operational costs primarily include payments for content creators with respect to content included in our premium content library, third-party content licensing fees, and other business-related execution costs.

The following table sets forth a breakdown of our cost of revenue by nature both in absolute amount and as a percentage of our revenue for the periods indicated:

	For the Year Ended December 31,
	2019		2020
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Cost of revenue
Cloud service and bandwidth costs	178,353	26.6	226,684	34,741	16.8
Content and operational costs	76,713	11.4	204,397	31,325	15.1
Staff costs	58,296	8.7	75,412	11,558	5.6
Payment processing costs	13,118	2.0	39,536	6,059	2.9
Others	31,761	4.7	48,370	7,413	3.6

Total	358,241	53.4	594,399	91,096	44.0

Gross profit and gross margin

Our gross profit increased from RMB312.3 million in 2019 to RMB757.8 million (US$116.1 million) for the same period in 2020. Our gross margin was 46.6% in 2019 and 56.0% in 2020.

Operating expenses

Our operating expenses consist of (i) selling and marketing expenses, (ii) research and development expenses, and (iii) general and administrative expenses. We expect that our operating expenses will continue to increase in absolute amount in the foreseeable future in line with our business growth.

The following table sets forth a breakdown of our operating expenses both in absolute amount and as a percentage of our revenue for the periods indicated.

	For the Year Ended December 31,
	2019		2020
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Operating expenses
Selling and marketing expenses	766,465	114.3	734,753	112,606	54.3
Research and development expenses	351,012	52.3	329,763	50,538	24.4
General and administrative expenses	253,268	37.8	296,162	45,389	21.9

Total	1,370,745	204.4	1,360,678	208,533	100.6

Selling and marketing expenses. Our selling and marketing expenses primarily consist of expenses associated with promotion and advertising and staff costs. We expect to continue to strategically incur selling and marketing expenses in growing our user base and strengthening our brand image.

Research and development expenses. Our research and development expenses primarily consist of research and development related staff costs.

General and administrative expenses. General and administrative expenses primarily consist of staff costs, traveling and general expenses, and professional service fees.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017, which introduces the two-tiered profits tax rates regime. The bill was signed into law on March 28, 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax of the qualifying group entity is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

China

Under the PRC Enterprise Income Tax Law effective from January 1, 2008, our PRC subsidiaries, and consolidated affiliated entities and their subsidiaries are subject to the statutory rate of 25%, subject to preferential tax treatments available to qualified enterprises in certain encouraged sectors of the economy.

Enterprises that qualify as “high and new technology enterprises” are entitled to a preferential rate of 15% for three years. Enterprises that qualify as “small low-profit enterprises” are entitled to a preferential rate of 20%. Specifically, during the period from January 1, 2019 to December 31, 2021, the portion of annual taxable income amount of a small low-profit enterprise not exceeding RMB1 million is computed at a reduced rate of 25% as taxable income amount, subject to an enterprise income tax rate of 20%, and the portion of annual taxable income amount exceeding RMB1 million and not exceeding RMB3 million is computed at a reduced rate of 50% as taxable income amount, subject to an enterprise income tax rate of 20%.

Our Beijing WFOE, Zhizhe Sihai, was certified as a “high and new technology enterprise” under the relevant PRC laws and regulations, and accordingly was eligible for a preferential tax rate of 15% in each of 2019 and 2020. Some of our subsidiaries were “small low-profit enterprises” under the relevant PRC laws and regulations, and accordingly were eligible for a preferential tax rate of 20% in each of 2019 and 2020. Our other PRC entities were subject to enterprise income tax at a rate of 25% in 2019 and 2020. Pursuant to the PRC Enterprise Income Tax Law, a 5% or 10% withholding tax is levied on dividends declared to foreign investors from China effective from January 1, 2008.

Non-GAAP Financial Measure

In evaluating our business, we consider and use adjusted net loss, a non-GAAP financial measure, to supplement the review and assessment of our operating performance. We believe that the non-GAAP measure facilitates comparisons of operating performance from period to period and company to company by adjusting for potential impacts of items, which our management considers to be indicative of our operating performance. We believe that adjusted net loss provides useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as it helps our management. Our presentation of adjusted net loss may not be comparable to similarly titled measures presented by other companies. The use of the non-GAAP financial measure has limitations as an analytical tool, and you should not consider it in isolation from, or as substitutes for analysis of, or our results of operations as reported under U.S. GAAP.

We define adjusted net loss as net loss adjusted for the impact of share-based compensation expenses. Although share-based compensation is an important aspect of the compensation of our employees, we exclude share-based compensation expenses from adjusted net loss primarily because they are non-cash expenses and are partially discretionary in nature. Further, share-based compensation expenses are based on valuations with many underlying assumptions beyond our control that vary over time and may include modifications that may not occur on a predictable cycle, neither of which is necessarily indicative of our ongoing business performance. We believe that it is useful to exclude share-based compensation expense for investors to better understand the long-term underlying performance of our core operations and to facilitate comparison of our results to our prior periods and to our peer companies. The following table sets forth the reconciliation of adjusted net loss for the years ended December 31, 2019 and 2020 to net loss, the nearest measure prepared in accordance with U.S. GAAP.

	For the Year Ended December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Net loss	(1,004,220)	(517,550)	(79,319)
Add:
Share-based compensation expenses	179,690	180,090	27,600

Adjusted net loss	(824,530)	(337,460)	(51,719)

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue

	For the Year Ended December 31,
	2019	2020		Change
	RMB	RMB	US$	RMB	US$	%
	(in thousands, except percentages)
Revenue
Advertising	577,424	843,284	129,239	265,860	40,745	46.0
Paid membership	87,997	320,471	49,114	232,474	35,628	264.2
Content-commerce solutions	641	135,813	20,814	135,172	20,716	—
Others	4,449	52,628	8,066	48,179	7,384	1,082.9

Total	670,511	1,352,196	207,233	681,685	104,473	101.7

Our revenue increased substantially from RMB670.5 million in 2019 to RMB1.4 billion (US$207.2 million) in 2020, reflecting growth in all our business lines.

Advertising. Advertising revenue increased by 46.0% from RMB577.4 million in 2019 to RMB843.3 million (US$129.2 million) in 2020. The increase was primarily driven by a 42.7% increase in average MAUs from 48.0 million in 2019 to 68.5 million in 2020 as a result of the continued growth of our user base, as well as a slight increase of advertising revenue per MAU from RMB12.0 to RMB12.3, despite that the COVID-19 pandemic had a negative impact on the expenditure of some of our merchants and brands in the first half of 2020.

Paid membership. Paid membership revenue increased significantly from RMB88.0 million in 2019 to RMB320.5 million (US$49.1 million) in 2020, primarily due to the increase in our MAUs as well as the paying ratio. The paying ratio increased from 1.2% in 2019 to 3.4% in 2020, reflecting the deepening penetration of the paid membership business among our users.

Content-commerce solutions. We formally launched content-commerce solutions in early 2020 and generated a revenue of RMB135.8 million (US$20.8 million) in 2020, compared to a revenue of RMB0.6 million in 2019.

Others. Other revenue increased substantially from RMB4.4 million in 2019 to RMB52.6 million (US$8.1 million) in 2020, primarily due to the introduction and growth of online education and e-commerce services.

Cost of revenue

	For the Year Ended December 31,
	2019	2020		Change
	RMB	RMB	US$	RMB	US$	%
	(in thousands, except percentages)
Cost of revenue
Cloud service and bandwidth costs	178,353	226,684	34,741	48,331	7,407	27.1
Content and operational costs	76,713	204,397	31,325	127,684	19,568	166.4
Staff costs	58,296	75,412	11,558	17,116	2,624	29.4
Payment processing costs	13,118	39,536	6,059	26,418	4,049	201.4
Others	31,761	48,370	7,413	16,609	2,545	52.3

Total	358,241	594,399	91,096	236,158	36,193	65.9

Our cost of revenue increased by 65.9% from RMB358.2 million in 2019 to RMB594.4 million (US$91.1 million) in 2020. The increase was primarily attributable to (i) an increase in content and operational costs of RMB127.7 million, which mainly includes the content-related cost and execution cost for advertising service incurred due to our expansion in advertising and paid membership services as well as our content offerings, (ii) an increase in cloud service and bandwidth costs of RMB48.3 million due to our growth in user traffic, (iii) an increase in payment processing costs of RMB26.4 million due to the expansion of paid membership business and the corresponding payment made by our paying members, and (iv) an increase in staff costs of RMB17.1 million due to our increased headcount.

Gross profit and gross margin

	For the Year Ended December 31,
	2019	2020		Change
	RMB	RMB	US$	RMB	US$	%
	(in thousands, except percentages)
Gross profit	312,270	757,797	116,137	445,527	68,280	142.7
Gross margin	46.6%	56.0%	56.0%	—	—	—

As a result of the foregoing, our gross profits in 2019 and 2020 were RMB312.3 million and RMB757.8 million (US$116.1 million), respectively, and our gross margins were 46.6% and 56.0%, respectively.

Operating expenses

	For the Year Ended December 31,
	2019	2020		Change
	RMB	RMB	US$	RMB	US$	%
	(in thousands, except percentages)
Operating expenses
Selling and marketing expenses	766,465	734,753	112,606	(31,712)	(4,860)	(4.1)
Research and development expenses	351,012	329,763	50,538	(21,249)	(3,257)	(6.1)
General and administrative expenses	253,268	296,162	45,389	42,894	6,574	16.9

Total	1,370,745	1,360,678	208,533	(10,067)	(1,543)	(0.7)

Selling and marketing expenses. Our selling and marketing expenses decreased by 4.1% from RMB766.5 million in 2019 to RMB734.8 million (US$112.6 million) in 2020, primarily due to a slight decrease in promotion and advertising expenses of RMB31.2 million.

Research and development expenses. Our research and development expenses decreased by 6.1% from RMB351.0 million in 2019 to RMB329.8 million (US$50.5 million) in 2020, primarily due to a decrease in share-based compensation expenses of RMB13.4 million.

General and administrative expenses. Our general and administrative expenses increased by 16.9% from RMB253.3 million in 2019 to RMB296.2 million (US$45.4 million) in 2020, primarily due to an increase in share-based compensation expenses of RMB15.0 million.

Loss from operations

As a result of the foregoing, we had a loss from operations of RMB602.9 million (US$92.4 million) in 2020, in comparison with a loss from operations of RMB1.1 billion in 2019.

Investment income

Our investment income increased from RMB25.0 million in 2019 to RMB56.1 million (US$8.6 million) in 2020, primarily due to an increase in income from wealth management products that we held for cash management purpose.

Interest income

Our interest income decreased by 13.7% from RMB28.7 million in 2019 to RMB24.8 million (US$3.8 million) in 2020, primarily due to a decrease in the principal amount of our term deposits.

Fair value change of financial instrument

We had a loss of RMB68.8 million (US$10.5 million) from fair value change of financial instrument in 2020, in comparison with an income of RMB7.1 million from fair value change of financial instrument in 2019. This change reflected the effect of foreign exchange fluctuation regarding certain contribution placed onshore by one of our shareholders in connection with our financing activities during the period.

Exchange (losses) / gains

We had exchange gains of RMB62.7 million (US$9.6 million) in 2020, in comparison with exchange losses of RMB9.2 million in 2019, as a result of fluctuations of the exchange rates of Renminbi against U.S. dollars.

Others, net

Our others, net increased from RMB2.7 million in 2019 to RMB11.7 million (US$1.8 million) in 2020 primarily due to increases in non-operating income and government subsidies.

Loss before income tax

Primarily as a result of the foregoing, our loss before income tax in 2020 was RMB516.5 million (US$79.2 million), decreased by 48.6% from RMB1.0 billion in 2019.

Income tax expenses

Our income tax expense increased from RMB40 thousand in 2019 to RMB1.1 million (US$166 thousand) in 2020.

Net loss

As a result of the foregoing, our net loss decreased by 48.5% from RMB1.0 billion in 2019 to RMB517.6 million (US$79.3 million) in 2020.

Selected Quarterly Results of Operations

The following table sets forth our selected unaudited consolidated statements of operations data for each of the eight quarters from January 1, 2019 to December 31, 2020. The selected unaudited quarterly statements of operations data set forth below have been prepared on the same basis as our audited annual consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. Our historical results of operations are not necessarily indicative of results of operations expected for future periods. The following selected unaudited quarterly financial data are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2019	2019	2019	2019	2020	2020	2020	2020
	(RMB in thousands)
Revenue:
Advertising	102,671	136,143	152,920	185,690	125,629	167,342	231,141	319,172
Paid Membership	14,721	17,648	20,031	35,597	55,759	69,284	91,056	104,372
Content-commerce solutions	—	—	—	641	1,067	12,731	45,530	76,485
Others	619	765	944	2,121	5,706	12,031	15,113	19,778

Total revenue	118,011	154,556	173,895	224,049	188,161	261,388	382,840	519,807

Cost of revenue	(83,149)	(84,178)	(90,265)	(100,649)	(109,911)	(134,994)	(162,773)	(186,721)
Gross profit	34,862	70,378	83,630	123,400	78,250	126,394	220,067	333,086
Selling and marketing expenses	(146,063)	(160,320)	(215,535)	(244,547)	(125,423)	(146,746)	(219,647)	(242,937)
Research and development expenses	(93,566)	(84,506)	(82,970)	(89,970)	(86,618)	(83,553)	(77,233)	(82,359)
General and administrative expenses	(52,108)	(60,400)	(74,702)	(66,058)	(77,134)	(53,746)	(52,985)	(112,297)
Total operating expenses	(291,737)	(305,226)	(373,207)	(400,575)	(289,175)	(284,045)	(349,865)	(437,593)

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2019	2019	2019	2019	2020	2020	2020	2020
	(RMB in thousands)
Loss from operations	(256,875)	(234,848)	(289,577)	(277,175)	(210,925)	(157,651)	(129,798)	(104,507)
Investment income	2,865	2,579	6,739	12,852	15,382	13,817	14,899	11,989
Interest income	4,897	4,397	6,789	12,586	9,870	7,410	3,336	4,135
Fair value change of financial instrument	—	—	12,187	(5,055)	(381)	19,619	(38,810)	(49,246)
Exchange (losses)/gains	(3,222)	(239)	(18,760)	13,005	(15,281)	(689)	36,847	41,786
Others, net	(38)	(1)	1,068	1,646	701	930	3,826	6,271
Loss before income tax	(252,373)	(228,112)	(281,554)	(242,141)	(200,634)	(116,564)	(109,700)	(89,572)
Income tax expense	(1)	(63)	46	(22)	(703)	449	(341)	(485)

Net loss	(252,374)	(228,175)	(281,508)	(242,163)	(201,337)	(116,115)	(110,041)	(90,057)

Our advertising revenue increased in each quarter of 2020 compared with the same period in 2019, primarily reflecting a significant and continued increase in MAUs, despite of the negative impact the COVID-19 pandemic had on our advertising revenue in the first half of 2020. See “—Impact of COVID-19 Pandemic on Our Operations and Financial Performance.” We have generally experienced lower advertising revenue in the first quarter of each year in connection with the Chinese New Year holidays as merchants and brands generally limit their budget for advertising services during the period. Our paid membership revenue increased continuously during these periods since we formally launched our Yan Selection membership program in March 2019, primarily attributable to the increases in our MAUs as well as paying ratio. Since we formally launched our content-commerce solutions in early 2020, the revenue generated increased significantly every quarter, driven by both the number of our MAUs and average content-commerce solutions revenue per MAU.

Our cost of revenue increased steadily during these periods, primarily attributable to increases in cloud service and bandwidth costs, content and operational costs, and payment processing costs. The selling and marketing expenses decreased in the first and second quarter of 2020 as we spent less on regular or scheduled offline marketing events, which had been canceled or delayed due to the COVID-19 pandemic, than what we would have needed. Our general and administrative expenses increased in the fourth quarter of 2020 due to share-based compensation expenses related to awards to our management.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Year Ended December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data
Net cash used in operating activities	(715,522)	(244,421)	(37,461)
Net cash (used in)/generated from investing activities	(2,102,488)	430,113	65,918
Net cash generated from financing activities	2,997,575	9,286	1,423
Effect of exchange rate changes on cash and cash equivalents	7,491	(137,508)	(21,073)

Net increase in cash and cash equivalents	187,056	57,470	8,807

	For the Year Ended December 31,
	2019	2020
	RMB	RMB	US$
	(in thousands)
Cash and cash equivalents at the beginning of the year	713,294	900,350	137,985

Cash and cash equivalents at the end of the year	900,350	957,820	146,792

To date, we have financed our operations primarily through cash generated by historical equity financing. We had cash and cash equivalents of RMB900.4 million and RMB957.8 million (US$146.8 million) as of December 31, 2019 and 2020, respectively.

We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months from the date of this prospectus. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future operations and investments through additional financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increasing fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

As of December 31, 2020, 23.4% of our cash and cash equivalents were held in China, and substantially all of such balance were denominated in Renminbi. As of December 31, 2020, 9.0% of our cash and cash equivalents were held by our VIE and its subsidiaries.

Substantially all of our revenues have been, and we expect will likely to continue to be, denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Although we consolidate the results of our variable interest entities and their subsidiaries, we only have access to the assets or earnings of our variable interest entities and their subsidiaries through contractual arrangements. See “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding Company Structure.”

Operating activities

For the year ended December 31, 2020, net cash used in operating activities was RMB244.4 million (US$37.5 million), which was primarily attributable to our net loss of RMB517.6 million, as adjusted by deducting an accrued investment income of short-term investments of RMB2.4 million, adding back other non-cash items of RMB285.5 million, which primarily comprised share-based compensation expenses of RMB180.1 million and fair value change of financial instrument of RMB68.8 million, and deducting RMB10.1 million used for working capital. The cash used for working capital was primarily the result of (i) an increase of RMB257.1 million in trade receivables in relation to the increasing scale of our advertising business and (ii) a decrease of RMB57.9 million in net amount due to related parties, which reflected an increase in settlement of cloud service fees with service providers who are also our shareholders, which was partially offset by (y) an increase of RMB214.8 million in accounts payables and accrued liabilities and (z) an increase of RMB52.9 million in contract liabilities, both reflecting the increasing scale of our advertising business.

For the year ended December 31, 2019, net cash used in operating activities was RMB715.5 million, which was primarily attributable to our net loss of RMB1.0 billion, as adjusted by deducting an accrued investment income of short-term investments of RMB4.9 million and a gain of RMB7.1 million from unrealized fair value change of financial instrument, adding back other non-cash items of RMB215.3 million, which primarily comprised share-based compensation expenses of RMB179.7 million, and adding another RMB85.4 million released from working capital. The cash released from working capital was primarily the result of (i) an increase of RMB66.0 million in salary and welfare payables to our employees, (ii) an increase of RMB42.0 million in contract liabilities, and (iii) an increase of RMB38.6 million in accounts payables and accrued liabilities, partially offset by an increase of RMB62.6 million in trade receivables. The increase in contract liabilities, accounts payables and accrued liabilities, and trade receivables all reflect the increasing scale of our advertising business.

Investing activities

For the year ended December 31, 2020, net cash generated from investing activities was RMB430.1 million (US$65.9 million), which was mainly attributable to (i) proceeds of maturities of short-term investments of RMB6,594.7 million and (ii) proceeds from disposal of term deposits of RMB2,319.2 million, partially offset by (y) purchases of short-term investments of RMB6,153.1 million and (z) purchases of term deposits of RMB2,328.7 million.

For the year ended December 31, 2019, net cash used in investing activities was RMB2.1 billion, which was mainly attributable to (i) purchase of short-term investments of RMB3.5 billion and (ii) purchase of term deposits of RMB1.2 billion, partially offset by proceeds of maturities of short-term investments of RMB2.3 billion.

Financing activities

For the year ended December 31, 2020, net cash generated from financing activities was RMB9.3 million (US$1.4 million), which primarily comprised proceeds received from employees in relation to share options.

For the year ended December 31, 2019, net cash generated from financing activities was RMB3.0 billion, which primarily comprised net proceeds from issuance of convertible redeemable preferred shares.

Capital expenditures

Our capital expenditures are primarily incurred for purchases of property, plant and equipment and purchases of intangible assets. Our total capital expenditures were RMB5.8 million in 2019 and RMB2.0 million in 2020. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering and the concurrent private placements. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2020.

	Total	Payment Due by Period
		Less Than 1 year	1-3 Years	3-5 Years	Over 5 Years
	(RMB in thousands)
Operating lease commitments	70,258	25,990	31,877	12,391	—

Total	70,258	25,990	31,877	12,391	—

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2020.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Critical Accounting Policies, Judgments and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain and requires significant judgment at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in accordance with U.S. GAAP. Significant accounting policies we follow in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of Consolidation

Our consolidated financial statements include the financial statements of our company, our subsidiaries, our VIE and its subsidiaries for which we are the ultimate primary beneficiary.

Subsidiaries are those entities in which we, directly or indirectly, control more than one half of the voting power, have the power to appoint or remove the majority of the members of the board of directors, or cast a majority of votes at the meeting of the board of directors, or have the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which we have, or our subsidiary has, through contractual arrangements, the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore is the primary beneficiary of the entity.

All intercompany transactions and balances between ourselves, our subsidiaries, our VIE and subsidiaries of the VIE have been eliminated upon consolidation.

Revenue Recognition

We adopted ASC 606, Revenue from Contracts with Customers, for all periods presented. According to ASC 606, revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if our performance: (i) provides all of the benefits received and consumed simultaneously by the customer; (ii) creates and enhances an asset that the customer controls as we perform; or (iii) does not create an asset with an alternative use to us and we have an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on the relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, we present the contract in the balance sheet as a contract asset or a contract liability, depending on the relationship between our performance and the customer’s payment.

A contract asset is our right to consideration in exchange for goods and services that we have transferred to a customer. A receivable is recorded when we have an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or we have a right to an amount of consideration that is unconditional before we transfer a good or service to the customer, we present the contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is our obligation to transfer goods or services to a customer for which we have received consideration (or an amount of consideration is due) from the customer.

Paid membership

We generate revenue through paid membership services in our community where users pay a membership fee to access premium content library for a fixed time period. We are determined to be the primary obligor and, accordingly, we record revenue on a gross basis, and the revenue sharing to the content providers is recorded as cost of revenues.

We offer membership service which provides subscription members’ access right to premium content. Membership periods range from one month to twelve months. Membership service represents a stand-ready obligation to provide the paid content service and the customer simultaneously receives and consumes the benefits as we provide such services throughout the membership period. The receipt of membership fees is initially recorded as contract liabilities and revenue is recognized ratably over the membership period as services are rendered.

Users who are undecided about or otherwise do not need paid memberships can pay retail prices to access the premium content. This on-demand access option supplements the membership programs as an additional revenue stream and provides flexibility to the users. We determined that the retail purchase consists of two performance obligations: the content and the hosted connection for content online playback, or online hosting. The transaction price is allocated between the two performance obligations based on the relative standalone selling price. The purchased content usually has no expiry period unless otherwise stated. As we do not have further obligation after making the content available to the user for content performance obligation, the revenue from content performance obligation is recognized at the time of purchase for pre-recorded content and at the time of completion of live streaming for live streaming content. The online hosting performance obligation is satisfied over the viewing period of the customers. Accordingly, we recognize the revenue over the estimated benefit periods. The revenue derived from the retail purchase is not significant for the years ended December 31, 2019 and 2020.

We also provide discount coupons to our customers for use in purchasing online paid contents, which are treated as a reduction of revenue upon usage of the coupon.

Advertising

Advertising revenues are derived principally from advertising contracts with customers where the customers pay to place their advertisements in our community over a particular period of time. Such formats generally include but are not limited to launch screen advertisements, in-app bannered advertisements, and feed advertisements. Merchants and brands can choose to compose their advertisements in text, images or videos and decide whether they are display-based or performance-based. We primarily charge display-based advertisements by cost-per-day (“CPD”) model and cost-per-mille (“CPM”) model, and primarily charge performance-based advertisements by cost-by-click (“CPC”) model.

Content-commerce solutions

Content-commerce solution services are online marketing solutions that are seamlessly integrated into our regular content operations. We provide content-commerce solutions services to expose the designated content to more targeted audience. We primarily charge the content-commerce solutions service by CPC model.

For advertising and content-commerce solutions, we recognize revenue on the satisfied performance obligations and defer the recognition of revenue for the estimated value of the undelivered elements until the remaining performance obligations have been satisfied. When all of the elements within arrangement are delivered uniformly over the agreement period, the revenues are recognized on a straight-line basis over the contract period. The services and pricing models of advertising and content-commerce solutions are summarized as below:

CPD model. Under the CPD model, a contract is signed to establish a fixed price for the advertising services to be provided over a period of time. Given the advertisers benefit from the displayed advertising evenly, we recognize revenue on a straight-line basis over the period of display, provided all revenue recognition criteria have been met.

CPM model. Under the CPM model, the unit price for each qualified display is fixed and stated in the contract with advertisers. A qualified display is defined as the appearance of an advertisement, where the advertisement meets the criteria specified in the contract. Given the fees are priced consistently throughout the contract and the unit prices for each qualified display is fixed accordingly, we recognize revenue based on the fixed unit prices and the number of qualified displays upon the occurrence of display, provided all revenue recognition criteria have been met.

CPC model. Under the CPC model, there is no fixed price for advertising services or content-commerce solutions services stated in the contract with the advertiser and the unit price for each click is auction-based. We charge merchants and brands on a per-click basis, when the users click on the advertisements or the designated content. Given that the unit price is fixed, we recognize revenue based on qualifying clicks and unit price upon the occurrence of a click, provided all revenue recognition criteria have been met.

Sales rebate to certain customers. Certain customers may receive sales rebates, which are accounted for as variable consideration. We estimate annual expected revenue volume of each individual customer with reference to their historical results. The sales rebate reduces revenues recognized. We recognize revenue for the amount of fees it receives from its advertisers, after deducting sales rebates and net of value-added tax, or VAT. We believe that there will not be significant changes to its estimates of variable consideration.

Other revenues

Our other revenues are primarily generated from online education, e-commerce, and other services. For the e-commerce service, we direct traffic externally to third-party e-commerce platforms, and charge commissions based on pre-agreed commission rate. We do not take control of the goods sold. We also offer third-party online education courses to our users, and charge commissions based on pre-agreed commission rate. The commission fee is recognized on a net basis. We recognize other revenues when the effective control of products is transferred, or when the respective services are rendered.

Principal expedients and exemptions

The transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied, has not been disclosed, as substantially all of our contracts have a duration of one year or less.

Share-Based Compensation

Share-based compensation benefits are provided to employees under the 2012 Plan. We account for share-based compensation benefits granted to employees in accordance with ASC 718 Stock Compensation. Information relating to the plan is set out in Note 14 to the consolidated financial statements included elsewhere in this prospectus.

The fair value of options granted under the 2012 Plan is recognized as staff cost with a corresponding increase in equity. The total amount to be expensed is determined by reference to the fair value of the options granted.

The total expense is recognized over the vesting period, over which all the specified vesting conditions are to be satisfied, using graded vesting method. We account for forfeitures in the period we occur as a reduction to expense.

Fair Value of Ordinary Shares

The following table sets forth the fair value of our ordinary shares estimated at the grant dates of share options from the end of 2018 through December 31, 2020.

Valuation Date	Fair Value per Share (US$)	DLOM	Discount Rate
December 20, 2018	4.68	23.00%	22.50%
June 20, 2019	6.27	20.00%	20.50%
December 20, 2019	7.08	19.00%	20.50%
June 20, 2020	7.42	17.50%	20.00%
December 20, 2020	10.32	14.00%	20.00%

The determined fair value of our ordinary shares increased from US$4.68 per share as of December 20, 2018 to US$6.27 per share as of June 20, 2019. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

•	our revenue grew significantly;

•

as we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of discount for lack of marketability, or DLOM, from 23% as of December 20, 2018 to 20% as of June 20, 2019;

•	as a result of the growth of our business, the discount rate decreased from 22.5% as of December 20, 2018 to 20.5% as of June 20, 2019; and

•	we adjusted our financial forecast to reflect the anticipated higher revenue growth rate and improved financial performance in the future due to the abovementioned developments.

The determined fair value of our ordinary shares increased from US$6.27 per share as of June 20, 2019 to US$7.08 per share as of December 20, 2019. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

•	our revenue grew significantly; and

•

as we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 20.0% as of June 20, 2019 to 19.0% as of December 20, 2019.

The determined fair value of our ordinary shares increased from US$7.08 per share as of December 20, 2019 to US$7.42 per share as of June 20, 2020. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

•	our revenue grew significantly;

•

as we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 19.0% as of December 20, 2019 to 17.5% as of June 20, 2020; and

•	as a result of the growth of our business, the discount rate decreased from 20.5% as of December 20, 2019 to 20.0% as of June 20, 2020.

The determined fair value of our ordinary shares increased from US$7.42 per share as of June 20, 2020 to US$10.32 per share as of December 20, 2020. We believe the increase in the fair value of our ordinary shares was primarily attributable to the following factors:

•	our revenue grew significantly; and

•

as we progressed towards an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 17.50% as of December 20, 2019 to 14.00% as of December 20, 2020.

Convertible Redeemable Preferred Shares

We have classified the preferred shares in the mezzanine equity of the consolidated balance sheets as they are contingently redeemable at the options of the holders. In addition, we record accretions on the preferred shares to the redemption value from the issuance dates to the earliest redemption dates. The accretions using the effective interest method, are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the preferred shares is recognized at the respective fair value at the date of issuance net of issuance costs.

We have determined that there was no beneficial conversion feature attributable to the preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of ordinary shares determined by us taking into account independent valuations.

Pursuant to laws applicable to PRC entities incorporated in China, PRC investors should complete its statutory filings and foreign exchange registrations for outbound investment, before such PRC entities can legally own offshore investments or equity interests in offshore entities. As such, all PRC shareholders of Zhihu Inc. must complete their relevant registrations and statutory filings, as appropriate, before they can, in accordance with applicable PRC laws, hold directly or indirectly any share of Zhihu Inc., which is incorporated under the laws of the Cayman Islands. Certain preferred shareholder who made full payment of the purchase consideration received a warrant and one preferred share in us to reflect such holder’s rights, obligations, and interests in us as if such holder were holding all the preferred shares of us issuable upon exercise of the warrant before such holder completes its necessary registration for outbound investment to exercise its warrant to purchase our preferred shares. This was a transitional arrangement pending completion of necessary registration process by such holder. Once such holder completes the necessary registration for outbound investment, it is required to exercise the warrant immediately. Accordingly, the one preferred share was accounted for and represented based on the terms on all preferred shares of the Company issuable upon exercise of the warrant. Concurrently, we entered into a foreign exchange forward contract with the investor. We account for the foreign exchange forward contract and the warrant at fair value and the changes in the fair value recorded within other income/(expenses) in the consolidated statements of operations and comprehensive loss. The holder of the warrant completed the relevant registration and filing and exercised the warrant in December 2020, and therefore the one preferred share had been surrendered to us for cancelation. The underlying preferred shares have been legally issued accordingly.

Internal Control Over Financial Reporting

Prior to our initial public offering, we had been a private company with limited reporting and accounting personnel and other resources with which we address our internal control over financial reporting

In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2019 and 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate understanding and knowledge of U.S. GAAP to handle complex accounting issues and to establish and implement key controls over period end closing and financial reporting to properly prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements.

To remediate the identified material weakness, we are currently in the process of establishing clear rules and responsibilities for accounting and financial reporting staffs to address complex accounting and financial reporting issues. We plan to:

•

hire additional accounting staff with adequate experience and knowledge with U.S. GAAP and SEC reporting requirements to address complex U.S. GAAP technical accounting issues, strengthen the financial reporting function, and set up an internal control framework to prepare and review the financial statements and related disclosures in accordance with U.S. GAAP and SEC financial reporting requirements;

•

implement regular U.S. GAAP and SEC financial reporting training programs for the accounting and financial personnel to equip them with sufficient knowledge and practical experience of preparing financial statements under U.S. GAAP and SEC reporting requirements; and

•

develop and implement a comprehensive set of period-end financial reporting policies and procedures, especially for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are in compliance with U.S. GAAP and SEC reporting requirements.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.”

Holding Company Structure

Zhihu Inc. is a holding company with no material operations of its own. We conduct our operations through our PRC subsidiaries and our VIE in China. As a result, our ability to pay dividends depends significantly upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their accumulated after-tax profits, if any, as determined in accordance with PRC accounting standards and regulations. Under the PRC law, each of our PRC subsidiaries and our VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

To date, inflation in China has not materially affected our results of operations. According to the PRC National Bureau of Statistics, the year-over-year percentage changes in the consumer price index for December 2017, 2018 and 2019 were increases of 1.8%, 1.9% and 4.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future. For example, certain operating expenses, such as employee, technology, and office related expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

Our expenditures are mainly denominated in Renminbi and, therefore, we are exposed to risks related to movements between Renminbi and U.S. dollars. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. In addition, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollars and Renminbi because the value of our business is effectively denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

The value of Renminbi against U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of Renminbi to U.S. dollars. Following the removal of the U.S. dollar peg, Renminbi appreciated over 20% against U.S. dollars over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and U.S. dollars remained within a narrow band. Since June 2010, the PRC government has allowed Renminbi to appreciate slowly against U.S. dollars again, and it has appreciated over 10% since June 2010. On August 11, 2015, the People’s Bank of China, or the PBOC, announced plans to improve the central parity rate of Renminbi against U.S. dollars by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the PBOC with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase volatility in the trading value of the Renminbi against foreign currencies. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollars in the future.

To the extent that we need to convert U.S. dollars or other currencies into Renminbi for our operations, appreciation of Renminbi against U.S. dollars would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars or other currency for the purpose of making payments to suppliers or for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of U.S. dollars against Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$801.3 million from this offering and the concurrent private placements, if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the offering price of US$10.50 per ADS. Assuming that we convert the full amount of the net proceeds from this offering and the concurrent private placements into Renminbi, a 10% appreciation of U.S. dollars against Renminbi, from the exchange rate of RMB6.5250 for US$1.00 as of December 31, 2020 to a rate of RMB7.1775 to US$1.00, would result in an increase of RMB522.8 million in our net proceeds from this offering and the concurrent private placements. Conversely, a 10% depreciation of U.S. dollars against Renminbi, from the exchange rate of RMB6.5250 for US$1.00 as of December 31, 2020 to a rate of RMB5.8725 to US$1.00 would result in a decrease of RMB522.8 million in our net proceeds from this offering and the concurrent private placements.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and wealth management products. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

After completion of this offering and the concurrent private placements, we may invest the net proceeds that we receive from this offering and the concurrent private placements in interest-earning instruments. Investments in both fixed-rate and floating rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 of our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

The information presented in this section has been derived from an industry report issued in December 2020 and a user survey, each commissioned by us and prepared by CIC, an independent research firm, to provide information regarding our industry and our market position in China. The survey was conducted in November 2020 with approximately 2,000 randomly sampled users of online content communities in China. We refer to this report as the “CIC Report” and the survey as the “CIC Survey.”

Overview of China’s Online Content Market

China’s online content market size in terms of revenue has reached RMB1.2 trillion in 2019, approximately three times of that in 2015, and is expected to further increase to RMB3.7 trillion in 2025, representing a CAGR of 21.4% from 2019, according to CIC. The consumption of, and willingness to pay for, online content have been increasing in China, creating a massive and fast-growing online content market.

China’s Online Content Market Size (in terms of revenue), 2015-2025E

Source: CIC Report

The user base of China’s online content market reached 814.4 million in 2019, up from 575.1 million in 2015, and is expected to further increase to 1.1 billion in 2025. In 2019, 90.1% of China’s internet population were online content market users, up from 83.6% in 2015, and such percentage is expected to reach 95.8% in 2025.

Overview of China’s Online Content Communities

Online content communities refer to UGC-focused (including PUGC-focused) online content market players where content creators are also users, who are actively engaged within the communities and are therefore better positioned to create content that meets users’ needs and encourages interactions. As a result, content communities generally can stimulate higher level of user engagement, cultivate more vibrant community culture, offer more interactive user experience, and enjoy lower content cost, compared to PGC-focused players. As China’s online content market evolves, users value not only the richness and diversity of content, but also the culture of content communities.

Market Size of China’s Online Content Communities (in terms of revenue), 2015-2025E

Source: CIC Report

The market size of China’s online content communities in terms of revenue increased from RMB38.6 billion in 2015 to RMB275.8 billion in 2019, and is expected to increase to RMB1.3 trillion in 2025, representing a CAGR of 30.3% from 2019, outgrowing the overall online content market. Online content community user base in China has expanded significantly from 516.2 million in 2015 to 773.0 million in 2019, and is expected to further increase to 1.0 billion in 2025.

China’s online content community market is still at early stage of monetization with significant growth potential. Revenue per user of China’s online content communities, calculated as total revenue of online content community market divided by total number of users, was RMB356.7 in 2019, growing fivefold since 2015, but only about one third of that of the U.S. market in 2019, which was RMB1,024.3. In 2025, this value in the China market is expected to further increase to RMB1,292.4, which is still lower than the RMB1,858.6 expected for the U.S. market, showing significant potential for monetization.

Compared with the U.S. market, where monetization is primarily through advertising, China’s online content community market features more diversified monetization channels, including online advertising, paid membership, content-commerce solutions, content e-commerce, virtual gifting in live streaming, online games, IP-based monetization, and online education.

Revenue per User of China’s Online Content Communities, 2015-2025E

Source: CIC Report

China’s online content communities can be further categorized into comprehensive online content communities and vertical online content communities. Comprehensive online content communities refer to content communities covering news, entertainment content, experience sharing, professional expertise, and knowledge, among others. Vertical online content communities refer to communities that provide content in certain content verticals, such as cosmetics and games, among others.

According to CIC, the market size of comprehensive online content communities in China in terms of revenue has expanded rapidly from RMB3.2 billion in 2015 to RMB121.2 billion in 2019, and is expected to reach RMB943.5 billion in 2025, representing a CAGR of 40.8% from 2019, higher than that of the overall online content community market in China. The trend suggests that Chinese users tend to favor one-stop destination for comprehensive set of content offerings, as oppose to vertical online communities. The diversity of content verticals of comprehensive online content communities enables them to satisfy the diverse needs of a broad user base. Users are able to utilize one app for different scenarios to optimize their experience, which enhances user stickiness.

Among online content formats, text and image are usually the origination and foundation of content creation, providing comprehensive content coverage and flexible content consumption scenarios, whereas video has become an increasingly popular form of content creation and consumption. In terms of content products, Q&A form by nature invites a high level of user interaction and inspires sharing of knowledge, experience, and insights. Platforms with multiple content forms can cater to diverse user needs, and therefore have better receptivity among users and higher monetization potential.

Key Growth Drivers of China’s Online Content Communities

Growing and more engaging user base

China’s urbanization rate reached 60.6% in 2019, with a total urban population of 848.4 million, about three times that of the United States. The urbanization rate in China is expected to further increase to 65.5% in 2025, adding over 80 million urban population during the period. Continued urbanization is expected to increase internet penetration, and thus drives user growth for China’s online content communities. Moreover, users, especially the younger generation, have evolved from receivers to disseminators of information. They have become increasingly willing to express themselves, interact with other users, and become more engaged while spending time in online content communities.

Booming content supply with enhanced quality

The prevalence of smartphones and advancement of content production tools have facilitated content creation and sharing, reducing the barrier for users to share experience and insights and become content creators. Moreover, users are becoming more active in content creation in online content communities. Besides accumulation of rich UGC, the development of PUGC has also helped enhance content quality and enrich content library in content communities. Technology advancements in big data and AI also enable the distribution of right content to targeted audience. These factors have enabled online content communities to expand the breadth, depth, and quality of their content pools, and to offer a wide range of content verticals to satisfy users’ diverse interests and needs for high-quality content.

Strong desire and rising willingness of users to pay for quality content

With the proliferation of online content communities, users are increasingly demanding quality online content and have demonstrated a growing willingness to pay for them. The number of paying users in China’s online content communities, or users who pay for any type of products or services such as membership, education, and virtual gifts in online content communities at least once during a year, is expected to increase at a CAGR of 17.1% between 2019 and 2025, which means an increase of 360.4 million extra paying users of online content communities to 588.2 million in 2025. Over 80% of surveyed users are willing to pay more for high-quality online content in the future, according to the CIC Survey.

Strong needs of merchants and brands to adopt content-based online marketing

As merchants and brands in China become increasingly aware of the growing content consumption, they have strong needs for marketing services to help build a brand narrative that can organically attract customers and drive conversion. A variety of content-based online marketing solutions have thus emerged to meet such demand. Content-based online marketing seamlessly integrates commercial information into the content, allowing it to be more user-focused than traffic-based brand marketing. It creates an active connection between merchants and brands and users, which leads to better user experience, more efficient user conversion, and greater brand loyalty.

More diversified and effective monetization channels

Alongside development of more diversified content, online content communities’ monetization channels have also advanced gradually. Besides online advertising, online content communities are exploring more diversified content-based monetization channels, such as paid membership, content-commerce solutions, content e-commerce, and online education. Some innovative monetization channels, such as content-commerce solutions and content e-commerce, provide a suite of conversion plugins that can be natively embedded into the content to achieve more effective customer acquisition and sales conversion. With more diversified and effective monetization channels, online content communities are expected to achieve significant revenue growth.

Monetization Opportunities of China’s Online Content Communities

Compared to PGC-focused online content market players, online content communities have a higher level of user engagement, providing them an advantage to pursue a wider variety of monetization opportunities, which results in more sustainable business models. Online content communities mainly monetize via online advertising, paid membership, content-commerce solutions, content e-commerce, virtual gifting in live streaming, and online games. As the market matures, other monetization opportunities, such as IP-based monetization and online education, also emerge and grow rapidly.

Online advertising

Compared with PGC-focused online content market players, online content communities attract advertisers with their growing, recurring, and quality user traffic, increasing content consumption time share, technology-enabled high marketing efficiency, and innovative advertising formats. Massive user data generated from user engagement, big data, and AI technologies enables more accurate and personalized distribution of advertising content, thereby driving up advertising efficiency and effectiveness.

As advertisers increasingly value conversion efficiency, communities that can better help users obtain insights and convert such insights into actions and decisions will have a competitive edge. Such communities’ advantages are well aligned with advertisers’ demands in top online advertising verticals such as automobile, real estate and healthcare, where products have relatively high unit price and customers often take longer time to make decisions.

According to CIC, China’s online advertising market size in terms of revenue reached RMB665.8 billion in 2019 and is expected to grow to RMB1.8 trillion in 2025, representing a CAGR of 18.5% from 2019. In this market, online content communities’ online advertising revenue has reached RMB109.5 billion in 2019 and is expected to increase at a CAGR of 29.2% to RMB510.5 billion in 2025, outgrowing the overall market.

China’s Online Advertising Market Size (in terms of revenue), 2015-2025E

Source: CIC Report

Paid membership

Online content communities generate revenue through paid membership services as users pay subscription fee to access premium content for a specific period of time or make one-off payment for specific content. The matching of content with users’ needs through technology, improving content diversity and quality, higher disposable income, and the increasing recognition of premium content have made users more willing and accustomed to paying for quality content. This is evidenced by the increasing number of paying members as a percentage of the online content community user base from 5.8% in 2015 to 17.3% in 2019. According to CIC, China’s paid membership market size in terms of revenue reached RMB105.0 billion in 2019 and is expected to grow to RMB328.3 billion in 2025, among which the revenue generated from online content communities is expected to increase from RMB17.4 billion in 2019 to RMB90.2 billion in 2025. According to CIC, within China’s paid membership market, online content communities are expected to outgrow other online content market players due to higher potential of membership penetration and lower content cost to ramp up paid membership.

China’s Paid Membership Market Size (in terms of revenue), 2015-2025E

Source: CIC Report

Content-commerce solution

Online content communities have a distinctive ability to offer highly-relatable content to users. Online content communities have thus become destinations for users to learn, interact, and make decisions. Following such user behavior, merchants and brands would carry out marketing activities based on the suitable type of content. In recent years, there are noticeable trends of merchants and brands increasingly shifting from traditional traffic-based marketing to content-based marketing, due to its higher effectiveness and lower cost.

To satisfy merchants’ and brands’ needs for integrated marketing solutions, online content communities provide content-commerce solutions for content creation, content distribution, and content conversion. Content-commerce solutions are highly efficient online marketing solutions that are seamlessly integrated into our regular content operations and have high commercial values. Owing to its UGC or PUGC nature, content-commerce solutions can build brands, enhance commercial effectiveness, and strengthen their connections with users, without compromising users experience.

The accumulation of rich content pool, combined with deep understanding of users’ and client’s needs, naturally result in more efficient match of content and user demands, making comprehensive content communities best positioned and most efficient in providing content-commerce solutions. As a top comprehensive content community in China, Zhihu launched industry-pioneering integrated content-commerce solutions, providing merchants and brands one-stop services for all their sales and marketing needs, from making marketing plans, facilitating content creation, assigning the most relevant content creators, to distributing to the interested users.

According to CIC, China’s content-commerce solution market size in terms of revenue generated from online content communities is expected to grow from RMB11.4 billion in 2019 to RMB112.3 billion in 2025 at a CAGR of 46.4%.

China’s Content-Commerce Solution Market Size (in terms of revenue), 2015-2025E

Source: CIC Report

Content e-commerce

With the vast number of shopping options online, there is an increasing demand for trusted information and advice from online content communities to facilitate users’ decision-making process. E-commerce business within online content communities, namely, content e-commerce, caters for such needs. The GMV of China’s content e-commerce market, including both GMV generated from online content communities and transactions directed from online content communities to other platforms, has reached RMB187.7 billion in 2019 and is expected to grow with a CAGR of 60.0% to reach RMB3.1 trillion in 2025. In comparison, the expected CAGR from 2019 to 2025 for the overall e-commerce market is only 16.3%.

Virtual gifting in live streaming

Virtual gifts are purchased by live streaming users to show their support for live streamers in online content communities. With live streaming growing as one of important content forms in online content communities, the market size of China’s virtual gifting in live streaming in terms of revenue is expected to increase from RMB109.9 billion in 2019 to RMB422.2 billion in 2025 at a CAGR of 25.1%.

Online games

China is the largest online gaming market in the world, with the total gross billings expected to increase from RMB297.0 billion in 2019 to RMB625.6 billion in 2025, representing a CAGR of 13.2%. Some online content communities have started to monetize their large traffic of game fans by offering publishing service for game developers, or launching self-developed games. The revenue of China’s online content communities from online games reached RMB5.4 billion in 2019 and is expected to grow to RMB24.3 billion in 2025, representing a CAGR of 28.5%.

Other monetization channels

Demands of online content community users are constantly evolving and expanding, stimulating the development of other monetization channels, such as IP-based monetization and online education.

Driven by growing consumption power, expanding fan base of content IPs, standardization of copyright regulations, and increasingly mature monetization of IP adaption, China’s IP-based monetization market size in terms of sales grew from RMB189.5 billion in 2015 to RMB393.8 billion in 2019, and is expected to reach RMB913.1 billion in 2025, representing a CAGR of 15.0% from 2019.

There is an increasing demand for education and knowledge as well as receptivity to obtain such content online. China’s online education market size in terms of revenue has been growing rapidly from RMB122.5 billion in 2015 to RMB324.0 billion in 2019, and is expected to further reach RMB1.1 trillion in 2025, representing a CAGR of 22.8% from 2019.

BUSINESS

Overview

“Do you know?”

The question is embedded in Zhihu ( )’s Chinese meaning.

A question is not only a yearning for the undiscovered, but also the start of a journey to learn, engage, and share. Zhihu is an iconic online content community where people come to seek inspiration, find solutions, make decisions, and have fun. On Zhihu, our users explore and enjoy a variety of content from daily lifestyle and entertainment topics such as selecting the best tech gadgets or discussing the most popular games and videos, to sophisticated knowledge and experience such as understanding high-energy physics or alpine skiing, and to preparation for life events and decisions such as finding the right career, starting a family, or expecting a baby. Zhihu has attracted a wide array of content creators, including individuals giving firsthand accounts of their unique experiences, tutors providing valuable exam preparation tips, and hobbyists sharing their expertise. Zhihu goes beyond that first question, and brings people together through their common interests.

What is our mission?

We believe that everyone has a wealth of knowledge, experience, and insights irrespective of background or education. We also believe that people desire to enrich themselves while pursuing their interests, academics, careers, and passion.

Our mission is to empower people to share knowledge, experience, and insights, and to find their own answers.

What makes Zhihu great?

Zhihu is the largest Q&A-inspired online community and one of the top five comprehensive online content communities in China, both in terms of average mobile MAUs and revenue in 2020, according to CIC. Zhihu is also recognized as the most trustworthy online content community and widely regarded as offering the highest-quality content in China, according to the CIC Survey. We pride ourselves as a “marketplace of answers,” steadily accumulating trustworthy content through continuous creation and engagement among our users and content creators over a journey of more than ten years. As of December 31, 2020, we had 43.1 million cumulative content creators, who had contributed 315.3 million questions and answers. Our 75.7 million average MAUs in the fourth quarter of 2020 generated 675.7 million average monthly interactions within our vibrant community during the same period.

Since our inception, we have worked relentlessly to develop Zhihu into a trustworthy content community. Our users and content creators continuously nurture our community and unique content ecosystem; our ecosystem reinforces our culture and upholds our values; and our culture and values attract and retain more users and content creators. This virtuous cycle allows us to amass the collective intelligence of tens of millions of users and content creators, leading to a “wisdom of the crowd” that delivers a fulfilling Zhihu experience.

Our business is underpinned by the following pillars:

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Our Content and Content Creators. We are content-obsessed. We believe that the quality of our content is fundamental in maintaining the attractiveness and value of our community. The reliability and trustworthiness of our content is constantly enhanced through our AI-powered TopicRank algorithms. The depth and breadth of our community is further enriched by our increasingly diverse content and media formats, from text and image, to audio, video, and live streaming. We have become a content powerhouse where original ideas serve as the source material for comprehensive content creation in the Chinese internet world. We encourage our users to become content creators, and provide multiple channels for our content creators to monetize their contribution in our community. We pride ourselves on our 43.1 million cumulative content creators who had contributed 315.3 million questions and answers as of December 31, 2020.

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Our Users. We have amassed a large, vibrant, and loyal user base with our attractive content, and are constantly improving our content offerings to enhance user experience. We had 75.7 million average MAUs, 469.0 million average monthly viewers, and 675.7 million average monthly interactions in the fourth quarter of 2020, representing year-over-year increases of 33.0%, 28.2%, and 4.8%, respectively. Our high-quality content has enabled us to expand our user base rapidly at low cost, while maintaining high user engagement and loyalty. For our YanPlus users, the average 12th-month retention rate in 2019 was 72%.

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Our Content-Centric Monetization. Zhihu is a community where tens of millions of people come to seek inspiration, find solutions, make decisions, and have fun. This leads to a natural avenue for our users, content creators, and business partners to interact and fulfill their needs. We monetize through online advertising, paid membership, content-commerce solutions, and other services such as online education and e-commerce related services. Our online advertising helps merchants and brands deliver advertisements effectively to a vast targeted audience. Our Yan Selection (盐选) membership program provides paying members with unlimited access to our premium content library. Our pioneering content-commerce solutions provide merchants and brands with effective content-based online marketing solutions, which seamlessly integrate high-quality commercial content and marketing utilities into our online content community, significantly enhancing marketing efficiency, while benefiting users with valuable commercial information. Through our content-centric monetization approach, we create commercial content that are natural extension and valuable supplement to our content library, collectively contributing to the quality and credibility of our content. Furthermore, we continually identify and introduce new services, such as online education and e-commerce related services, with more to come.

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Our Technology and Data. We leverage advanced artificial intelligence, big data, and cloud technologies to optimize content creation, distribution, and consumption. Our TopicRank algorithms assess the quality of content based on analysis of users’ credentials and engagement in our community. Our question routing system accurately distributes questions to relevant users. Our feed recommendation and search systems efficiently manage content distribution. Our WaLi (瓦力) monitoring system and WuKong (悟空) anti-spamming system help ensure content appropriateness and a healthy community culture. Our technology and data systems are continuously refined by iteration through the deep pool of data accumulated over our ten years of operations.

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Our Culture and Brand. We promote a culture of sincerity, expertise, and respect (认真、专业、友善) developed through years of cultivation, fostering a vibrant online community where users contribute and engage while respecting diversity and valuing constructiveness. Embracing all of these values, our Zhihu brand represents trustworthiness in the Chinese internet world.

What have we accomplished?

We started Zhihu as a Q&A-focused online content community a decade ago. Today, Zhihu is the largest Q&A-inspired online community and one of the top five comprehensive online content communities in China, both in terms of average mobile MAUs and revenue in 2020, according to CIC.

As of December 31, 2020, we had accumulated 315.3 million questions and answers contributed by our 43.1 million content creators. Our average MAUs increased by 33.0% from 56.9 million in the fourth quarter of 2019 to 75.7 million in the fourth quarter of 2020.

We are still in an early stage of monetization, with significant runway for growth across multiple new monetization channels. We started to offer online advertising in 2016, introduced paid content in 2018 and our paid Yan Selection membership program in the first half of 2019, and formally launched our content-commerce solutions in early 2020. We continued to expand our content-centric monetization channels in 2020, including offering online education and e-commerce related services. Our revenue increased from RMB670.5 million in 2019 to RMB1.4 billion (US$207.2 million) in 2020. Our net loss was RMB1.0 billion in 2019 and RMB517.6 million (US$79.3 million) in 2020.

Our Strengths

We believe that the following strengths differentiate us from our competitors.

Iconic and most trustworthy online content community

We are an iconic online community where people come to share knowledge, experience, and insights, and to find their own answers. We are the largest Q&A-inspired online community and one of the top five comprehensive online content communities in China, both in terms of average mobile MAUs and revenue in 2020, according to CIC. Being deeply content-obsessed, we have been relentlessly committed to providing superior user experience with trustworthy content since our inception. Zhihu is recognized as the first choice among all online content communities in China where people look for information to make decisions or find answers, according to the CIC Survey. In our unique community, we have amassed the collective intelligence of tens of millions of users, creating a “marketplace of answers.” As of December 31, 2020, we had 43.1 million cumulative content creators who had contributed 315.3 million questions and answers. Our 75.7 million average MAUs in the fourth quarter of 2020 generated 675.7 million average monthly interactions within our vibrant community during the same period.

Zhihu is recognized as the most trustworthy online content community and the most satisfactory online content community in China in terms of user experience, according to the CIC Survey. In 2020, we were included in the BrandZ Top 100 Most Valuable Chinese Brands, which serves as testimony to our brand value.

Ever-growing high-quality user-generated content

We have amassed an ever-growing supply of user-generated content. As of December 31, 2020, our community had 353.2 million cumulative pieces of content, representing a CAGR of 64.0% over the past two years, including 315.3 million questions and answers. We had 3.3 million average monthly active content creators in the fourth quarter of 2020 and 12.0 million pieces of content generated in December 2020.

We believe that everyone has certain expertise or perspectives that are valuable to others, and we have created a community for our content creators to contribute and exchange their perspectives. Our content creators are rewarded with both community recognition and financial gains. As a result, the depth and breadth of our content library are constantly enriched.

Our vibrant content ecosystem allows our users to conduct in-depth dialog on a wide range of topics. Our diverse content covered over 1,000 verticals and 571,000 topics as of December 31, 2020. Zhihu is widely regarded as offering the highest-quality content in China, according to the CIC Survey.

Fast growing, diverse, and highly engaged user base

High-quality, trustworthy content attracts everyday netizens to our community. As a result, we have a massive user reach and have experienced fast user growth. We had 75.7 million average MAUs in the fourth quarter 2020, representing a 33.0% increase from the fourth quarter of 2019. In the fourth quarter of 2020, we had 469.0 million average monthly viewers and over 2.0 billion average monthly effective page visits directed from social media and search engines, reflecting extensive accessibility of our content community.

We have a diverse, relatively gender-balanced user base with 43.1% of our MAUs in December 2020 being female. We also have a wide geographical coverage with 52.6% of our users in tier 1 and new tier 1 and 21.2% of our MAUs in tier 2 cities in China as of in December 2020. In addition, 78.7% of our MAUs were under 30 years old in December 2020.

Our users’ active participation and contribution are a direct result of our diverse and quality content, proven community governance system, attractive community culture, and trusted brand. In the fourth quarter of 2020, our daily active users opened the Zhihu app an average of 6.2 times per day, and had 675.7 million average monthly interactions.

Innovative and scalable content-centric monetization

Over the years, we have built a high-quality, trustworthy content library, laying a solid foundation for our innovative content monetization.

We are the first Q&A-inspired online community to launch a paid membership program, and the largest in terms of paid membership revenue among Q&A-inspired online communities in 2020, according to CIC. As a result of our high-quality content and its targeted distribution, our paying ratio has increased from 1.8% in the fourth quarter of 2019 to 4.0% in the fourth quarter of 2020, and the number of average monthly paying members increased from 1.0 million in the fourth quarter of 2019 to 3.0 million in the fourth quarter of 2020, demonstrating the success of our content monetization channels and the significant headroom for growth.

We are the first to have launched integrated content-commerce solutions at scale, and are the largest among online content communities in terms of revenue generated from integrated content-commerce solutions in 2020, according to CIC. In early 2020, we formally launched our content-commerce solutions, a more effective and efficient content-centric online marketing approach compared with traffic-based advertising. Our pioneering content-commerce approach provide merchants and brands with effective content-based online marketing solutions, which seamlessly integrate high-quality commercial content and marketing utilities into our online content community. Compared with traffic-based advertising, our content-commerce solutions vastly enhance marketing efficiency, while benefiting users with valuable commercial information.

We have a long runway of further growth from our new monetization channels. We have consistently identified customer demand and have introduced new services focusing on specific verticals including online education and e-commerce, or Recommended Goodies (好物推荐), to diversify our monetization channels. We believe our new services are natural extensions and valuable supplements to our content offerings, which not only satisfy the evolving demand of our users and contribute to our content quality and credibility, but also create a large monetization potential.

Superior technology infrastructure and data insights

We have developed a superior technology infrastructure that empowers all aspects of our business, including content, community, and commercialization. Our TopicRank algorithms assess and arrange our content by taking into account users’ credentials and engagement activities with the aim to provide the most trustworthy and suitable content to users. Our question routing system ensures that questions are answered by the most suitable content creators. Our personalized recommendation system distributes the most desired content to our users, which leads to improved user engagement and belongingness. Our WaLi (瓦力) and WuKong (悟空) systems ensure content appropriateness and a healthy community culture.

Our data insights are our key edge. Massive amount of data accumulated over a decade gives us unparalleled insights to better manage our content and our community. We continuously leverage big data analytics on our user data to refine our content recommendation algorithm, leading to more accurate recommendation to our users and better user experience.

Our data and technology bring value to merchants and brands. User traffic and commercial content are accurately directed and distributed within our community, while user experience is maintained at the highest level. For example, we have been improving the algorithms and structure of our search function to optimize the distribution of traffic and content.

Visionary management team and strong shareholder base

Our founder, chairman, and chief executive officer, Mr. Yuan Zhou, is an entrepreneur with over 15 years of experience in internet and media industries. He has outstanding acumen and vision for online content industry. He also has deep passion for content and is committed to building Zhihu as the most trustworthy online content community in China.

Our management team has fostered a corporate culture that highly values innovation, professionalism, and inclusiveness. Under the leadership of our visionary and experienced management team, everyone in our organization shares the same value of excellence and pursuit to bring superior Zhihu experience to every netizen.

Our shareholders include Tencent, Kuaishou, and Baidu. We believe that the collaboration with our shareholders will continue to strengthen our content ecosystem and market leadership.

Our Strategies

To achieve our mission, we intend to pursue the following growth strategies.

Enhance content offerings and empower content creators

We are committed to enhancing our content offerings by improving the quality, breadth, and depth of our content. To cater to users’ differentiated needs, we intend to continue strengthening our high-quality content library and expanding our selection of verticals and content media formats, such as video. In addition, we will continue to optimize user experience to further enhance organic user growth.

Furthermore, we will continue to leverage our large and unique content ecosystem to attract, convert, and nurture more content creators. We will also keep developing innovative, technology-enabled productivity tools to facilitate content creation, and incentivize content creators through effective content promotion and monetization.

Cultivate our brand

We believe that our brand is important in organically attracting new users and content creators. As such, we will continue to enhance our brand identity and recognition through a variety of efforts, including online and offline promotions. At the same time, the culture of the Zhihu community, underpinned by sincerity, expertise, and respect (认真、专业、友善), continues to serve as a foundation of the Zhihu brand and who we are. We plan to launch more themed campaigns and activities to promote this culture and our values to existing and potential users, while continuing to enhance our community governance to maintain this culture.

Grow our user base

We will continue to focus on organic user growth by enriching content offerings, enhancing user experience, optimizing content algorithms, and promoting our brand and culture. We will further invest in strategic marketing efforts to implement differentiated, cost-effective user acquisition approaches to attract different target user groups, such as campus promotion activities for students, themed events for professionals, and fan events. We believe that these strategies, together with strong organic user growth, allow us to rapidly acquire users with low acquisition costs.

Enhance our monetization capabilities

We plan to further realize the monetization potential of our businesses. We will further promote our innovative content-commerce solutions and online advertising services to address the evolving needs of merchants and brands. We also plan to increase the paying ratio of our expanded user base through offering a wider variety of high-quality paid content. In addition, we plan to capture the significant monetization opportunities in our more developed content domains as natural paths for growth. For instance, through capitalizing on our deep pool of education content and knowledge-oriented user base, we intend to ramp up our online education service through effectively enhancing the penetration of education products among our current user base, and offering a diverse course portfolio that satisfies our users’ growing needs for educational content. We will also continue to explore other innovative monetization channels, such as content e-commerce and IP-based monetization. We have continuously explored new monetization channels, and plan to continue to do so in the future.

Strengthen our technology

We will continue to innovate and strengthen our technological capabilities. We intend to further strengthen our big data analytics, AI, and cloud technologies, and upgrade our content assessment technology, feeds, and search functions. Leveraging our data and technology, we will continue to focus on understanding users’ preference and needs, customizing content and product recommendation, and optimizing user experience. In addition, we plan to invest in technologies that support our new initiatives.

Pursue strategic investments and acquisitions

We plan to selectively pursue strategic investments and acquisitions along the content value chain and to identify opportunities that can create synergies for our content, community, or technology.

Zhihu Content

Our comprehensive, high-quality content offerings are constantly enriched by our content creators with systematic support from our content operations.

Content Offerings

Our content primarily consists of UGC and PUGC, which encompasses a wealth of knowledge, experience, and insights. Our content is organized in various forms and features such as Q&As, articles, columns, videos, live streaming, thoughts, and groups. Our community had 353.2 million cumulative pieces of content as of December 31, 2020, including 315.3 million questions and answers. Our comprehensive content offerings encompass over 1,000 verticals and cover over 571,000 topics. In addition, our Yan Selection (盐选) membership program provides our users with access to 3.4 million pieces of premium content such as Yan Selection columns, e-books, e-magazines, live and recorded lectures, and audio books. We diligently expand our overall content offerings and curate premium content for our paying members to satisfy the demand of our increasingly diverse user base and to improve their experience as they seek inspiration, find solutions, make decisions, and have fun in our community.

Content creators can contribute in the form of texts, images, videos, and live streaming. Users can utilize various distribution channels, such as feeds, searches, and trending topics (热榜) to discover content quickly and efficiently. Content creators across diverse backgrounds create questions and answers of different lengths, styles, and perspectives, which are assessed and presented by our TopicRank algorithms. Our content portfolio is continuously refined over time as content creators contribute new quality content and TopicRank continues to assess the credentials and engagement of content creators. The enhanced content portfolio, coupled with accumulated user engagement data, optimizes TopicRank. These continuous iterations create a virtuous cycle to enhance the trustworthiness and quality of our content. As an illustration, Zhihu highly upvoted (知乎高赞) is a signature badge used by Chinese netizens to refer to high-quality and trustworthy content within the Chinese internet community.

Q&A is an intuitive and efficient way to inspire and facilitate quality discussions and interactions. In addition, we offer features such as articles and columns to facilitate more focused discussions in particular fields and to build systematic knowledge graphs. Users can post thoughts in our community to express their ideas in short, feed-style messages to facilitate interactions and engagement with other users. We also offer features such as groups for discussion of topics of common interests among our users.

As part of our efforts to cater to users’ evolving preferences on content, we encourage content creation in the form of video and live streaming, which we deem as a natural extension to our text- and image-based content portfolio. We actively introduce video creation and live streaming tools to facilitate content creators in their creative efforts so that they can meaningfully deliver and present knowledge, experience, and insights in these forms. We currently focus on videos longer than one minute. We also offer live streaming to facilitate a more interactive content creation and user engagement experience.

Users can easily find content that they are interested in through our feeds and searches. As our search functions have become more popular, we are increasingly recognized by Chinese netizens as a go-to destination to find trustworthy answers to their questions. Our users generated 25.7 million average daily searches in the fourth quarter of 2020, representing a 38.2% increase from the fourth quarter of 2019. Zhihu is recognized as the first choice among all online content communities in China where people look for information to make decisions or find answers, according to the CIC Survey.

Our content covers a wide spectrum of verticals that provide a fulfilling experience to our users. We strive to continue to develop more popular content verticals and include additional niche content verticals, while enhancing the depth of each vertical.

Content Operations

We use an AI-powered question routing system to invite users to answer questions that correspond to their interests and expertise, to incite their desire to create. We also offer productivity tools to help content creators efficiently produce quality content. We use a feed recommendation system and a search system to efficiently distribute content of interest to users. Users can browse their personalized home feeds on the Zhihu app and website based on their profiles and prior behaviors, as well as search keywords to quickly access relevant content. In addition, users can see updates from content creators and topics that they have followed, read trending topics, watch videos, and browse channels to discover content.

Our content is subject to collective assessment by the Zhihu community. We use a technology-driven approach to analyze content, assess user behaviors and interactions, and ultimately enhance the quality of our content portfolio. We leverage TopicRank algorithms to assess the content based on analytical results of users’ credentials and engagement. As a result, users’ behavior ultimately determines the order by which content is presented. Influential, reputable, and well-recognized users generally have more weight in the content assessment process. We use big data analytics to study user interactions and other factors to refine our assessment of the appropriateness of any particular content and determine corresponding reactions. To respond to inappropriate content, we use AI-powered proprietary systems, such as WaLi (瓦力), our content-monitoring system, and WuKong (悟空), our anti-spamming system. Our algorithms factor in the AI-based analysis of tones and attitudes demonstrated by users under complex context and circumstances to assess content quality, and we believe that we are one of the few online content market players with such capability.

Content Creators

We pride ourselves on the 43.1 million content creators who had contributed 353.2 million pieces of content to our community as of December 31, 2020. We strive to continuously to empower them to generate high-quality content and encourage content diversity. Our efforts in discovering, developing, and supporting content creators help realize and enhance the potential of each of our content creators regardless of their background or field of specialty.

The Q&A form sparks creativity. We encourage users to contribute their first piece of content and thereby become content creators in our community. Our technology can help content creators select the right topics for them. For example, our AI-powered question routing system distributes questions suitable for entry-level content creators, and will gradually increase the sophistication of questions as content creators become more experienced. We provide ongoing support and guidance to content creators to increase the frequency of content creation. For example, we offer tailored productivity and monetization tools for different verticals. We also organize online roundtable series on special topics and other events to enhance the frequency and relevance of the content created.

Content creators can benefit economically from their creative works through various channels, such as income for creation of quality commercial and premium content, commission from Recommended Goodies (好物推荐), and paid online consulting. Our content creators also enjoy a fulfilling Zhihu experience through recognition from fellow users. By incentivizing our content creators, we create a win-win situation within our community.

Zhihu Users

We have a large, vibrant, and rapidly growing user base. We had average mobile MAUs of 44.3 million and 64.2 million in 2019 and 2020, respectively. Our users are highly engaged. Our 75.7 million average MAUs in the fourth quarter of 2020 generated 675.7 million average monthly interactions within our vibrant community during the same period. Our users are also highly sticky. For our YanPlus users, the average 12th-month retention rate in 2019 was 72%. We will continue to expand and further diversify our user base, and aim to serve a broader set of internet users.

The following diagram sets forth our key user demographics data for the period indicated.

Our users can leverage a series of features to engage actively within the community. Users can upvote and downvote answers and comments, which serve an instrumental role in our community interactions. Users can also identify and invite other users to answer any question in our community. Other social interaction features include comments, private messages, likes, follows, favorites, and sharing.

We organize a variety of online and offline activities for users to socialize with one another. Our roundtable series provide an online venue for discussions on a wide range of topics. Our themed online creativity events offer opportunities for users to share and learn from creative experience of other users.

Our users are instrumental in building and maintaining our community culture—sincerity, expertise, and respect (认真、专业、友善). In addition to contributing to our content ecosystem through various engagement activities, certain experienced users can assign tags and participate in community reviews to collectively resolve disputes. We have rolled out a set of comprehensive community identity and recognition systems to strengthen users’ sense of community belonging.

Our Monetization

We have adopted a content-centric monetization approach. We derive revenues primarily from online advertising, paid membership, content-commerce solutions, online education, and e-commerce.

Online Advertising

We offer merchants and brands online advertising services to help them deliver advertisements effectively to their targeted audience. Our online advertising services primarily include launch-screen and feed advertisements. Advertisements can be placed at various parts in our Zhihu app and website in different formats. Merchants and brands can place display-based or performance-based advertisements. We primarily charge display-based advertisements by cost-per-mille, and primarily charge performance-based advertisements by cost-per-click.

Paid Membership

We offer Yan Selection (盐选) membership program, which provides our paying members with unlimited access to our premium content library. Our paying members can enjoy 3.4 million pieces of premium content, including Yan Selection columns, live and recorded lectures, audio books, and a wide selection of premium e-books and e-magazines, in addition to certain membership privileges and services. We also offer an on-demand access option to our content library to supplement our Yan Selection membership program. In the fourth quarter of 2020, we had 3.0 million average monthly paying members, representing a paying ratio of 4.0%.

We offer subscription plans for the Yan Selection membership, and offer trials to attract more members. We also collaborate with other leading online platforms to offer joint membership programs in an effort to promote our Yan Selection membership program.

Content-Commerce Solutions

Our fast-growing content-commerce solutions provide merchants and brands with innovative online marketing solutions that are seamlessly integrated into our online content community. As opposed to traffic-based online marketing, our content-commerce solutions assist merchants and brands to generate high-quality commercial content that builds brand and enhances marketing effectiveness. In offering content-commerce solutions, we focus on facilitating content creators, including merchants and brands, to create high-quality commercial content in various forms on Zhihu, and distribute such content to targeted audience.

We have a highly productive content creation community that connects content creators with merchants and brands who want to leverage Zhihu for their marketing campaigns. Depending on user demand, content can be created primarily through (i) content creators in our community, (ii) in-house production by merchants and brands, and (iii) service agents such as MCNs. We also have a content creation task system where content creators are invited to produce commercial content for merchants and brands based on their specified needs. We provide merchants and brands with the flexibility to create new content or revitalize existing content for monetization, which enhances existing content’s value and our content creation efficiency.

We leverage our content distribution system to deliver recommended commercial content to the targeted audience with high precision. We distribute recommended commercial content and marketing utilities in the form of answers and articles based on user profiles, interests, and topics followed, as part of our regular feed recommendation process. In addition, we can set up the recommended commercial content as a “next answer” to be displayed when relevant users have browsed an answer and click to view the next answer.

We provide a suite of marketing utilities to be naturally embedded in various parts of quality content to help merchants and brands realize sales conversion, customer acquisition, or service provision, among others.

Leveraging the volume of high-quality content on Zhihu, our content commerce-solutions have proven to be a highly effective marketing approach for merchants and brands, evidenced by an overall click-through rate multiple times higher than that of traditional advertising. In addition, valuable, high-quality content created for commercial purposes can be distributed by and remain relevant to our users over a long period of time, contributing to a rich content pool that can enhance our clients’ branding. This natural avenue for monetization delivers value to consumers who want to make informed decisions, to merchants and brands who can seek to strengthen their dialog and improve engagement with consumers, and to content creators who can be rewarded financially for contributing commercial content to the online community. We believe that such stakeholders will continue to benefit from such quality commercial content.

Other Services

As part of our efforts to grow our content pool and cater to the evolving trend of our users’ content consumption, we continue to identify and introduce additional products and services. We believe there are significant monetization opportunities in many of our content domains, such as education, where users are highly engaged and we have accumulated a vast depositary of content. To fulfill our users’ strong demand for education services, we launched our online education service in 2020. We offer a diverse course portfolio with a focus on exam preparation and vocational training, which is a natural extension and valuable supplement to our content offerings. While we cooperate with third-party education service providers, we have launched our self-developed education courses as well.

Our e-commerce operations enable content creators to embed actionable utilities in their content to introduce and recommend products to our users. Recommended Goodies (好物推荐) translates proven community knowledge, experience, and insights with respect to products into a strong sales momentum. We currently direct traffic externally to third-party e-commerce platforms, which pay us commissions based on pre-agreed percentages of the relevant GMV realized on these platforms, and we split the commissions with the content creators. Our e-commerce service currently covers digital consumer products, home appliances, and lifestyle products. In 2020, the GMV of our e-commerce operations achieved RMB4.4 billion. We intend to further expand the merchandise categories and explore closed-loop e-commerce operations.

Benefiting from our rich content pool, we are exploring opportunities to further develop the related intellectual property in collaboration with third parties.

Zhihu Community Governance

We maintain sound community culture through our comprehensive community governance system, comprising our users, protocols, and algorithms. These elements interact with one another to build and maintain our culture.

Our community governance team actively utilizes our proprietary know-how and AI-powered content assessment algorithms to identify and respond to content that violates our community guidelines. Through years of experience, we have accumulated a set of community guidelines in addition to our community by-laws and terms of service to help regulate all major aspects of our community’s operations and activities.

People within the Zhihu community value our culture and can help safeguard an environment where everyone is encouraged to share their knowledge, experience, and insights while treating each other with respect. For example, our users can actively participate in community governance by initiating and participating in dispute review process.

Marketing and User Growth Management

Our competitive position benefits significantly from our strong brand recognition and quality content, and our continuous efforts to build our brand. Our unique approach of growth management in turn helps us attract and retain users organically and efficiently. We adopt a systematic approach in regard to our user growth management. In particular, we seamlessly integrate our growth management strategies with all aspects of our operations, including our brand building efforts. Our product, content, community governance, and technology teams collaborate closely with our marketing and growth management team to align and execute our marketing and user growth strategies and ensure optimized user acquisition.

We attract and retain users with increasingly recognized and trustworthy content, which in turn incentivizes more content creators to contribute creative and appealing content, thus forming a self-reinforcing virtuous cycle. In addition, we strategically deploy multidimensional marketing and user acquisition strategies to complement our natural user acquisition, such as brand marketing, targeted campaigns, and mobile device pre-installations, to achieve highly efficient user growth and increase the engagement of new and existing users. To keep up with the dynamic market conditions and competitive landscape, we continuously review and refine our brand strategy. For example, to attract users of a broader and more diverse background, we focus on promoting ourselves as an online community where everyone can find their own answers, and we highlight our strength as the go-to online community for content coverage on trending topics (热榜) with significant social impact. We also combine our marketing efforts with various scenario-oriented campaigns leveraging our rich and deep content portfolio as well as our strong brand image of trustworthy content. For example, each year during the national college matriculation exam (GaoKao) period in China, we prominently distribute content most relevant to GaoKao in an effort to attract new high school seniors as users, whom we consider to be an active user base with high growth potential. Our content-centric approach to boost our brand recognition and user acquisition also include cooperation with celebrities, targeted event campaigns, and fans events, as well as collaboration with major TV stations and online video platforms in China. Because the Zhihu brand itself imparts strong recognition of content quality and trustworthiness, our marketing strategy to combine brand building with user growth enables us to benefit from a low customer acquisition cost and achieve a fast rate of user growth.

Data analytics underlie our growth strategies. We constantly refine our algorithms for accurate identification of trending topics and user demand to better connect the right users with the right content. We also market our community and quality content through popular search engines, social media, trending apps, web navigation portals, and third-party mini-programs. Through these third-party platforms, we are able to further accumulate brand equity, expand content exposure via external channels, and enhance user acquisition capabilities. Moreover, synergies and collaborations between our products, content, technology, governance, and user growth teams enable our community to recommend the most attractive content to users for maximizing user engagement.

Technology

TopicRank algorithms constantly enhance the reliability and trustworthiness of our content. Powered by our AI capabilities, TopicRank dynamically assigns a proper weight to any given user in any given field based on such user’s knowledge, experience, and insights in such field, and adjusts the weight previously assigned to any given user on a real-time basis over a long period of time. TopicRank assesses a particular piece of content created by a user from multiple dimensions taking into account the weight assigned to that user and the quality of engagement with other users and their respective weights in the field, and determines the quality of such content for distribution. It is continuously refined by machine learning technology and our proprietary know-how and data insights derived from our decade-long operations. As TopicRank improves its accuracy algorithmically over time, it increasingly facilitates the trust and confidence of users in our online community.

We use an intelligent question routing system to accurately invite users to contribute answers. Based on the analysis of a particular question and data insights on users, the question routing system identifies users who have created content (preferably with positive feedback by other users) or shown interest in the relevant field based on user profiles and behaviors, and distributes the question to these users, prompting for a response. The question routing system continues to assess any further engagements by these invited users to further ascertain their level of interest and expertise, which in turn enhances the accuracy of the question routing. In addition, we also supply content creators with a suite of productivity tools to assist in creating content in various forms and easily editing texts, images, and videos.

We also use a feed recommendation system and a search system to efficiently distribute content of interest to users. The feed recommendation system creates personalized home feeds when users access the Zhihu app and website based on user profiles and behaviors. The feed recommendation system enables us to optimize user experience and improve the signal-to-noise ratio. In addition, we have applied a combination of deep learning and traditional models to our search system, enabling an efficient access to their content of interest. We continue to improve both the feed recommendation and search systems through TopicRank and machine learning technology.

We apply multiple technologies based on natural language processing (NLP) to understand and respond to content, users, and their behaviors and interactions, ultimately to maintain the culture of the Zhihu community. We maintain and develop knowledge graphs to arrange content in a structured system, and, with the accumulation of information over years of operations, to organize and present knowledge, experience, and insights for users. We use graph embedding machine learning models to analyze interactions between users and determine user affinity, which together with other factors help refine our assessment of the appropriateness of any particular content and determine corresponding reactions. We also use AI-powered proprietary systems to defend against inappropriate content. For example, the WaLi (瓦力) content monitoring system is able to promptly and accurately identify and fold or remove unfriendly, irrelevant, biased, or other inappropriate content in a matter of milliseconds to reduce interruption to users. The WuKong (悟空) anti-spamming system can accurately identify spam activities such as casting upvotes and downvotes in violation of the community rules, thereby protecting the quality of discussion and interaction in our community. We believe that we are one of the few online content market players that are capable of managing content by recognizing tones and attitudes expressed by users under complex context and circumstances.

User Privacy and Data Security

Data security is crucial to our business operations. We have internal rules and policy to govern how we may use and share personal information, as well as protocols, technologies and systems in place to ensure that such information will not be accessed or disclosed improperly. Users must acknowledge the terms and conditions of the user agreement before accessing our products and services, under which they consent to our collection, use, and disclosure of their data in compliance with applicable laws and regulations.

From an internal policy perspective, we limit access to our servers that store our user and internal data on a “need-to-know” basis. We also adopt a data encryption system intended to ensure the secured storage and transmission of data, and prevent any unauthorized member of the public or third parties from accessing or using our data in any unauthorized manner.

Intellectual Property

We rely on a combination of patent, copyright, trademark, domain name, and trade secret laws and restrictions on disclosure to protect our intellectual property rights. As of December 31, 2020, we had 19 registered patents, 50 pending patent registration applications, 773 registered trademarks, 80 pending trademark registration applications, registered copyrights to 23 pieces of software, and 3 domain names (including zhihu.com).

Competition

We face competition primarily from other online content market players in China. In particular, our competitors mainly include Q&A-based online communities and, in a larger space, online content communities. We compete to attract, engage, and retain users, to attract and retain content creators to improve and expand our content library, and to attract and retain merchants and brands. Our competitors may compete with us in a variety of ways, including by providing better content, fulfilling evolving user needs, providing content creation utilities, as well as conducting brand promotions and other marketing activities.

We will continue to compete effectively with our competitors based on the community culture, content quality and richness, and governance mechanism that we have cultivated and precipitated for a decade, the strength and reputation of our Zhihu brand, our ability to provide trustworthy high-quality content, our ability to develop new products and services and enhancements to existing products and services to keep up with user preferences and demands, and our ability to continue to grow our user base.

Employees

As of December 31, 2020, we had 1,651 full-time employees, all of whom were based in China, primarily at our headquarters in Beijing, China.

The following table sets forth the number of our employees by function as of December 31, 2020.

Function	Number of Employees	Percentage
Content and Content-Related Operations	461	28%
Research and Development	672	41%
Sales and Marketing	337	20%
General Administration	181	11%

Total	1,651	100%

Our success depends on our ability to attract, retain, and motivate qualified personnel. We offer employees competitive salaries, performance-based cash bonuses, regular awards, and long-term incentives.

We primarily recruit our employees through on-campus job fairs, industry referrals, online channels, and recruitment agencies. In addition to on-the-job training, we have adopted a training system, pursuant to which management, technology, regulatory, and other trainings are regularly provided to our employees by internally sourced speakers or externally hired consultants.

As required by PRC laws and regulations in respect of our PRC employment, we participate in housing fund and various employee social insurance plans that are organized by applicable competent authorities, including housing, pension, medical, work-related injury, maternity, and unemployment insurance, under which we make contributions at specified percentages of the salaries of our employees. We also purchase commercial health and accidental insurance coverage for our employees. Bonuses are generally discretionary and based in part on the overall performance of our business and in part on employee performance. We have adopted a plan to grant share-based incentive awards to our eligible employees to incentivize their contributions to our growth and development.

We enter into standard confidentiality and employment agreements with our employees. The contracts with our key personnel typically include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and typically for one year after the termination of his or her employment, provided that we pay a certain amount of compensation during the restriction period.

Facilities and Properties

Our principal place of business is located in Beijing, China. Currently, we lease 9 properties in Beijing, Shanghai, Guangzhou, and Chengdu in China with an aggregate gross floor area of over 11,800 square meters. These leases vary in duration from 10 to 48 months.

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings. Litigation or any other legal or administrative proceeding, regardless of the outcome, could result in substantial costs and diversion of our resources, including our management’s time and attention.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

Regulations on Value-Added Telecommunications Services

Licenses for Value-added Telecommunications Services

The PRC Telecommunications Regulations, promulgated by the State Council on September 25, 2000 and last amended with immediate effect on February 6, 2016, provides the regulatory framework for telecommunications service providers in China. The PRC Telecommunications Regulations classify telecommunications services into basic telecommunications services and value-added telecommunications services. Providers of value-added telecommunications services are required to obtain a license for value-added telecommunications services. According to the Catalog of Telecommunications Services, attached to the PRC Telecommunications Regulations and last amended by the PRC Ministry of Industry and Information Technology, or the MIIT, on June 6, 2019, information services provided via public communication network or the internet are value-added telecommunications services.

As a subcategory of the value-added telecommunications services, internet information services are regulated by the Administrative Measures on Internet Information Services, or the Internet Measures, which was promulgated by the State Council on September 25, 2000 and last amended with immediate effect on January 8, 2011. Internet information services are defined as “services that provide information to online users through the internet.” The Internet Measures classify internet information services into non-commercial internet information services and commercial internet information services. Commercial internet information service providers must obtain an ICP License from appropriate telecommunications authorities. An ICP License has a term of five years and can be renewed within 90 days prior to its expiration, according to the Administrative Measures for Telecommunications Businesses Operating Licensing, which was promulgated by the MIIT on March 1, 2009, last amended on July 3, 2017, and became effective on September 1, 2017.

Restrictions on Foreign Investment in Value-Added Telecommunications Services

The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, promulgated by the State Council on December 11, 2001 and last amended with immediate effect on February 6, 2016, requires foreign-invested value-added telecommunications enterprises in China to be established as Sino-foreign joint ventures, and foreign investors shall not acquire more than 50% of the equity interest of such an enterprise. In addition, the main foreign investor who invests in such an enterprise shall demonstrate a good track record and experience in such industry. Moreover, the joint ventures must obtain approvals from the MIIT and the Ministry of Commerce, or their authorized local counterparts, before launching the value-added telecommunications business in China.

The Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Edition), or the 2020 Negative List, was promulgated by the NDRC and the Ministry of Commerce jointly on June 23, 2020 and effective on July 23, 2020. According to the 2020 Negative List, the proportion of foreign investments in an entity engaging in value-added telecommunications business (except for e-commerce, domestic multi-party communications, storage-forwarding, and call centers) shall not exceed 50%.

Pursuant to the Ministry of Information Industry’s Notice on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Services, issued by the Ministry of Information Industry, the predecessor of the MIIT, on July 13, 2006, domestic value-added telecommunications enterprises were prohibited to rent, transfer, or sell licenses for value-added telecommunications services to foreign investors in any form, or provide any resources, premises, facilities, or other assistance in any form to foreign investors for their illegal operation of any value-added telecommunications business in China.

Regulations Relating to Internet Audio-Visual Program Services

Internet audio-visual program services are categorized as internet culture business. The Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, promulgated by the Ministry of Culture on May 10, 2003 and last amended with immediate effect on December 15, 2017, provides that internet culture activities are classified into non-commercial internet cultural activities and commercial internet cultural entities. Under the Internet Culture Provisions, internet culture activities include: (i) the production, reproduction, importation, distribution, or streaming of internet culture products (such as online music, online game, online program, online series, online performance, online cartoon, etc.); (ii) the dissemination of culture products via internet; and (iii) the exhibitions, competitions, and other similar activities concerning internet culture products. To conduct commercial internet culture activities, the ICB License is a prerequisite.

On April 13, 2005, the State Council promulgated Decisions on the Entry of the Non-state-owned Capital into the Cultural Industry. On July 6, 2005, five PRC regulatory agencies, namely, the Ministry of Culture, State Administration of Radio, Film and Television, or the SARFT, the General Administration of Press and Publications, or the GAPP, the NDRC, and the Ministry of Commerce, jointly adopted Opinions on Introducing Foreign Investments to the Cultural Sector. According to these regulations, non-state-owned capital and foreign investors are generally not allowed to conduct the business of transmitting audio-visual programs via information network. In addition, internet cultural business (except for music) remains a prohibited area for foreign investment on the 2020 Negative List.

According to the Administrative Regulations on Internet Audio-Visual Program Service, or the Audio-Visual Regulations, promulgated by the SARFT and the Ministry of Information Industry on December 20, 2007, as amended on August 28, 2015, internet audio-visual program service refers to activities of making, editing, and integrating audio-visual programs, providing them to the general public via internet, and providing such services to other people by uploading. An internet audio-visual program service provider must obtain a Permit for Dissemination of Audio-Visual Programs via Information Network, or an Audio-Visual Permit issued by the SARFT or complete certain registration procedures with the SARFT. On March 30, 2009, the SARFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-Visual Programs, which reiterates the pre-approval requirements for the internet audio-visual programs, including those on mobile network (if applicable), and prohibits internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition, or other prohibited elements. The State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT, issued the Supplemental Notice on Improving the Administration of Online Audio-visual Content Including Internet Drama and Micro Films on January 2, 2014. This notice stresses that entities producing online audio-visual content, such as internet drama and micro films, must obtain a Radio and TV Programs Production and Operation License, and that online audio-visual content service providers cannot release any internet drama or micro films that were produced by any entity lacking such license. For internet drama or micro films produced and uploaded by individual users, the online audio-visual service providers transmitting such content will be deemed responsible as a producer. Further, under this notice, online audio-visual service providers can only transmit content uploaded by individuals whose identity has been verified and such content shall comply with the relevant content management rules. This notice also requires that online audio-visual content, including internet drama and micro films, to be filed with the relevant authorities before release.

Pursuant to the Audio-Visual Regulations, providers of internet audio-visual program services are generally required to be either state-owned or state-controlled. According to the Official Answers to Press Questions Regarding the Audio-Visual Regulations published on the SARFT’s website on February 3, 2008, the SARFT and Ministry of Information Industry clarified that providers of internet audio-visual program services who had legally engaged in such services prior to the adoption of the Audio-visual Regulations are eligible to re-register their businesses and continue their operations of internet audio-visual program services so long as those providers have not been in violation of the laws and regulations. This exemption will not be granted to internet audio-visual program service providers established after the adoption of the Audio-Visual Regulations. These policies have later been reflected in the Notice on Relevant Issues Concerning Application and Approval of Audio-Visual Permit, issued by SARFT on April 8, 2008 and amended on August 28, 2015.

According to the Administrative Provisions on Online Audio-Visual Information Services, promulgated jointly by the Cyberspace Administration of China, or the CAC, the PRC Ministry of Culture and Tourism, or the MCT, and the NRTA on November 18, 2019, online audio-visual information service providers shall authenticate user’s real identity information based on organization code, identity card number, mobile phone number, etc. Online audio-visual information service providers shall not serve users who fail to provide their real identity information. Online audio-visual information service providers are the principals responsible for information content security management, and should, among other things, establish and improve their internal policies in relation to user registration, scrutiny of information publication, and information safety management. Organizations and individuals are prohibited from using online audio-visual information services and related information technology to carry out illegal activities and infringe legal rights and interests of others. Online audio-visual information service providers shall strengthen the management of the audio-visual information posted by users, deploy and apply identification technologies for illegal and non-real audio and video; if any user is found to produce, post or disseminate content prohibited by laws or regulations, the transmission of such information shall be ceased, and disposal measures such as deletion shall be taken to prevent the information from spreading, and such service providers shall save relevant records, and report to the CAC, the MCT, the NRTA, etc.

Under the Regulations on the Administration of Production of Radio and Television Programs, promulgated by the SARFT on July 19, 2004 and amended on October 29, 2020, any entities that engage in the production of radio and television programs are required to apply for a license from the SARFT or its local level counterparts. Entities with the Radio and TV Programs Production and Operation License must conduct their operations strictly within the approved scope of production and operation. Except for radio and television broadcasting institutions, the above-mentioned permit holders shall not produce radio and television programs concerning current political news or special topics, columns and other programs of the same kind.

On January 9, 2019, the China Net-casting Services Association, or the CNSA, issued the Regulations on Administration of Network Short Video Platforms, pursuant to which a network platform is required to obtain the Audio-Visual Permit and relevant qualifications to provide short video services, and to strictly operate within the scope of such permit. The network short video platform is required to establish a chief-editor content management and responsibility system, and all content of a short video, including but not limited to its title, description, bullet-chats and comments shall be reviewed in advance before the content is broadcasted. Furthermore, the number of content reviewers a platform is required to host should, in principle, be more than one-thousandth of the number of short videos newly broadcasted on the platform per day. The content reviewers are expected to have high political awareness and professionality. On the same day, CNSA issued the Censoring Criteria for Network Short Video Content, which set forth certain details of content prohibited to be broadcasted, such as violence, pornography, gambling, terrorism, and other illegal or immoral content.

Regulations Relating to Online Live Streaming Services

On November 4, 2016, the CAC issued the Administrative Regulations on Online Live Streaming Services, which came into effect on December 1, 2016, pursuant to which all online live streaming service providers must take various measures during operation of live streaming services, including but not limited to: (i) establish platforms for reviewing live streaming content, conducting classification, and grading management according to the online live streaming content categories, user scale, and others, and adding tags to graphics, video, audio, or broadcast tag information for platforms; (ii) conduct verification on online live streaming users with valid identification information (e.g., authentic mobile phone numbers) and validate the registration of online live streaming publishers based on their identification documents (such as identity documents, business licenses, and organization code certificates); (iii) examine and verify the authenticity of the identification information of online live streaming service publishers, classify and file such identification information records with the internet information offices at the provincial level where they are located and provide such information to relevant law enforcement departments upon legal request; (iv) enter into a service agreement with the users of online live streaming services of which the essential clauses should be under guidance of internet information offices at the provincial level, to clarify the rights and obligations of the parties and require them to comply with the laws, regulations, and platform conventions; and (v) establish a credit-rating system and a blacklist system, to provide management and services according to such credit rating, prohibit re-registration of accounts by online live streaming service users on the black list, and promptly report such users to relevant internet information offices.

According to the Administrative Regulations on Online Live Streaming Services, online live streaming service providers and online live streaming publishers that provide internet news information services without licenses, or exceed the scope of their licenses, shall subject to punishment by the CAC and its provincial counterparts which may include an order to cease such services and a fine of RMB10,000 to RMB30,000. Other violations of the Administrative Regulations on Online Live Streaming Services are subject to punishment by the national and local internet information offices; if such violations constitute criminal offenses, criminal investigations or penalties may be imposed.

On September 2, 2016, the SAPPRFT issued the Circular on Issues Concerning Strengthening the Administration of Online Live Streaming of Audio-Visual Programs. According to the circular, appropriate Audio-Visual Permit is a prerequisite for online audio-visual live streaming of general cultural events of social communities, sports events, important political, military, economic, social, and cultural events. Relevant information about specific activities to be streamed shall be filled in advance to the provincial counterparts of the SAPPRFT. Online audio-visual live streaming service providers shall censor and tape such programs and retain them for at least 60 days for future check by the administrative departments; and they shall have an established emergency reaction plan in place to replace programs in violation of laws and regulations. Bullet- screen comments shall be forbidden in the live streaming of important political, military, economic, social, sports, and cultural events. Special censor shall be appointed for bullet-screen comments in the live streaming of general cultural events of social communities and sports events. Hosts, guests, and targets hired or invited by online audio-visual live streaming programs shall meet the following requirements: (i) patriotic and law-abiding; (ii) good public reputation and social image, no scandals and no misdeeds; (iii) dress, hairstyle, language, and actions are consistent with public order and good morals, and not drawing topics with vulgar contents or contents inappropriate to discuss in public.

According to the Measures for the Administration of Cyber Performance Business Operations, promulgated by the Ministry of Culture on December 2, 2016 and became effective on January 1, 2017, a cyber-performance business entity engaging in cyber performance business operations shall, in accordance with the Internet Culture Provisions, apply to the cultural administrative department at the provincial level for an ICB License, and the license shall specify the scope of its cyber performance. A cyber-performance business entity shall indicate the number of its ICB License in a conspicuous position on its homepage. According to the 2020 Negative List, foreign investors are prohibited from investing in an entity holding an ICB License (except for music). Consequently, foreign investors are prohibited from investing in businesses that carry out and operate the short video and live streaming and online game via platform(s), as these businesses are deemed as businesses subject to foreign-investment prohibition by virtue of the platform’s need to obtain an ICB License (except for music).

Regulations Relating to Publication

Restriction on Internet Publication

According to the Opinions on Introducing Foreign Investments to the Cultural Sector, foreign investors are prohibited from engaging in such business as internet publication and offline publication.

Pursuant to the Internet Measures, any engagement in internet information services related to publication, prior to applying for an operation permit or going through the record-filing formalities, are subject to the examination and consent of the relevant competent authorities as required by the laws, administrative regulations, and other relevant provisions.

Pursuant to the Administrative Measures for Internet Publication Services, which were jointly promulgated by the SAPPRFT and the MIIT on February 4, 2016 and became effective on March 10, 2016, the entities providing internet publication services shall adopt a system of responsibility for examination of the content of publications, an editor responsibility system, a proofreader responsibility system, and other management systems to ensure the quality of its web publications.

After the Administrative Measures for Internet Publication Services came into effect on March 10, 2016, the Interim Administration Measures on Internet Publication jointly promulgated by the GAPP and the Ministry of Information Industry on June 27, 2002 were simultaneously repealed. According to the Administrative Measures for Internet Publication Services, the SAPPRFT and its local branches are responsible for the prior approval, supervision, and administration of the internet publication services nationwide, and any internet publication service and internet publication item, or publication of internet publication item is required to obtain an internet publishing service license. Pursuant to the Administrative Measures for Internet Publication Services, Sino-foreign equity joint ventures, Sino-foreign cooperative ventures, and foreign-invested entities cannot engage in internet publication services.

The Administrative Measures for Internet Publication Services stipulate precise conditions for entities (except book, audio-visual, electronic, newspaper, and periodical publishers) engaging in internet publication services to meet, including: (i) have definite website domains, intelligent terminal applications and other publishing platforms for engaging in online publishing business; (ii) have a definite scope of internet publication services; (iii) have technical equipment necessary for engaging in internet publication services, provided that the relevant servers and storage devices must be located within the PRC territory; (iv) have the name and the articles of association for the online publishing service provider, and the name is definite and different from any of those of other publishers; (v) have a legal representative and main responsible person in compliance with the relevant requirements, which means that the legal representative must be a Chinese citizen with full civil capacity and permanently residing in the PRC territory, and that either the legal representative or the main responsible person should have vocational qualifications for technicians engaged in the profession of publishing at or above the intermediate level; (vi) in addition to the legal representative and the main responsible person, have at least eight full-time editorial and publishing employees having technical and vocational qualifications for the profession of publishing and other related professions as approved by the SAPPRFT that can meet the needs within the scope of online publishing services, of which there are at least three employees with professional qualifications at or above the intermediate level; (vii) have a content review system required for engaging in online publishing services; (viii) have a fixed work place; and (ix) other conditions as provided by laws, administrative regulations, and the SAPPRFT. The entities providing internet publication services implement a system of special management shares.

If any entity arbitrarily engages in internet publication services or arbitrarily launches online games (including online games authorized by foreign copyright owners) without approval, it might be banned by the competent publication administrative department and the administrative department for industry and commerce with statutory authority and a fine up to ten times the illegal operating income may be imposed.

In addition, based on the Administrative Measures for Internet Publication Services, an annual verification system shall apply to internet publishing service providers and shall be carried out once every year. The competent administrative departments for SAPPRFT should carry out the annual verification of internet publishing service providers within their respective administrative regions and report relevant information to the SAPPRFT.

Restriction on Offline Distribution

The Administrative Provisions on the Publication Market were jointly issued by the SAPPRFT and Ministry of Commerce on May 31, 2016 and became effective on June 1, 2016. The provisions regulate the activities of publication distribution, including publication wholesale or retail activities, which shall be carried with the publication operation license. Without licensing, such entity or individual may be ordered to cease illegal acts by the competent administrative department of publication, be given a warning, and be concurrently subject to a fine.

On June 28, 2012, the GAPP promulgated the Implementing Rules of the General Administration of Press and Publication for Supporting Private Capital’s Participation in Publishing Operation Activities, pursuant to which, the GAPP, among other things, (i) continuously supports private capital to invest in the establishment of enterprises of publication issuance, wholesale, retailing, and chain operation to engage in the issuance and operation activities of publication products, such as books, newspaper, periodicals, video and audio products, and electronic publications; and (ii) continuously supports private capital to invest in the establishment of internet digital publishing enterprises, including online game publishing, mobile publishing, e-book publishing, and content software development to engage in publishing and operation activities.

Regulations Relating to Mobile Internet Applications Information Services

In addition to the PRC Telecommunications Regulations and other regulations above, mobile internet applications, or Apps, are specially regulated by the Administrative Provisions on Mobile Internet Applications Information Services, which were promulgated by the CAC on June 28, 2016 and became effective on August 1, 2016. The provisions set forth the relevant requirements on the App information service providers and the App Store service providers. The CAC and its local branches shall be responsible for the supervision and administration of nationwide and local App information respectively.

App providers shall strictly fulfil their responsibilities of information security management, and perform the following duties: (i) in accordance with the principles of “real name at background, any name at foreground,” verify identities with the registered users through mobile phone numbers and other measures; (ii) establish and improve the mechanism for user information security protection, follow the principles of “legality, appropriateness, and necessity” in collection and use of personal information, expressly state the purpose, methods, and scope of information collection, and obtain the users’ consent; (iii) establish and improve the verification and management mechanism for the information content; adopt proper sanctions and measures such as warning, limiting functions, suspending updates, and closing accounts, for releasing illegal information content, as appropriate; keep records and report to the competent department; (iv) according to the law, protect and safeguard users’ “rights to know and rights to choose” during installation or use; do not turn on the functions of collecting geographic location, reading address books, or using cameras or recordings, without expressing statement to the users and the consent of the users; do not turn on functions irrelevant to the services; and do not tie up and install irrelevant Apps; (v) respect and protect intellectual property rights; do not produce or release Apps which violate others’ intellectual property rights; and (vi) keep records of user log information for 60 days.

Regulations Relating to Internet Advertisement

The PRC Advertisement Law, which was promulgated by the Standing Committee of the National People’s Congress, or the SCNPC on October 27, 1994 and last amended on October 26, 2018, requires advertisers to ensure that the content, of the advertisements are true. The content of advertisements shall not contain prohibited information, including but not limited to: (i) information that harms the dignity or interests of the State or divulges the secrets of the State, (ii) information that contains wordings such as “national level,” “highest level,” and “best,” and (iii) information that contains ethnic, racial, religious, or sexual discrimination. Advertisements posted or published through the internet shall not affect normal usage of network by users. Advertisements published in the form of pop-up window on the internet shall display the close button clearly to make sure that the viewers can close the advertisement by one-click.

On July 4, 2016, PRC State Administration for Industry and Commerce, or the SAIC, promulgated the Internet Advertisement Measures, which became effective on September 1, 2016. The Internet Advertisement Measures regulate any advertisement published on the internet, including but not limited to, those on websites, webpage, and Apps, those in the forms of word, picture, audio and video. According to the Internet Advertisement Measures, internet information service providers must stop any person from using their information services to publish illegal advertisements if they are aware of, or should reasonably be aware of, such illegal advertisements even though the internet information service provider merely provides information services and is not involved in the internet advertisement businesses. The following activities are prohibited under the Internet Advertisement Measures: (i) providing or using applications and hardware to block, filter, skip over, tamper with, or cover up lawful advertisements provided by others; (ii) using network access, network equipment, and applications to disrupt the normal transmission of lawful advertisements provided by others or adding or uploading advertisements without permission; or (iii) harming the interests of others by using false statistics or traffic data.

Regulations Relating to Information Security

Internet content in China is also regulated and restricted from a state security point of view. The Decision Regarding the Safeguarding of Internet Security, enacted by the SCNPC on December 28, 2000 and amended with immediate effect on August 27, 2009, makes it unlawful to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights.

The Administrative Measures for the Security Protection of International Connections to Computer Information Network, issued by the Ministry of Public Security on December 16, 1997 and amended on January 8, 2011, prohibits the use of the internet in ways that, among other things, result in a leakage of state secrets or the distribution of socially destabilizing content. Socially destabilizing content includes any content that incites defiance or violations of PRC laws or regulations or subversion of the PRC government or its political system, spreads socially disruptive rumors or involves cult activities, superstition, obscenities, pornography, gambling or violence. State secrets are defined broadly to include information concerning PRC’s national defense affairs, state affairs and other matters as determined by the PRC authorities.

In addition, the State Secrecy Bureau is authorized for the blocking of access to any website it deems to be leaking state secrets or failing to comply with the relevant legislation regarding the protection of state secrets.

On July 1, 2015, the SCNPC issued the National Security Law, which came into effect on the same day. The National Security Law provides that the state shall safeguard the sovereignty, security and cybersecurity development interests of the state, and that the state shall establish a national security review and supervision system to review, among other things, foreign investment, key technologies, internet, and information technology products and services, and other important activities that are likely to impact the national security of China.

On November 7, 2016, the SCNPC issued the PRC Cybersecurity Law, which came into effect on June 1, 2017. This is the first Chinese law that focuses exclusively on cybersecurity. The PRC Cybersecurity Law provides that network operators must set up internal security management systems that meet the requirements of a classified protection system for cybersecurity, including appointing dedicated cybersecurity personnel, taking technical measures to prevent computer viruses, network attacks and intrusions, taking technical measures to monitor and record network operation status and cybersecurity incidents, and taking data security measures such as data classification, backups and encryption. The PRC Cybersecurity Law also imposes a relatively vague but broad obligation to provide technical support and assistance to the public and state security authorities in connection with criminal investigations or for reasons of national security. The PRC Cybersecurity Law also requires network operators that provide network access or domain name registration services, landline or mobile phone network access, or that provide users with information publication or instant messaging services, to require users to provide a real identity when they sign up. The PRC Cybersecurity Law sets high requirements for the operational security of facilities deemed to be part of the PRC’s “critical information infrastructure.” These requirements include data localization, i.e., storing personal information and important business data in China, and national security review requirements for any network products or services that may impact national security.

Among other factors, “critical information infrastructure” is defined as critical information infrastructure, that will, in the event of destruction, loss of function or data leak, result in serious damage to national security, the national economy and people’s livelihoods, or the public interest. Specific reference is made to key sectors such as public communication and information services, energy, transportation, water-resources, finance, public services, and e-government.

The Provisions on Technological Measures for Internet Security Protection, promulgated by the Ministry of Public Security on December 13, 2005 and became effective on March 1, 2006, requires internet service providers to keep records of certain information about their users (including user registration information, log-in and log-out times, IP addresses, content and time of posts by users) for at least 60 days. Under the PRC Cybersecurity Law, network operators must also report any instances of public dissemination of prohibited content. If a network operator fails to comply with such requirements, the PRC government may revoke its ICP License and shut down its websites.

On March 13, 2019, the Office of the Central Cyberspace Affairs Commission and the SAMR jointly issued the Notice on App Security Certification and the Implementation Rules on Security Certification of Mobile Internet Application, which encourages mobile application operators to voluntarily obtain app security certification, and search engines and app stores are encouraged to recommend certified applications to users.

Regulations Relating to Internet Privacy

In recent years, PRC government authorities have enacted legislation on internet use to protect personal information from any unauthorized disclosure. PRC law does not prohibit internet content provision operators from collecting and analyzing personal information from their users. However, the Internet Measures prohibits an internet content provision operator from insulting or slandering a third party or infringing the lawful rights and interests of a third party.

The Several Provisions on Regulating the Market Order of Internet Information Services, promulgated by the MIIT on December 29, 2011 and became effective on March 15, 2012, stipulates that internet content provision operators must not, without user consent, collect user personal information, which is defined as user information that can be used alone or in combination with other information to identify the user, and may not provide any such information to third parties without prior user consent. Internet content provision operators may only collect user personal information necessary to provide their services and must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information. In addition, an internet content provision operator may only use such user personal information for the stated purposes under the internet content provision operator’s scope of service. Internet content provision operators are also required to ensure the proper security of user personal information, and take immediate remedial measures if user personal information is suspected to have been disclosed. If the consequences of any such disclosure are expected to be serious, ICP operators must immediately report the incident to the telecommunications regulatory authority and cooperate with the authorities in their investigations.

On July 16, 2013, the MIIT issued the Order for the Protection of Telecommunication and Internet User Personal Information. Most requirements under the order that are relevant to internet content provision operators are consistent with pre-existing requirements but the requirements under the order are often more stringent and have a wider scope. If an internet content provision operator wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Further, it must disclose to its users the purpose, method and scope of any such collection or use, and must obtain consent from its users whose information is being collected or used. Internet content provision operators are also required to establish and publish their rules relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. Internet content provision operators are required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant internet service. Internet content provision operators are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such information unlawfully to other parties.

The PRC Cybersecurity Law imposes certain data protection obligations on network operators, including that network operators may not disclose, tamper with, or damage users’ personal information that they have collected, and are obligated to delete unlawfully collected information and to amend incorrect information. Moreover, internet operators may not provide users’ personal information to others without consent. Exempted from these rules is information irreversibly processed to preclude identification of specific individuals. Also, the PRC Cybersecurity Law imposes breach notification requirements that will apply to breaches involving personal information.

On January 23, 2019, the Office of the Central Cyberspace Affairs Commission, the MIIT, the Ministry of Public Security, and the SAMR jointly issued the Notice on Special Governance of Illegal Collection and Use of Personal Information via Apps, which restates the requirement of legal collection and use of personal information, encourages app operators to conduct security certifications, and encourages search engines and APP stores to clearly mark and recommend those certified Apps.

On August 22, 2019, the CAC issued the Regulation on Cyber Protection of Children’s Personal Information, effective on October 1, 2019. Network operators are required to establish special policies and user agreements to protect children’s personal information, and to appoint special personnel in charge of protecting children’s personal information. Network operators who collect, use, transfer or disclose personal information of children are required to, in a prominent and clear way, notify and obtain consent from children’s guardians.

On November 28, 2019, the CAC, MIIT, the Ministry of Public Security and SAMR jointly issued the Measures to Identify Illegal Collection and Usage of Personal Information by Apps, which lists six types of illegal collection and usage of personal information, including “not publishing rules on the collection and usage of personal information” and “not providing privacy rules.”

Pursuant to the Ninth Amendment to the PRC Criminal Law, issued by the SCNPC on August 29, 2015 and became effective on November 1, 2015, any internet service provider that fails to fulfil its obligations related to internet information security administration as required under applicable laws and refuses to rectify upon orders shall be subject to criminal penalty. In addition, Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Personal Information, issued on May 8, 2017 and effective as of June 1, 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement. In addition, on May 28, 2020, the National People’s Congress adopted the PRC Civil Code, which came into effect on January 1, 2021. Pursuant to the PRC Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual shall legally obtain such personal information of others when necessary and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others.

Regulations Relating to Companies

The establishment, operation and management of corporate entities in China are governed by the PRC Company Law, which was promulgated on December 29, 1993, last amended with immediate effect on October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories: limited liability companies and limited companies by shares. The PRC Company Law also applies to foreign-invested limited liability companies but where other relevant laws regarding foreign investment have provided otherwise, such other laws shall prevail.

The latest major amendment to the PRC Company Law took effect on March 1, 2014, pursuant to which there is no longer a prescribed timeframe for shareholders of a company to make full capital contribution to a company, except as otherwise provided in other relevant laws, administrative regulations and State Council decisions. Instead, shareholders are only required to state the capital amount that they commit to subscribe to in the articles of association of the company. Furthermore, the initial payment of a company’s registered capital is no longer subject to a minimum capital requirement, and the business license of a company will not show its paid-up capital. In addition, shareholders’ contribution of the registered capital is no longer required to be verified by capital verification agencies.

Regulations Relating to Foreign Investment

Investment activities in China by foreign investors are principally governed by the Catalog of Industries for Encouraging Foreign Investment, or the Encouraging Catalog, and the Special Administrative Measures (Negative List) for Foreign Investment Access, or the Negative List, which were promulgated and are amended from time to time by the Ministry of Commerce and the NDRC, and together with the Foreign Investment Law, or the FIL, and their respective implementation rules and ancillary regulations. The Encouraging Catalog and the Negative List lay out the basic framework for foreign investment in China, classifying businesses into three categories with regard to foreign investment: “encouraged,” “restricted,” and “prohibited.” Industries not listed in the Catalog are generally deemed as falling into a fourth category “permitted” unless specifically restricted by other PRC laws.

On June 30, 2019, the Ministry of Commerce and the NDRC released the Catalog of Industries for Encouraging Foreign Investment (2019 Version), which became effective on July 30, 2019, to replace the previous Encouraging Catalog. On June 23, 2020, the Ministry of Commerce and the NDRC released the 2020 Negative List, which became effective on July 23, 2020, to replace the previous Negative List.

On March 15, 2019, the National People’s Congress promulgated the FIL, which became effective on January 1, 2020 and replaced the major laws and regulations governing foreign investment in China. Pursuant to the FIL, “foreign investments” refer to investment activities conducted by foreign investors directly or indirectly in China, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in China solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within China, (iii) foreign investors investing in new projects in China solely or jointly with other investors, and (iv) investment of other methods as specified in laws, administrative regulations, or as stipulated by the State Council.

According to the FIL, foreign investment shall enjoy pre-entry national treatment, except for foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The FIL provides that foreign invested entities operating in foreign “restricted” or “prohibited” industries will require entry clearance and other approvals. The FIL does not comment on the concept of “de facto control” or contractual arrangements with variable interest entities, however, it has a catch-all provision under definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment.

The FIL also provides several protective rules and principles for foreign investors and their investments in China, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriate or requisition the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, allows foreign investors’ funds to be freely transferred out and into the PRC territory, which run through the entire lifecycle from the entry to the exit of foreign investment, and provide an all-around and multi-angle system to guarantee fair competition of foreign-invested enterprises in the market economy. In addition, foreign investors or the foreign investment enterprise should be imposed legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the FIL provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the FIL, which means that foreign invested enterprises may be required to adjust the structure and corporate governance in accordance with the current PRC Company Law and other laws and regulations governing the corporate governance.

On December 26, 2019, the State Council promulgated the Implementing Rules of Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarified that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level opening.

On December 30, 2019, the Ministry of Commerce and the SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Regulations Relating to Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in China include the PRC Company Law and the FIL. Under the current regulatory regime in the PRC, foreign-invested enterprises in China may pay dividends only out of their accumulated profit, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as general reserves at least 10% of its after-tax profit, until the cumulative amount of such reserves reaches 50% of its registered capital. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset.

Regulations Relating to Intellectual Property

Copyright

China has enacted various laws and regulations relating to the protection of copyright. China is a signatory to some major international conventions on protection of copyright and became a member of the Berne Convention for the Protection of Literary and Artistic Works in October 1992, the Universal Copyright Convention in October 1992, and the Agreement on Trade-Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

The PRC Copyright Law which was promulgated by the SCNPC on September 7, 1990 and last amended on November 11, 2020 (which will be effective on June 1, 2021) provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, enjoy copyright in their works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. The purpose of the PRC Copyright Law aims to encourage the creation and dissemination of works which is beneficial for the construction of socialist spiritual civilization and material civilization and promote the development and prosperity of Chinese culture.

Under the Regulations on Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an internet information service provider may be held liable under various situations, including if it knows or should reasonably have known a copyright infringement through the internet and the service provider fails to take measures to remove or block or disconnects links to the relevant content, or, although not aware of the infringement, the internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of infringement. The internet information service provider may be exempted from indemnification liabilities under the following circumstances:

(i)

any internet information service provider that provides automatic internet access service upon instructions from its users or provides automatic transmission service for works, performances and audio/visual products provided by its users is not required to assume indemnification liabilities if (a) it has not chosen or altered the transmitted works, performance and audio/visual products and (b) it provides such works, performances and audio/visual products to the designated users and prevents any person other than such designated users from obtaining access;

(ii)

any internet information service provider that, for the sake of improving network transmission efficiency, automatically stores and provides to its own users the relevant works, performances and audio/visual products obtained from any other internet information service providers, is not required to assume the indemnification liabilities if (a) it has not altered any of the works, performances or audio/visual products that are automatically stored; (b) it has not affected such original internet information service provider in holding the information about where the users obtain the relevant works, performances and audio/visual products; and (c) when the original internet information service provider revises, deletes or shields the works, performances and audio/visual products, it will automatically revise, delete or shield the same;

(iii)

any internet information service provider that provides its users with information memory space for such users to provide the works, performances and audio/visual products to the general public via an informational network is not required to assume the indemnification liabilities if (a) it clearly indicates that the information memory space is provided to the users and publicizes its own name, contact person and web address; (b) it has not altered the works, performances and audio/visual products that are provided by the users; (c) it is not aware of or has no justified reason to know that the works, performances and audio/visual products provided by the users infringe upon the copyrights of others; (d) it has not directly derived any economic benefit from the providing of the works, performances and audio/visual products by its users; and (e) after receiving a notice from the copyright holder, it promptly deletes the allegedly infringing works, performances and audio/visual products pursuant to the regulation;

(iv)

an internet information service provider that provides its users with search engine or link services should not be required to assume the indemnification liabilities if, after receiving a notice from the copyright holder, it disconnects the link to the allegedly infringing works, performances and audio/visual products pursuant to the regulation, unless it is aware of or should reasonably have known the infringement.

The Measures on Administrative Protection of Internet Copyright, that were promulgated by the Ministry of Information Industry and National Copyright Administration, or the NCA, and effective on May 30, 2005, provided that an internet information service provider shall take measures to remove the relevant contents, record relevant information after receiving the notice from the copyright owner that some content communicated through internet infringes upon his/its copyright and preserve the copyright owner’s notice for 6 months. Where an internet information service provider clearly knows an internet content provider’s tortuous act of infringing upon another’s copyright through internet, or fails to take measures to remove relevant contents after receipt of the copyright owner’s notice although it does not know it clearly, and meanwhile damages public benefits, the infringer shall be ordered to stop the tortious act, and may be imposed of confiscation of the illegal proceeds and a fine of not more than 3 times the illegal business amount; if the illegal business amount is difficult to be calculated, a fine of not more than RMB100,000 may be imposed.

The Notice on Regulating Copyright Order of Internet Reproduction issued by the NCA in 2015 includes the following four major points: (i) clarify certain important issues related to internet copyrights in existing laws and regulations, including the definition of news, clarify statutory licenses that are not applicable to internet copyrights and prohibit the distortion of title and work intent; (ii) guide the press and media to further improve the internal management of copyrights, especially requesting the press to clarify the copyright sources of their content; (iii) encourage the press and internet media to actively carry out copyright cooperation; and (iv) ask the copyright administrations at all levels to strictly implement copyright supervision.

The Computer Software Copyright Registration Measures, promulgated by the NCA on February 20, 2002, regulate registrations of software copyright, exclusive licensing contracts for software copyright and transfer contracts. The NCA shall be the competent authority for the nationwide administration of software copyright registration and the PRC Copyright Protection Center, is designated as the software registration authority. The PRC Copyright Protection Center shall grant registration certificates to the Computer Software Copyrights applicants which conforms to the provisions of both the Computer Software Copyright Registration Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes over Infringement of the Right of Dissemination through Information Networks provide that web users or web service providers who create works, performances or audio-video products, for which others have the right of dissemination through information networks or are available on any information network without authorization shall be deemed to have infringed upon the right of dissemination through information networks.

The Notice on Launching “Jian Wang 2016” Special Actions Against Internet Piracy and Copyright Infringement, jointly issued by NCA, MIIT, the Ministry of Public Security, and CAC in 2016 includes the following: (i) the punishment of the unauthorized distribution of online literature, news, and films, and protecting the legitimate rights of the copyright owners, (ii) the crackdown of the distribution of pirated content through mobile apps, e-commerce platforms, and online advertising platforms, in order to maintain the order of the internet copyright environment; and (iii) the copyright order of online music, online cloud storage space, and online distribution of news will be further standardized to create a clean internet environment for copyright.

Trademark

Trademarks are protected by the PRC Trademark Law which was promulgated on August 23, 1982 and last amended on April 23, 2019 as well as the Implementation Regulation of the PRC Trademark Law which was adopted by the State Council on August 3, 2002 and amended on April 29, 2014. In China, registered trademarks include commodity trademarks, service trademarks, collective marks and certification marks.

The PRC Trademark Office of National Intellectual Property Administration is responsible for the registration and administration of trademarks throughout the PRC, and grants a term of ten years to registered trademarks. Trademarks are renewable every ten years where a registered trademark needs to be used after the expiration of its validity term. A registration renewal application shall be filed within twelve months prior to the expiration of the term. A trademark registrant may license its registered trademark to another party by entering into a trademark license contract. Trademark license agreements must be filed with the trademark office to be recorded. The licensor shall supervise the quality of the commodities on which the trademark is used, and the licensee shall guarantee the quality of such commodities. As with trademarks, the PRC Trademark Law has adopted a “first come, first file” principle with respect to trademark registration. Where trademark for which a registration application has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Patent

Patents are protected by the PRC Patent Law which was promulgated on March 12, 1984 and amended on December 27, 2008 with effect from October 1, 2009. A patentable invention or utility model must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the National Intellectual Property Administration is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder. The PRC Patent Law was recently amended on October 17, 2020 and the revised version will come into effect on June 1, 2021.

Domain Names

Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by the MIIT. The MIIT is the major regulatory body responsible for the administration of the PRC internet domain names, under supervision of which the China Internet Network Information Center is responsible for the daily administration of.cn domain names and Chinese domain names. China Internet Network Information Center adopts the “first to file” principle with respect to the registration of domain names. In November 2017, the MIIT promulgated the Notice of the Ministry of Industry and Information Technology on Regulating the Use of Domain Names in Providing Internet-based Information Services, which became effective on January 1, 2018. Pursuant to the notice, the domain names used by an internet-based information service provider in providing internet-based information services must be registered and owned by such provider in accordance with the law. If the internet-based information service provider is an entity, the domain name registrant must be the entity (or any of the entity’s shareholders), or the entity’s principal or senior manager.

Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

Under the PRC Foreign Currency Administration Rules promulgated by the State Council on January 29, 1996 and last amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local branches. Payments for transactions that take place within China must be made in Renminbi. Unless otherwise provided by laws and regulations, PRC companies may repatriate foreign currency payments received from abroad or retain the same abroad. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaging in settlement and sale of foreign exchange pursuant to relevant PRC rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is required for its retention or sale to a financial institution engaging in settlement and sale of foreign exchange, except where such approval is not required under the relevant PRC rules and regulations.

Regulations Relating to Offshore Investment

On July 4, 2014, the SAFE promulgated the SAFE Circular 37, which regulates the relevant matters involving foreign exchange registration for round-trip investment. Under SAFE Circular 37, a PRC resident must register with the local SAFE counterpart before contributing assets or equity interests in an offshore special purpose vehicle, that is directly established or indirectly controlled by such PRC resident for the purpose of conducting investment or financing. In addition, following the initial registration, in the event of any major change in respect of the offshore special purpose vehicle, including, among other things, a change of Overseas SPV’s PRC resident shareholder(s), the name of the offshore special purpose vehicle, terms of operation, or any increase or reduction of the offshore special purpose vehicle’s capital, share transfer or swap, and merger or division, the PRC resident shall complete the change of foreign exchange registration procedures for offshore investment with the local SAFE counterpart. According to the procedural guideline as attached to SAFE Circular 37, the principle of review has been changed to “the domestic individual resident shall only register the offshore special purpose vehicle directly established or controlled (first level).” At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment with respect to the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014 as an attachment to SAFE Circular 37. Under the relevant rules, failure to comply with the registration procedures set out in SAFE Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. PRC residents who hold any shares in the company from time to time are required to register with the SAFE in connection with their investments in the company.

On February 13, 2015, the SAFE promulgated the SAFE Notice 13, effective on June 1, 2015, which further amended SAFE Circular 37 by requiring domestic residents to register with qualified banks rather than the SAFE or its local counterpart in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

On March 30, 2015, SAFE promulgated SAFE Circular 19, effective on June 1, 2015, according to which the foreign exchange capital of foreign-invested enterprises must be subject to the Discretional Foreign Exchange Settlement, which refers to the foreign exchange capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the foreign-invested enterprise. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital of a foreign-invested enterprise is temporarily determined to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account, and if a foreign-invested enterprise needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks.

SAFE issued SAFE Circular 16 on June 9, 2016, which became effective on the same day. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. On October 23, 2019, SAFE promulgated SAFE Circular 28, which became effective on the same day. SAFE Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China as long as such investments do not violate the currently effective Negative List and the target investment projects are genuine and in compliance with laws. In addition, SAFE Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt, and overseas listing for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments.

Regulations Relating to Stock Incentive Plans

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, individuals participating in any stock incentive plan of any overseas publicly listed company who are PRC citizens or non-PRC citizens who reside in China for a continuous period of not less than one year, subject to a few exceptions are required to register with SAFE or its local branches and complete certain other procedures through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. The participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. The PRC agents must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in China opened by the PRC agents before distribution to such PRC residents. Under the Circular of the State Administration of Taxation on Issues Concerning Individual Income Tax in Relation to Equity Incentives promulgated by the PRC State Administration of Taxation and effective from August 24, 2009, listed companies and their domestic organizations shall, according to the individual income tax calculation methods for “wage and salary income” and stock option income, lawfully withhold and pay individual income tax on such income.

Regulations Relating to Tax

Enterprise Income Tax

The PRC Enterprise Income Tax Law and the Regulations for the Implementation of the Law on Enterprise Income Tax, or collectively, the EIT Laws, were promulgated on March 16, 2007 and December 6, 2007, respectively and were most recently amended on December 29, 2018 and April 23, 2019, respectively. According to the EIT Laws, taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual or de facto control is administered from within China. Non-resident enterprises are defined as enterprises that are set up in accordance with the laws of foreign countries and whose actual administration is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the EIT Laws and relevant implementing regulations, a uniform EIT rate of 25% is applicable. However, if non-resident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishment institutions or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, the enterprise income tax is, in that case, set at the rate of 10% for their income sourced from inside China.

The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as People’s Republic of China Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, promulgated on April 22, 2009 and amended on January 29, 2014 and December 29, 2017, sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of China and controlled by PRC enterprises or PRC enterprise groups is located within China. The Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, which was promulgated on July 27, 2011, amended on June 15, 2018, and effective on September 1, 2011, further provides guidance on the implementation of SAT Circular 82 and clarifies certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures.

According to SAT Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC EIT on its worldwide income only if all of the following criteria are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in China; and (iv) 50% or more of voting board members or senior executives habitually reside in China. According to SAT Bulletin 45, when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the PRC controlled offshore incorporated enterprise.

The EIT Laws permit certain High and New Technology Enterprises, or HNTEs, to enjoy a reduced 15% EIT rate subject to these HNTEs meeting certain qualification criteria, and permit certain small low-profit enterprises to enjoy a reduced 20% EIT rate subject to certain conditions. In addition, the relevant EIT laws and regulations also provide that entities recognized as software enterprises are able to enjoy a tax holiday consisting of a two-year-exemption commencing from their first profitable calendar year and a 50% reduction in ordinary tax rate for the following three calendar years, while entities qualified as key software enterprises can enjoy a preferential EIT rate of 10%.

The Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or the SAT Bulletin 7, was issued on February 3, 2015 and most recently amended pursuant to the Announcement on Issues Concerning the Withholding of Enterprise Income Tax at Source on Non-PRC Resident Enterprises, which was issued on October 17, 2017 and became effective as of December 1, 2017. Pursuant to SAT Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if the arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC EIT. As a result, gains derived from an indirect transfer may be subject to PRC EIT. According to SAT Bulletin 7, “PRC taxable assets” include assets attributed to an establishment or a place of business in China, immoveable properties in China, and equity investments in PRC resident enterprises. In respect of an indirect offshore transfer of assets of a PRC establishment or place of business, the relevant gain is to be regarded as effectively connected with the PRC establishment or a place of business and therefore included in its EIT filing, and would consequently be subject to PRC EIT at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment or a place of business of a non-resident enterprise, a PRC EIT at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. There is uncertainty as to the implementation details of SAT Bulletin 7.

VAT and Business Tax

Before August 2013 and pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenue generated from providing services. However, if the services provided are related to technology development and transfer, the business tax may be exempted subject to approval by the relevant tax authorities.

In November 2011, the Ministry of Finance and the SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In May and December 2013, April 2014, March 2016 and July 2017, the Ministry of Finance and the SAT promulgated five circulars to further expand the scope of services that are to be subject to VAT instead of business tax. Pursuant to these tax rules, from August 1, 2013, a VAT was imposed to replace the business tax in certain service industries, including technology services and advertising services, and from May 1, 2016, VAT replaced business tax in all industries, on a nationwide basis. On November 19, 2017, the State Council further amended the Interim Regulation of the People’s Republic of China on Value Added Tax to reflect the normalization of the pilot program. The VAT rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

On April 4, 2018, the Ministry of Finance and the SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the above-mentioned notice, the taxable goods previously subject to VAT rates of 17% and 11% respectively become subject to lower VAT rates of 16% and 10%, respectively starting from May 1, 2018.

On March 20, 2019, the Ministry of Finance, the SAT and the General Administration of Customs issued the Announcement on Policies for Deepening the VAT Reform, which came into effect on April 2019, to further slash VAT rates. According to the announcement, (i) for general VAT payers’ sales activities or imports previously subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively; (ii) for the agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the deduction rate is adjusted to 9%; (iii) for the agricultural products purchased by taxpayers for production or commissioned processing, which are subject to VAT at 13%, the input VAT will be calculated at a 10% deduction rate; (iv) for the exportation of goods or labor services that are subject to VAT at 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (v) for the exportation of goods or cross-border taxable activities that are subject to VAT at 10%, with the export refund at the same rate, the export refund rate is adjusted to 9%.

Regulations Relating to Employment and Social Welfare

The Labor Contract Law

According to the PRC Labor Law promulgated on July 5, 1994 and last amended on December 29, 2018, enterprises and institutions shall establish and improve their system of workplace safety and sanitation, strictly abide by state rules and standards on workplace safety, educate laborers in labor safety and sanitation in China. Labor safety and sanitation facilities shall comply with state-fixed standards. Enterprises and institutions shall provide laborers with a safe workplace and sanitation conditions which are in compliance with state stipulations and the relevant articles of labor protection. The PRC Labor Contract Law, which was implemented on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating employee/employer rights and obligations, including matters with respect to the establishment, performance and termination of labor contracts. Pursuant to the PRC Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between enterprises or institutions and the laborers. Enterprises and institutions are forbidden to force laborers to work beyond the time limit and employers shall pay laborers for overtime work in accordance with the laws and regulations. In addition, labor wages shall not be lower than local standards on minimum wages and shall be paid to laborers in a timely manner.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended on December 20, 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Basic Old-Aged Pension Insurance for Employees of Corporations of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the People’s Republic of China implemented on July 1, 2011 and amended on December 29, 2018, enterprises are obliged to provide their employees in China with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance. These payments are made to local administrative authorities and any employer that fails to contribute may be fined and ordered to make up within a prescribed time limit.

In accordance with the Regulations on the Management of Housing Funds which was promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, enterprises must register at the competent managing center for housing funds and upon the examination by such managing center of housing funds, these enterprises shall complete procedures for opening an account at the relevant bank for the deposit of employees’ housing funds. Enterprises are also required to pay and deposit housing funds on behalf of their employees in full and in a timely manner.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the CSRC, promulgated the M&A Rules, which became effective on September 8, 2006 and was revised on June 22, 2009, governing the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules, among other things, requires that a special purpose vehicle, formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals through acquisitions of shares of or equity interests in PRC domestic companies, shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Yuan Zhou	40	Founder, Chairman, and Chief Executive Officer
Zhaohui Li	45	Director
Jiatong Peng	36	Director
Dahai Li*	40	Chief Technology Officer and Director Appointee
Wei Sun*	42	Chief Financial Officer and Director Appointee
Hanhui Sam Sun**	48	Independent Director Appointee
Hope Ni**	48	Independent Director Appointee

Notes:

*

Each of Mr. Dahai Li and Mr. Wei Sun has accepted the appointment as our director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

**

Each of Mr. Hanhui Sam Sun and Ms. Hope Ni has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

Yuan Zhou is our founder and has served as the chairman of our board of directors and chief executive officer since our inception. Mr. Zhou is an entrepreneur with over 15 years of experience in internet and media. He has a deep passion and outstanding acumen and vision for China’s internet content industry. Prior to founding our company, Mr. Zhou founded Beijing Nuobote Informational Technology Co., Ltd., a start-up company that focused on the development of big data analytics for e-commerce businesses, in 2008 and led the business from 2008 to 2010. Before that, Mr. Zhou worked as a journalist for the IT Management World magazine from 2006 to 2007. Mr. Zhou received a bachelor’s degree in computer science and technology from Chengdu University of Technology in China in 2003 and a master’s degree in software engineering from Southeast University in China in 2006.

Zhaohui Li has served as our director since September 2015. Mr. Li works as the vice president and head of mergers and acquisitions department at Tencent Holdings Ltd., and as the managing partner of Tencent Investment. Before joining Tencent in 2011, Mr. Li served as an investment principal at Bertelsmann Asia Investment. Prior to that, Mr. Li held various positions related to product and business in Google and Nokia. Mr. Li received a bachelor’s degree from Peking University in 1998 and an MBA degree from Duke University Fuqua School of Business in 2004.

Jiatong Peng has served as our director since November 2020. Since April 2020, Mr. Peng has served as a vice president and head of investment and development at Kuaishou Technology (HKEX: 1024), a content community and social platform. From June 2018 to April 2020, Mr. Peng served as vice president at 58.com Inc. (NYSE: WUBA). Prior to that, Mr. Peng served as a director and a senior vice president at Beijing Jingxi Culture & Tourism Co., Ltd. (Shenzhen Stock Exchange: 000802), a film and television entertainment media company, from July 2015 to June 2018. From May 2011 to July 2015, Mr. Peng served as a vice president at SAIF Partners, a private equity firm. From May 2007 to May 2011, Mr. Peng worked as an associate at Bank of America Merrill Lynch. Mr. Peng received a bachelor’s degree of science in quantitative finance from the Chinese University of Hong Kong in 2007. Mr. Peng is a CFA charterholder.

Dahai Li has served as our chief technology officer since May 2018 and will serve as our director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Li served as our senior vice president from December 2015 to April 2018. Prior to joining us, Mr. Li served as the head of search technology at Wandoujia, a leading app store in China, from 2013 to 2015. Prior to that, Mr. Li served as the engineering director at YunYun, a search engine company in China, from 2010 to 2013. From 2006 to 2010, Mr. Li served as an engineer at Google China, focusing on search engine. Mr. Li received a bachelor’s degree in information and computing science from Beijing University of Chemical Technology in China in 2003 and a master’s degree in mathematics from Peking University in 2006.

Wei Sun has served as our chief financial officer since November 2018 and will serve as our director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Before joining us, Mr. Sun acted as a founding managing partner of Bochuang Capital in 2018. Prior to that, Mr. Sun served as the chief financial officer of Mia.com, an online retail platform for maternal and baby products, from 2014 to 2018. From 2013 to 2014, Mr. Sun served as a director at Daiwa Capital Markets Hong Kong Limited. Mr. Sun worked for the set-up of a private equity fund from 2012 to 2013. From 2010 to 2012, Mr. Sun worked as a senior vice president of ICBC International Capital Limited. From 2006 to 2010, Mr. Sun worked as a senior associate at Deutsche Bank, Hong Kong Branch. Mr. Sun worked with the Industrial and Commercial Bank of China from 2001 to 2003. Mr. Sun received a bachelor’s degree in economics from Xi’an Jiaotong University in China in 2001, a master’s degree in finance from London Business School in 2005, and an Executive MBA degree from China Europe International Business School in 2019.

Hanhui Sam Sun will serve as our independent director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Sun has served as the chairman of VSP Zhuhai Asset Management Company since January 2021. From January 2010 to September 2015, Mr. Sun assumed various positions at Qunar Cayman Islands Limited, a mobile and online travel platform then listed on Nasdaq, including serving as Qunar’s president from May 2015 to September 2015 and its chief financial officer from January 2010 to April 2015. Prior to joining Qunar, Mr. Sun was the chief financial officer of KongZhong Corporation, an online game developer and operator then listed on Nasdaq-listed company, from 2007 to 2009. Mr. Sun was also an independent director and audit committee member of KongZhong Corporation from July 2005 through January 2007. From 2004 to 2007, Mr. Sun served in several financial controller positions at Microsoft China R&D Group, Maersk China Co. Ltd. and SouFun.com. From 1995 to 2004, Mr. Sun worked in KPMG’s auditing practice group, including eight years at the Beijing office of KPMG, where he was an audit senior manager, and two years at KPMG in Los Angeles, California. Mr. Sun currently serves as an independent director and audit committee chair of iQIYI Inc. (Nasdaq: IQ), Yiren Digital Ltd. (NYSE: YRD), and CAR Inc. (HKEX: 0699). Mr. Sun received a bachelor’s degree in business administration from Beijing Institute of Technology in 1993. He is a Certified Public Accountant in China.

Hope Ni will serve as our independent director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Ni has served as a non-executive director of Cogobuy Group (HKEX: 0400) since June 2020, and prior to that, she served as an executive director from 2015 to 2020. Ms. Ni currently serves as an independent director of Digital China Holdings Limited (HKEX: 0861), UCLOUDLINK GROUP INC. (Nasdaq: UCL), and ATA Creativity Global (Nasdaq: AACG). From 2004 to 2007, Ms. Ni was the chief financial officer and a director of Viewtran Group, Inc. In 2008, Ms. Ni served as the vice chairman of Viewtran Group, Inc. Prior to that, Ms. Ni spent six years as a practicing attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong. Earlier in her career, Ms. Ni worked at Merrill Lynch’s investment banking division in New York. Ms. Ni received a J.D. degree from University of Pennsylvania Law School and a bachelor’s degree in applied economics and business management from Cornell University.

Board of Directors

Our board of directors will consist of seven directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. Subject to the New York Stock Exchange rules and disqualification by the chairman of the relevant board meeting, a director may vote with respect to any contract, proposed contract, or arrangement in which he is materially interested, provided that (i) such director, if his or her interest in such contract or arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property, and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any debt, liability, or obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Hanhui Sam Sun and Hope Ni. Hanhui Sam Sun will be the chairman of our audit committee. We have determined that Hanhui Sam Sun and Hope Ni each satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. We have determined that Hanhui Sam Sun qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Hanhui Sam Sun, Yuan Zhou, and Hope Ni. Hanhui Sam Sun will be the chairman of our compensation committee. We have determined that Hanhui Sam Sun and Hope Ni satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting a compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Hope Ni, Yuan Zhou, and Hanhui Sam Sun. Hope Ni will be the chairman of our nominating and corporate governance committee. We have determined that Hope Ni and Hanhui Sam Sun satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs, and trade secrets which they conceive, develop, or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs, and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020, we paid an aggregate of RMB3.5 million (US$0.5 million) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

2012 Incentive Compensation Plan

In June 2012, our board of directors and members approved an equity incentive plan, which we refer to as the 2012 Plan, to secure and retain the services of valuable employees and consultants and provide incentives for such persons to exert their best efforts for the success of our business. As of the date of this prospectus, the maximum aggregate number of Class A ordinary shares which may be issued pursuant to all awards under the 2012 Plan is 44,471,165. As of the date of this prospectus, awards to purchase 37,299,321 Class A ordinary shares under the 2012 Plan have been granted and remain outstanding, excluding awards that were forfeited or canceled after the relevant grant dates.

The following paragraphs describe the principal terms of the 2012 Plan.

Types of Awards. The 2012 Plan permits the awards of options and restricted shares.

Plan Administration. Our board of directors, a committee of one or more members of the board of directors, or any director appointed to be the administrator administers the 2012 Plan. The administrator determines, among other things, the fair market value of ordinary shares, the employees and consultants eligible to receive awards, the number of options or restricted shares to be granted to each eligible employee, and the terms and conditions of each option grant.

Award Agreement. Awards granted under the 2012 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which is subject to any modification as determined by the administrator.

Eligibility. We may grant awards to employees and consultants.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the eligible employee other than in accordance with the exceptions provided in the 2012 Plan, such as by will or by the laws of descent or distribution.

Termination and Amendment of the 2012 Plan. Unless terminated earlier, the 2012 Plan has a term of ten years. The board of directors has the authority to terminate, amend, add to, or delete any of the provisions of the plan, subject to the restrictions set out in our memorandum and articles or associations. However, no termination, amendment or modification pf the 2012 Plan may adversely affect in any material way any award previously granted pursuant to the 2012 Plan.

The following table summarizes, as of the date of this prospectus, the number of options we have granted to certain of our directors and executive officers, excluding awards that were forfeited or canceled after the relevant grant dates.

Name	Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Yuan Zhou	*	0.01	December 8, 2016	December 8, 2026
	7,567,730	0.01	December 22, 2020	December 22, 2030

Dahai Li	*	0.01	June 20, 2018	June 20, 2028
	*	0.01	June 20, 2020	June 19, 2030

Wei Sun	*	0.01	December 20, 2018	December 20, 2028
	*	0.01	June 20, 2019	June 20, 2029

Total	13,726,218	—	—	—

Note:

*	Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

The following table summarizes, as of the date of this prospectus, the number of restricted shares we have granted to certain of our directors and executive officers.

Name	Restricted Shares	Purchase Price (US$/Share)	Date of Grant
Dahai Li	*	0.01	February 20, 2016

Note:

*	Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

As of the date of this prospectus, other employees as a group hold options to purchase a total of 23,551,853 ordinary shares of our company, with an average weighted exercise price of US$1.22 per share, and 521,250 restricted shares.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the table below are based on 220,867,200 Class A ordinary shares and 19,227,592 Class B ordinary shares on an as-converted basis outstanding as of the date of this prospectus, and 260,271,959 Class A ordinary shares and 19,227,592 Class B ordinary shares outstanding immediately after the completion of this offering and the concurrent private placements, assuming the underwriters do not exercise their option to purchase additional ADSs. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned Immediately After This Offering
	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership†	% of Aggregate Voting Power††	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership†	% of Aggregate Voting Power††
Directors and Executive Officers**:
Yuan Zhou(1)	475,279	19,227,592	8.2	46.6	475,279	19,227,592	7.0	42.5
Zhaohui Li	—	—	—	—	—	—	—	—
Jiatong Peng	—	—	—	—	—	—	—	—
Dahai Li	*	—	*	*	*	—	*	*
Wei Sun	*	—	*	*	*	—	*	*
Hanhui Sam Sun***	—	—	—	—	—	—	—	—
Hope Ni***	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	4,079,269	19,227,592	9.6	47.2	4,079,269	19,227,592	8.3	43.1
Principal Shareholders:
MO Holding Ltd(1)	—	19,227,592	8.0	46.5	—	19,227,592	6.9	42.5
Innovation Works Entities(2)	31,530,549	—	13.1	7.6	31,530,549	—	11.3	7.0
Tencent Entities(3)	29,496,613	—	12.3	7.1	30,925,184	—	11.1	6.8
Qiming Entities(4)	27,158,098	—	11.3	6.6	27,158,098	—	9.7	6.0
SAIF IV Mobile Apps (BVI) Limited(5)	22,244,965	—	9.3	5.4	22,244,965	—	8.0	4.9
Cosmic Blue Investments Limited(6)	19,975,733	—	8.3	4.8	19,975,733	—	7.1	4.4
CTG Evergreen Investment XX Limited(7)	16,294,435	—	6.8	3.9	16,294,435	—	5.8	3.6

Notes:

*	Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.
**

Except as otherwise indicated below, the business address of our directors and executive officers is A5 Xueyuan Road, Haidian District, Beijing 100083, People’s Republic of China. The business address of Mr. Zhaohui Li is 10/F, China Technology Trade Center, No. 66 North 4th Ring West Road, Haidian District, Beijing, People’s Republic of China. The business address of Mr. Jiatong Peng is No. 6 Shangdi West Road, Haidian District, Beijing, People’s Republic of China. The business address of Mr. Hanhui Sam Sun is 64 Donggong Street, Dongcheng District, Beijing 100009, People’s Republic of China. The business address of Ms. Hope Ni is Houser 17B, Shouson Peak, 9-19 Shouson Hill Road, Deep Water Bay, Hong Kong.

***

Each of Hanhui Sam Sun and Hope Ni has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

†

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus on an as-converted basis is 240,094,792. The total number of ordinary shares outstanding after the completion of this offering and the concurrent private placements will be 279,499,551, including 27,500,000 Class A ordinary shares to be sold by us in this offering in the form of ADSs, assuming that the underwriters do not exercise their option to purchase additional ADSs.

††

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class B ordinary shares is entitled to ten votes per share, subject to certain conditions, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)

Represents 19,227,592 Class B ordinary shares held by MO Holding Ltd and 475,279 Class A ordinary shares that Mr. Yuan Zhou may purchase upon exercise of options within 60 days after the completion of this offering. MO Holding Ltd is a company incorporated in the British Virgin Islands. More than 99% of the interest of MO Holding Ltd is held by a trust that was established for the benefit of Mr. Zhou and his family, and the remaining interest of MO Holding Ltd is held by Mr. Zhou. The registered address of MO Holding Ltd is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(2)

Represents (i) 7,794,558 Class A ordinary shares held by Innovation Works Holdings Limited, a company incorporated in the British Virgin Islands and (ii) 16,200,082 Series A preferred shares, 3,760,222 Series B preferred shares, 2,154,894 Series C preferred shares, and 1,620,793 Series D preferred shares held by Innovation Works Development Fund, L.P., a fund organized under the laws of the Cayman Islands. The general partner of Innovation Works Development Fund, L.P. is Innovation Works Development Fund GP, L.P., whose general partner is Innovation Works Development Fund GP, LLC. Innovation Works Development Fund GP, LLC is beneficially owned by Peter Liu and Kai-Fu Lee. Innovation Works Holdings Limited is wholly owned by Kai-Fu Lee. The registered address of Innovation Works Holdings Limited is P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands. The registered address of Innovation Works Development Fund, L.P. is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. All the preferred shares held by Innovation Works Holdings Limited and Innovation Works Development Fund, L.P., or Innovation Work Entities, will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(3)

Represents (i) 17,084,408 Series C preferred shares and 3,373,486 Series D preferred shares held by Dandelion Investment Limited, a company incorporated in the British Virgin Islands and (ii) 1,097,810 Series D1 preferred shares, 6,023,239 Series E preferred shares, and 1,917,670 Series F-1 preferred shares held by Image Frame Investment (HK) Limited, a company incorporated in Hong Kong. Dandelion Investment Limited and Image Frame Investment (HK) Limited, or Tencent entities, are subsidiaries of Tencent Holdings Limited. The registered address of Dandelion Investment Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The registered address of Image Frame Investment (HK) Limited is 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. All the preferred shares held by Tencent entities will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering. The number of ordinary shares beneficially owned immediately after this offering include 1,428,571 Class A ordinary shares purchased by Image Frame Investment (HK) Limited in the concurrent private placements, assuming an initial public offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price.

(4)

Represents (i) 18,465,608 Series A preferred shares and 3,847,001 Series B preferred shares held by Qiming Venture Partners III, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, (ii) 582,008 Series A preferred shares and 121,252 Series B preferred shares held by Qiming Managing Directors Fund III, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, and (iii) 1,894,672 Series C preferred shares, 864,423 Series D preferred shares, and 1,383,134 Series D1 preferred shares held by Qiming Venture Partners III Annex Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Qiming Venture Partners III, L.P., Qiming Managing Directors Fund III, L.P., and Qiming Venture Partners III Annex Fund, L.P., or Qiming entities, are beneficially owned by Qiming Corporate GP III, Ltd., an exempted company incorporated in the Cayman Islands. Qiming Corporate GP III, Ltd. is beneficially owned by Duane Kuang, Gary Rieschel, Nisa Bernice Leung, and Robert Headley. The registered address of the Qiming entities is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. All the preferred shares held by Qiming Entities will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(5)

Represents 17,436,222 Series B preferred shares, 1,260,453 Series C preferred shares, 2,415,377 Series D preferred shares, and 1,132,913 Series D1 preferred shares held by SAIF IV Mobile Apps (BVI) Limited, a company incorporated in the British Virgin Islands. SAIF IV Mobile Apps (BVI) Limited is wholly owned by SAIF Partners IV L.P., which is ultimately controlled by Mr. Andrew Y. Yan, the managing partner of SAIF Partners. The registered address of SAIF IV Mobile Apps (BVI) Limited is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands. All the preferred shares held by SAIF IV Mobile Apps (BVI) Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(6)

Represents 19,975,733 Series F-1 preferred shares held by Cosmic Blue Investments Limited, a company incorporated in the British Virgin Islands. Cosmic Investments Limited is wholly owned by Kuaishou Technology (HKEX: 1024). The registered address of Cosmic Blue Investments Limited is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands. All the preferred shares held by Cosmic Blue Investments Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.
(7)

Represents 12,966,342 Series D preferred shares, 2,529,064 Series E preferred shares, and 799,029 Series F-1 preferred shares held by CTG Evergreen Investment XX Limited, a Company incorporated in the British Virgin Islands. CTG Evergreen Investment XX Limited is wholly owned by Capital Today Evergreen Fund, L.P. whose general partner is Capital Today Evergreen GenPar LTD. Capital Today Evergreen GenPar LTD. is controlled by Ms. Xin Xu. The registered address of CTG Evergreen Investment XX Limited is 263 Main Street, Road Town, Tortola, British Virgin Islands. All the preferred shares held by CTG Evergreen Investment XX Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

As of the date of this prospectus, we had no ordinary shares or preferred shares held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIE and Its Shareholders

See “Corporate History and Structure.”

Concurrent Private Placement

See “The Offering—Concurrent Private Placements.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Shareholders Agreement.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—2012 Incentive Compensation Plan.”

Other Related Party Transactions

Transactions with Tencent entities. Our transactions with Tencent Holdings Limited, one of our principal beneficial owners, and its subsidiaries, included (i) purchase of services which primarily related to cloud and bandwidth services, amounting to RMB154.3 million and RMB77.3 million (US$11.8 million) in 2019 and 2020, respectively; and (ii) provision of services which primarily related to advertising services, amounting to RMB8.4 million, and RMB12.6 million (US$1.9 million) in 2019 and 2020, respectively. The amount due from the Tencent entities were RMB4.9 million and RMB7.4 million (US$1.1 million) as of December 31, 2019 and 2020, respectively, and the amount due to the Tencent entities were RMB95.4 million and RMB41.5 million (US$6.4 million) as of December 31, 2019 and 2020, respectively.

Transactions with Baidu entities. Our transactions with Baidu, Inc., one of our beneficial owners, and its subsidiaries, included (i) purchase of services which primarily related to marketing services and cloud and bandwidth services, amounting to RMB25.0 million and RMB48.7 million (US$7.5 million) in 2019 and 2020, respectively; and (ii) provision of services which primarily related to advertising services, amounting to RMB0.6 million and RMB17.2 million (US$2.6 million) in 2019 and 2020, respectively. The amount due from the Baidu entities were RMB1.1 million and RMB3.9 million (US$0.6 million) as of December 31, 2019 and 2020, respectively, and the amount due to the Baidu entities were RMB0.8 million and RMB4.5 million (US$0.7 million) as of December 31, 2019 and 2020, respectively.

Transactions with Kuaishou entities. Our transactions with Kuaishou Technology, one of our principal beneficial owners, and its subsidiary, included provision of services, which primarily related to advertising services, amounting to RMB7.4 million (US$1.1 million) in 2020. The amount due from the Kuaishou entities was RMB2.5 million (US$0.4 million) as of December 31, 2020.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 400,000,000 shares, par value of US$0.000125 each, comprising 200,435,685 Class A ordinary shares, 19,227,592 Class B ordinary shares, 36,009,602 Series A preferred shares, 25,164,697 Series B preferred shares, 27,935,316 Series C preferred shares, 22,334,525 Series D preferred shares, 6,947,330 Series D1 preferred shares, 27,267,380 Series E preferred shares, 34,677,872 Series F-1 preferred shares and 1 Series F-2 preferred share. As of the date of this prospectus, 40,530,478 Class A ordinary shares, 19,227,592 Class B ordinary shares, 36,009,602 Series A preferred shares, 25,164,697 Series B preferred shares, 27,935,316 Series C preferred shares, 22,334,525 Series D preferred shares, 6,947,330 Series D1 preferred shares, 27,267,380 Series E preferred shares and 34,677,872 Series F-1 preferred shares are issued and outstanding. All of our issued and outstanding ordinary and preferred shares are fully paid.

Immediately prior to the completion of this offering, our authorized share capital will be changed into US$200,000 divided into 1,600,000,000 shares comprising (i) 1,500,000,000 Class A ordinary shares of a par value of US$0.000125 each, (ii) 50,000,000 Class B ordinary shares of a par value of US$0.000125 each, and (iii) 50,000,000 shares of a par value of US$0.000125 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares and ordinary shares will be converted into, and re-designated and re-classified, as Class A ordinary shares on a one-for-one basis, except that the 19,227,592 shares beneficially owned by Mr. Yuan Zhou will be continue to be Class B ordinary shares. Following such conversion and re-designation, we will have 220,867,200 Class A ordinary shares issued and outstanding and 19,227,592 Class B ordinary shares issued and outstanding.

Our Post-Offering Memorandum and Articles of Association

Our shareholders have conditionally adopted a tenth amended and restated memorandum and articles of association, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment, disposition, or a change of ultimate beneficial ownership of Class B ordinary shares by a holder thereof to any person who is not Mr. Yuan Zhou or any entity which is ultimately controlled by Mr. Yuan Zhou, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares. If Mr. Yuan Zhou is neither a director nor the chief executive officer of the Company for 20 consecutive business days, or is permanently incapable of acting as a director and the chief executive officer as a result of a legal judgment or incapacity due to his then physical and/or mental condition, all the Class B ordinary shares held by Mr. Yuan Zhou and/or any entity which is ultimately controlled by Mr. Yuan Zhou shall be automatically and immediately converted into the same number of Class A ordinary shares, provided, however, that such triggering event shall not be deemed to take place if Mr. Yuan Zhou is removed as, or otherwise discharged from duty of, either a director or the chief executive officer on an involuntary basis.

Dividends. Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend may exceed the amount recommended by our directors. Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if that would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to ten votes per share on all matters subject to vote at our general meetings. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or by our directors (acting by a resolution of our board). Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the shares are free from any lien in favor of the Company; and

•	a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they must, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the New York Stock Exchange be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers may not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders will be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by special resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares. Whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of all of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment, or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors may determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive forum. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any of our shares, ADSs or other securities shall be deemed to have notice of and consented to the provisions of our post-offering articles of association. See “Risk Factors—Risks Relating to the ADSs and This Offering—Forum selection provisions in our post-offering memorandum and articles of association and our deposit agreement with the depositary bank could limit the ability of holders of our Class A ordinary shares, ADSs, or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary bank, and potentially others.”

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a declaration as to the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v.

Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our directors and officers, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number votes attaching to all issued and outstanding shares of our company as of the date of the deposit that are entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering memorandum and articles of association, our company may be dissolved, liquidated, or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied with the consent in writing of the holders of all of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On November 24, 2020, we issued 500,000 Class B ordinary shares to Zhihu Holdings Inc, a personal holding vehicle beneficially owned by Mr. Yuan Zhou, upon exercise of options granted in 2016. In December 2020, Zhihu Holdings Inc. subsequently transferred the shares it holds in our company to MO Holding Ltd, another personal holding vehicle beneficially owned by Mr. Yuan Zhou.

On January 4, 2021, we issued 450,000 Class A ordinary shares to SEA & SANDRA Global Limited, which is wholly owned by Mr. Dahai Li, upon vesting of restricted shares granted in 2016.

Preferred Shares

On March 22, 2017, we issued (i) 2,977,427 Series D1 preferred shares to STAR WINNER LIMITED for a consideration of US$15,000,000; (ii) 1,097,810 Series D1 preferred shares to Image Frame Investment (HK) Limited for a consideration of US$5,530,663, (iii) 356,046 Series D1 preferred shares to Sogou Technology Hong Kong Limited for a consideration of US$1,793,728, (iv) 1,383,134 Series D1 preferred shares to Qiming Venture Partners III Annex Fund, L.P. for a consideration of US$6,968,099, and (v) 1,132,913 Series D1 preferred shares to SAIF IV Hong Kong (China Investments) Limited for a consideration of US$5,707,510.

On July 26, 2018, we issued (i) 2,529,064 Series E preferred shares to CTG Evergreen Investment XX Limited for a consideration of US$25,000,000, (ii) 3,595,337 Series E preferred shares to Image Frame Investment (HK) Limited for a consideration of US$35,540,188, (iii) 9,610,445 Series E preferred shares to Advantech Capital II Zhihu Partnership L.P. for an aggregate consideration of US$95,000,000, (iv) 505,813 Series E preferred shares to Oceanpine Capital Inc. for a consideration of US$5,000,000, (v) 4,046,503 Series E preferred shares to Mercer Investment (Singapore) Pte. Ltd. for a consideration of US$40,000,000 (vi) 1,517,439 Series E preferred shares to Infinite Lighthouse L.P. for a consideration of US$15,000,000, and (vii) 2,427,902 Series E preferred shares to Joyful Investment Cayman Limited for a consideration of US$24,000,000.

On September 14, 2018, we issued 3,034,877 Series E preferred shares to Sunshine Life Insurance Corporation Limited for a consideration of US$30,000,000.

On August 7, 2019, we issued (i) 19,975,733 Series F-1 preferred shares to Cosmic Blue Investments Limited for a consideration of US$250,000,000, (ii) 1,917,670 Series F-1 preferred shares to Image Frame Investment (HK) Limited for a consideration of US$24,000,000, and (iii) 799,029 Series F-1 preferred shares to CTG Evergreen Investment XX Limited for a consideration of US$10,000,000.

On August 7, 2019, we issued 1 Series F-2 preferred share to Fresco Mobile Limited for a consideration of US$1, which was surrendered to us for cancelation on December 21, 2020.

Options and Warrants

On August 7, 2019, we issued a warrant to purchase an aggregate of 11,985,440 Series F-1 preferred shares to Baidu Online Network Technology (Beijing) Co., Ltd. for an aggregate consideration of US$150,000,000, which has been exercised in full by one of its affiliates, Beijing Baizhi Baineng Management Consulting Partnership (Limited Partnership) on December 21, 2020.

We have granted options to purchase our Class A ordinary shares to certain of our directors, executive officers and employees. See “Management—2012 Incentive Compensation Plan.”

Shareholders Agreement

We entered into our sixth amended and restated shareholders agreement on August 7, 2019 with our shareholders, which consist of holders of preferred shares and holder of warrant to purchase our preferred shares. The sixth amended and restated shareholders agreement provides for certain shareholders’ rights, including registration rights, information and inspection rights, preemptive rights, rights of first refusal and co-sale rights, and voting rights and contains provisions governing our board of directors and other corporate governance matters. The special rights other than registration rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering.

Registration Rights

We have granted certain registration rights to our shareholders who hold our preferred shares as of the date of this prospectus. Set forth below is a description of the registration rights granted under the shareholders agreement.

Demand Registration Rights. At any time after the earlier of (i) August 7, 2024 or (ii) six months following the closing of this offering, holders of at least ten percent of Class A ordinary shares issued and Class A ordinary shares issuable upon conversion of the preferred shares held by all such holders, or registrable securities, may request in writing that we effect a registration of at least ten percent of the registrable securities. We have a right to defer filing of a registration statement for the period during which such filing would be materially detrimental to us or our members on the condition that we furnish to the holders a certificate signed by our chief executive officer. However, we cannot exercise the deferral right for more than 90 days on any one occasion or more than once during any twelve-month period and cannot register any other securities during such 90-day period. We are obligated to effect no more than three demand registrations that have been declared and ordered effective.

Registration on Form F-3. Holders of at least ten percent of the registrable securities may request the Company to effect a registration on Form F-3 if we qualify for registration on Form F-3. We have a right to defer filing of a registration statement for the period during which such filing would be materially detrimental to us or our members on the condition that we furnish to the holders a certificate signed by our chief executive officer. However, we cannot exercise the deferral right for more than 90 days on any one occasion or more than once during any twelve-month period and cannot register any other securities during such 90-day period.

Piggyback Registration Rights. If we propose to register for our own account any of our equity securities, in connection with the public offering of such equity securities, we should promptly give holders of our registrable securities written notice of such registration and, upon the written request of any holder given within fifteen (15) days after delivery of such notice, we should use our reasonable best efforts to include in such registration the registrable securities requested to be registered by such holder.

Expenses of Registration. We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of the registrable securities.

Termination of Obligations. The shareholders’ registration rights will terminate upon the earlier of (i) the fifth anniversary of the date of closing of this offering, and (ii) with respect to any holder, the date on which such holder may sell all of such holder’ registrable securities under Rule 144 of the Securities Act in any 90-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The ADS to share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage, and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch, and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, Withdrawal, and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges, and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes, and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares, or

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Islands law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs, and (iii) the manner in which such instructions may be given or deemed to be given pursuant to the terms of the deposit agreement, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

To the extent that (i) we have provided the depositary with at least 35 days’ notice of the proposed meeting, (ii) the voting notice will be received by all ADR holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (iii) the depositary does not receive instructions on a particular agenda item from an ADR holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such ADR holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such ADR holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the deposited securities represented by the ADSs for which actual instructions were not so given by all such ADR holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the depositary in writing (and we agree to provide the depositary with such instruction promptly in writing) that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s), and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares, and (2) the depositary has obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (A) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (B) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands, (C) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules, and regulations of the Cayman Islands, and (D) the granting of such discretionary proxy will not under any circumstances result in the shares represented by the ADSs being treated as assets of the depositary under the laws, rules or regulations of the Cayman Islands.

The depositary may from time to time access information available to it to consider whether any of the circumstances described above exist, or request additional information from us in respect thereto. By taking any such action, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described above existed. In addition to the limitations provided for in the deposit agreement, ADR holders and beneficial owners are advised and agree that (a) the depositary will rely fully and exclusively on us to inform it of any of the circumstances set forth above, and (b) neither the depositary, the custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described above exist and/or whether we complied with our obligation to timely inform the depositary of such circumstances. Neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners (i) as a result of our failure to determine that any of the circumstances described above exist or our failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of shares. Because there is no guarantee that ADR holders and beneficial owners will receive the notices described above with sufficient time to enable such ADR holders or beneficial owners to return any voting instructions to the depositary in a timely manner, ADR holders and beneficial owners may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us in such circumstances, and neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners in such circumstances.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given in accordance with the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, regulation, or requirement of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by ADR holders or beneficial owners.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities, or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights, and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.05 or less per ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the deposit agreement;

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an aggregate fee of US$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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a fee for the reimbursement of such fees, charges, and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex, and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage, and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to an foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of an foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to receive payment of fees, charges, and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges, and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current and former beneficial owners, by holding or owning, or having held or owned, an ADR, the ADR holder thereof (and prior ADR holder thereof) acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or former beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations, and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary.

If the shares are not listed or quoted for trading on a stock exchange or in a securities market as of the date so fixed for termination, then after such date fixed for termination (i) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (ii) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a holder of ADRs, the depositary shall (i) instruct its custodian to deliver all shares and/or deposited securities to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (ii) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and/or deposited securities and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each register ADR holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered ADR holder’s name and to deliver such share certificate to the registered ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary, and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs. After we receive the copy of the ADR register and the shares and/or deposited securities from the depositary, we shall be discharged from all obligations under the deposit agreement except (i) to distribute the shares to the registered ADR holders entitled thereto and (ii) for its obligations to the depositary and its agents.

If the shares are listed or quoted for trading on a stock exchange or in a securities market as of the date so fixed for termination, then instead of the provisions in the prior paragraph, after the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs, except to receive and hold (or sell) distributions on shares and/or deposited securities and deliver shares and/or deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary has agreed to use its reasonable efforts to sell the shares and/or deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the registered ADR holders not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and its agents.

Notwithstanding anything to the contrary, in connection with any such termination, the depositary may, in its sole discretion and without notice to us, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for our shares and make available to ADR holders a means to withdraw the shares represented by the ADSs issued under the deposit agreement and to direct the deposit of such shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges, and expenses provided for under the deposit agreement and the fees, charges, and expenses applicable to the unsponsored American depositary share program.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancelation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. The deposit agreement provides that each of us, the depositary and our respective agents will:

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incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure, or circumstance beyond our, the depositary’s, or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs;

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in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

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not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, us; or

•

may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation, and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the Cayman Islands, Hong Kong, the People’s

Republic of China, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. Neither the depositary or us shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given pursuant to the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation holders or beneficial owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you and beneficial owners will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination, and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•

acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China, the United States and/or any other court of competent jurisdiction.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York.

Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require, by written notice to the relevant party or parties, that any dispute, suit, action, controversy, claim or proceeding against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

Jury Trial Waiver

In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Jurisdiction

We have agreed with the depositary that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that does not involve any other person or party that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act.

The deposit agreement provides that, by holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary arising out of or related in any way to the deposit agreement, the ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York), and by holding an ADS or an interest therein you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of ADSs or interests therein.

SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering and the concurrent private placements, we will have 55,000,000 ADSs outstanding, representing approximately 9.8% of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. Our ADSs have been approved for listing on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and existing shareholders has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering. In addition, we have agreed not to authorize or permit certain employees who beneficially own a substantial majority of the awards under the 2012 Plan that will become exercisable by the 180th day following the date of this prospectus, to deposit their shares acquired by exercise of options or vesting of other awards with the depositary or otherwise convert such shares into ADSs for sale in the open market, except with prior written consent of the representatives of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that (together with any sales aggregated with them) does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal 2,602,720 Class A ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs and assuming the issuance and sale of 11,904,759 Class A ordinary shares in the concurrent private placements, which number has been calculated based on an assumed initial public offering price of US$10.50 per ADS, the midpoint of the estimated range of initial public offering price; or

•

the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China, and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel; to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder meeting minutes are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that Zhihu Inc. is not a PRC resident enterprise for PRC tax purposes. Zhihu Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Zhihu Inc. meets all of the conditions above. Zhihu Inc. is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

If the PRC tax authorities determine that Zhihu Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-PRC resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC resident individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC resident individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Zhihu Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that Zhihu Inc. is treated as a PRC resident enterprise. See “Risk Factors—Risks Relating to Doing Business in China—We may be classified as a “PRC resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, alternative minimum tax, and other non-income tax considerations, the Medicare tax on certain net investment income or any state, local, or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities;

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidated their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIE for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of our VIE (including its subsidiaries) for United States federal income tax purposes, and based upon our current and expected income and assets (taking into account the expected proceeds from this offering and the concurrent private placements), including goodwill and other unbooked intangibles and projections as to the market price of our ADSs following the offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we will be or become a PFIC for any taxable is a fact intensive determination made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our current and projected market capitalization and the expected cash proceeds from this offering and the concurrent private placements. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering and the concurrent private placements. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming classified as a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC for any taxable year are discussed below under “—Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or ordinary shares on which the dividends are paid are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the United States-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares), which have been approved for listing on the New York Stock Exchange, will be readily tradeable on an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “—PRC Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends paid on our ADSs or ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in China, a U.S. Holder may elect to treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our VIE or any of its subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIE, or its subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain terms and conditions set out in the underwriting agreement, each underwriter has severally agreed to purchase, and we have agreed to sell to them, severally, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs indicated in the following table. Credit Suisse Securities (USA) LLC, Goldman Sachs (Asia) L.L.C., and J.P. Morgan Securities LLC are acting as the representatives of the underwriters. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010, United States. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, NY 10179, United States.

Underwriter	Number of ADSs
Credit Suisse Securities (USA) LLC
Goldman Sachs (Asia) L.L.C.
J.P. Morgan Securities LLC
China International Capital Corporation Hong Kong Securities Limited
CMB International Capital Limited
China Renaissance Securities (Hong Kong) Limited
CLSA Limited
Haitong International Securities Company Limited
Lighthouse Capital International Inc.
Tiger Brokers (NZ) Limited
Futu Inc.

Total	55,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than those ADSs covered by the option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. Each of China International Capital Corporation Hong Kong Securities Limited and Tiger Brokers (NZ) Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations. Each of CMB International Capital Limited, CLSA Limited, and Lighthouse Capital International Inc. is not a broker-dealer registered with the SEC. Each of CMB International Capital Limited, CLSA Limited, and Lighthouse Capital International Inc. has agreed that it does not intend to and will not offer or sell any of the ADSs in the United States or to any U.S. persons in connection with this offering. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US)

Inc. Haitong International Securities Company Limited is not a broker-dealer registered with the SEC. It will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Haitong International Securities (USA) Inc.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 8,250,000 additional ADSs from us at the initial public offering price listed on the cover page of this prospectus, less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above and will offer the additional ADSs on the same term as those on which the ADSs are being offered.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$                 per ADS from the initial public offering price. After the initial public offering, if all of the ADSs are not sold at the public offering price, the offering price and other selling terms may from time to time be varied by the underwriters.

The following table summarizes the compensation and estimated expenses we will pay:

Total
	Per ADS	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Initial public offering price	US$	US$	US$
Underwriting discounts and commissions paid by us	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$4.55 million.

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters and subject to certain exceptions, we will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, make any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our securities that are substantially similar to the ADSs, including but not limited to any options or warrants to purchase ordinary shares or ADSs or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, ordinary shares or ADSs or any such substantially similar securities, (ii) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of any ordinary shares, ADSs or any such other securities, (iii) submit to, or file with, the SEC a registration statement under the Securities Act relating to any ordinary shares, ADSs or any such other securities, or (iv) publicly disclose the intention to do any of the foregoing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

Our directors, executive officers, and existing shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters and subject to certain exceptions, they will not, and will not cause any of their controlled affiliates to, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, (ii) enter into any hedging, swap, or other agreement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any ordinary shares, ADSs, or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise, (iii) make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs, or (iv) publicly disclose the intention to do any of the foregoing.

Concurrently with, and subject to, the completion of this offering, certain investors have agreed to purchase US$250.0 million in Class A ordinary shares from us, including (i) US$100.0 million by Taobao China Holding Limited, an affiliate of Alibaba Group Holding Limited, (ii) US$100.0 million by Purus Innovation Limited, an affiliate of JD.com, Inc., (iii) US$30.0 million by Image Frame Investment (HK) Limited, our shareholder and an affiliate of Tencent Holdings Limited, and (iv) US$20.0 million by Lilith Limited, an affiliate of Lilith Games. The concurrent private placements are each conducted at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-share ratio. Assuming an initial public offering price of US$10.50 per ADS, the midpoint of the estimated range of the initial public offering price, we will issue and sell a total of 11,904,759 Class A ordinary shares in the concurrent private placements. Our proposed issuance and sale of Class A ordinary shares to each investor is being made through private placement pursuant to an exemption from registration with the SEC, under Regulation S of the Securities Act. Each of the investors has agreed not to, directly or indirectly, sell, transfer, or dispose of any Class A ordinary shares acquired in the concurrent private placements for a period of 180 days after the date of this prospectus, subject to certain exceptions.

Further, we have agreed not to authorize or permit certain employees who beneficially own a substantial majority of the awards under the 2012 Plan that will become exercisable by the 180th day following the date of this prospectus, to deposit their shares acquired by exercise of options or vesting of other awards with the depositary or otherwise convert such shares into ADSs for sale in the open market, except with prior written consent of the representatives of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to any of the lock-up agreements with the underwriters described above in whole or in part at any time.

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol “ZH.”

Prior to this offering, there has been no public market for our ordinary shares or the ADSs. The initial public offering price was determined by negotiations among us and the representatives and will not necessarily reflect the market price of the ADSs following this offering. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, future prospects of our industry in general, our sales, earnings, and certain other financial and operating information in recent periods, an assessment of our management, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. We cannot assure you that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

In connection with the offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs, in whole or in part, or purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which the underwriters may purchase shares through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the ADSs. These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and if these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the over-the-counter market, or otherwise.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or one or more securities dealers, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services and other services for us and for persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. These investments and securities activities may involve securities and/or instruments of us and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also make or communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

Mercer Investment (Singapore) Pte. Ltd., an affiliate of Goldman Sachs (Asia) L.L.C., participated in our Series E financing and remains as a shareholder of us as of the date of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Bermuda

The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs or ordinary shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Dubai International Financial Center

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, qualified investors listed in the first addendum, or the Addendum, to the Israeli Securities Law. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum.

Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus will not be circulated or distributed in China and the ADSs will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any PRC residents except pursuant to any applicable PRC laws and regulations. Neither this prospectus nor any advertisement or other offering material may be distributed or published in China, except under circumstances that will result in compliance with applicable laws and regulations.

Qatar

The ADSs described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or the CMA, pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended, or the CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any ADSs or caused the ADSs to be made the subject of an invitation for subscription or purchase and will not offer or sell any ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) is being made in connection with the issue of the ADSs in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

(a)	the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reserve Bank of South Africa;

(iv)	authorized financial service providers under South African law;

(v)	financial institutions recognized as such under South African law;

(vi)

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)	any combination of the person in (i) to (vi); or

(b)

the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Markets Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

In relation to the United Kingdom, no ADSs have been offered or will be offered pursuant to the offering contemplated by this prospectus to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any ADSs at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation,

provided that no such offer of the ADSs shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (FINRA), filing fee, and the stock exchange application and listing fee, all amounts are estimates.

SEC Registration Fee	US$	79,357
FINRA Fee		109,606
Stock Exchange Application and Listing fee		295,000
Printing and Engraving Expenses		248,000
Legal Fees and Expenses		2,230,769
Accounting Fees and Expenses		1,153,846
Miscellaneous		433,422

Total	US$	4,550,000

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Jingtian & Gongcheng. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Kirkland & Ellis International LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2020 and December 31, 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

Zhihu Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Zhihu Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zhihu Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

March 5, 2021

We have served as the Company’s auditor since 2017.

Zhihu Inc.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of December 31,	As of December 31,
	2019	2020	2020	2020	2020
	RMB	RMB	US$	RMB	US$
			Note 2(e)		Note 2(e)
				Pro forma (Note 20)
				(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	900,350	957,820	146,792	957,820	146,792
Term deposits	1,151,073	1,092,921	167,497	1,092,921	167,497
Short-term investments	1,492,180	1,046,000	160,307	1,046,000	160,307
Trade receivables	245,943	486,046	74,490	486,046	74,490
Amounts due from related parties	5,931	13,843	2,122	13,843	2,122
Prepayments and other current assets	106,475	123,536	18,933	123,536	18,933

Total current assets	3,901,952	3,720,166	570,141	3,720,166	570,141

Non-current assets:
Property and equipment, net	14,571	8,105	1,242	8,105	1,242
Intangible assets, net	34,935	23,478	3,598	23,478	3,598
Right-of-use assets	25,985	3,241	497	3,241	497
Other non-current assets	6,863	6,451	989	6,451	989

Total non-current assets	82,354	41,275	6,326	41,275	6,326

Total assets	3,984,306	3,761,441	576,467	3,761,441	576,467

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT)/EQUITY

Current liabilities (including amounts of the consolidated VIE and its subsidiaries without recourse to the primary beneficiaries of RMB92,699 and RMB152,482 as of December 31, 2019 and 2020, respectively):

Accounts payables and accrued liabilities	287,041	501,848	76,912	501,848	76,912
Salary and welfare payables	206,840	231,847	35,532	231,847	35,532
Taxes payables	7,046	7,066	1,083	7,066	1,083
Contract liabilities	107,128	159,995	24,520	159,995	24,520
Amounts due to related parties	96,185	45,983	7,047	45,983	7,047
Short term lease liabilities	22,747	2,893	443	2,893	443
Other current liabilities	36,053	64,936	9,954	64,936	9,954

Total current liabilities	763,040	1,014,568	155,491	1,014,568	155,491

Non-current liabilities
Long term lease liabilities	2,893	—	—	—	—

Total non-current liabilities	2,893	—	—	—	—

Total liabilities	765,933	1,014,568	155,491	1,014,568	155,491

Zhihu Inc.

CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data)

	As of December 31,	As of December 31,
	2019	2020	2020	2020	2020
	RMB	RMB	US$	RMB	US$
			Note 2(e)		Note 2(e)
				Pro forma (Note 20)
				(Unaudited)	(Unaudited)
Commitments and contingencies (See Note 16)
Mezzanine equity:
Series A convertible redeemable preferred shares (US$0.000125 par value; 36,009,602 shares and 36,009,602 shares authorized, issued and outstanding with redemption value of RMB89,551 and RMB89,551 as of December 31, 2019 and 2020, respectively; and none (unaudited) outstanding on a pro-forma basis as of December 31, 2020)	89,551	89,551	13,724	—	—
Series B convertible redeemable preferred shares (US$0.000125 par value; 25,164,697 and 25,164,697 shares authorized, issued and outstanding with redemption value of RMB220,403 and RMB220,403 as of December 31, 2019 and 2020 respectively; and none (unaudited) outstanding on a pro-forma basis as of December 31, 2020)	220,403	220,403	33,778	—	—
Series C convertible redeemable preferred shares (US$0.000125 par value; 27,935,316 and 27,935,316 shares authorized, issued and outstanding with redemption value of RMB541,781 and RMB556,552 as of December 31, 2019 and 2020, respectively; and none (unaudited) outstanding on a pro-forma basis as of December 31, 2020)	541,781	556,552	85,295	—	—
Series D convertible redeemable preferred shares (US$0.000125 par value; 22,334,525 and 22,334,525 shares authorized, issued and outstanding with redemption value of RMB892,885 and RMB943,841 as of December 31, 2019 and 2020, respectively; and none (unaudited) outstanding on a pro-forma basis as of December 31, 2020)	892,885	943,841	144,650	—	—

Zhihu Inc.

CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data)

	As of December 31,	As of December 31,
	2019	2020	2020	2020	2020
	RMB	RMB	US$	RMB	US$
			Note 2(e)		Note 2(e)
				Pro forma (Note 20)
				(Unaudited)	(Unaudited)
Series D1 convertible redeemable preferred shares (US$0.000125 par value; 6,947,330 and 6,947,330 shares authorized, issued and outstanding with redemption value of RMB296,256 and RMB315,239 as of December 31, 2019 and 2020, respectively; and none (unaudited) outstanding on a pro-forma basis as of December 31, 2020)	296,256	315,239	48,312	—	—
Series E convertible redeemable preferred shares (US$0.000125 par value; 27,267,380 and 27,267,380 shares authorized, issued and outstanding with redemption value of RMB2,036,695, RMB2,244,966 as of December 31, 2019 and 2020, respectively; and none (unaudited) outstanding on a pro-forma basis as of December 31, 2020)	2,036,695	2,244,966	344,056	—	—
Series F convertible redeemable preferred shares (US$0.000125 par value; 34,677,873 and 34,677,873 shares authorized, 22,692,433 and 34,677,872 shares issued and outstanding with redemption value of RMB3,133,043 and RMB3,520,796 as of December 31, 2019 and 2020, respectively; and none (unaudited) outstanding on a pro-forma basis as of December 31, 2020)	3,133,043	3,520,796	539,586	—	—

Total mezzanine equity	7,210,614	7,891,348	1,209,401	—	—

Zhihu Inc.

CONSOLIDATED BALANCE SHEETS (Continued)

(All amounts in thousands, except for share and per share data)

	As of December 31,	As of December 31,
	2019	2020	2020	2020	2020
	RMB	RMB	US$	RMB	US$
			Note 2(e)		Note 2(e)
				Pro forma (Note 20)
				(Unaudited)	(Unaudited)
Shareholders’ deficit:
Class A Ordinary shares (US$0.000125 par value, 200,935,685 and 200,435,685 shares authorized as of December 31, 2019 and 2020 respectively; 40,080,478 and 40,080,478 shares issued and outstanding as of December 31, 2019 and 2020, respectively; and 220,417,200 (unaudited) shares issued and outstanding on a pro-forma basis as of December 31, 2020)	31	31	5	178	27
Class B Ordinary shares (US$0.000125 par value, 18,727,592 and 19,227,592 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively; and 19,227,592 (unaudited) shares issued and outstanding on a pro-forma basis as of December 31, 2020)	15	15	2	15	2
Additional paid-in capital	—	—	—	7,891,201	1,209,379
Accumulated other comprehensive loss	(52,602)	(195,928)	(30,027)	(195,928)	(30,027)
Accumulated deficit	(3,939,685)	(4,948,593)	(758,405)	(4,948,593)	(758,405)

Total shareholders’ (deficit)/equity	(3,992,241)	(5,144,475)	(788,425)	2,746,873	420,976

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	3,984,306	3,761,441	576,467	3,761,441	576,467

The accompanying notes are an integral part of these consolidated financial statements.

Zhihu Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data)

	Years Ended December 31,
	2019	2020	2020
	RMB	RMB	US$ Note 2(e)
Revenues (including transactions with related parties of RMB9,045, and RMB37,152 for the years ended December 31, 2019 and 2020, respectively)	670,511	1,352,196	207,233
Cost of revenues (including transactions with related parties of RMB154,256, and RMB91,989 for the years ended December 31, 2019 and 2020, respectively)	(358,241)	(594,399)	(91,096)

Gross profit	312,270	757,797	116,137
Operating expenses:
Selling and marketing expenses (including transactions with related parties of RMB24,972 and RMB33,921 for the years ended December 31, 2019 and 2020, respectively)	(766,465)	(734,753)	(112,606)
Research and development expenses	(351,012)	(329,763)	(50,538)
General and administrative expenses	(253,268)	(296,162)	(45,389)

Total operating expenses	(1,370,745)	(1,360,678)	(208,533)

Loss from operations	(1,058,475)	(602,881)	(92,396)
Other income/(expenses):
Investment income	25,035	56,087	8,596
Interest income	28,669	24,751	3,793
Fair value change of financial instrument	7,132	(68,818)	(10,547)
Exchange (losses)/gains	(9,216)	62,663	9,604
Others, net	2,675	11,728	1,797

Loss before income tax	(1,004,180)	(516,470)	(79,153)
Income tax expense	(40)	(1,080)	(166)

Net loss	(1,004,220)	(517,550)	(79,319)
Accretions of convertible redeemable preferred shares to redemption value	(426,781)	(680,734)	(104,327)

Net loss attributable to Zhihu Inc.’s shareholders	(1,431,001)	(1,198,284)	(183,646)

Net loss	(1,004,220)	(517,550)	(79,319)
Other comprehensive loss:
Foreign currency translation adjustments	(4,021)	(143,326)	(21,967)

Total other comprehensive loss	(4,021)	(143,326)	(21,967)

Total comprehensive loss	(1,008,241)	(660,876)	(101,286)
Accretions of convertible redeemable preferred shares to redemption value	(426,781)	(680,734)	(104,327)

Comprehensive loss attributable to Zhihu Inc.’s shareholders	(1,435,022)	(1,341,610)	(205,613)

Net loss per share, basic and diluted	(22.99)	(18.36)	(2.81)
Weighted average number of ordinary shares, basic and diluted	62,249,946	65,279,970	65,279,970

Zhihu Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Continued)

(All amounts in thousands, except for share and per share data)

	Years Ended December 31,
	2019	2020	2020
	RMB	RMB	US$
Share-based compensation expenses included in:
Cost of revenues	6,338	5,424	831
Selling and marketing expenses	16,293	15,973	2,448
Research and development expenses	28,650	15,281	2,342
General and administrative expenses	128,409	143,412	21,979

The accompanying notes are an integral part of these consolidated financial statements.

Zhihu Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(All amounts in thousands, except for share and per share data)

	Ordinary shares		Class A ordinary shares		Class B ordinary shares		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
		RMB		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2018	58,808,070	46	—	—	—	—	—	(48,581)	(2,674,877)	(2,723,412)
Net loss	—	—	—	—	—	—	—	—	(1,004,220)	(1,004,220)
Share-based compensation	—	—	—	—	—	—	179,690	—	—	179,690
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4,021)	—	(4,021)
Accretions of convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(166,193)	—	(260,588)	(426,781)
Repurchase of share options	—	—	—	—	—	—	(24,903)	—	—	(24,903)
Re-designation of ordinary shares into Class A ordinary shares (See Note 12)	(40,080,478)	(31)	40,080,478	31	—	—	—	—	—	—
Re-designation of ordinary shares into Class B ordinary shares (See Note 12)	(18,727,592)	(15)	—	—	18,727,592	15	—	—	—	—
Proceeds received from employees in relation to share options	—	—	—	—	—	—	11,406	—	—	11,406

Balance as of December 31, 2019	—	—	40,080,478	31	18,727,592	15	—	(52,602)	(3,939,685)	(3,992,241)

Zhihu Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (Continued)

(All amounts in thousands, except for share and per share data)

	Ordinary shares		Class A ordinary shares		Class B ordinary shares		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
		RMB		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2019	—	—	40,080,478	31	18,727,592	15	—	(52,602)	(3,939,685)	(3,992,241)
Net loss	—	—	—	—	—	—	—	—	(517,550)	(517,550)
Share-based compensation	—	—	—	—	—	—	180,090	—	—	180,090
Foreign currency translation adjustment	—	—	—	—	—	—	—	(143,326)	—	(143,326)
Accretion of convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	(189,376)	—	(491,358)	(680,734)
Exercise of share options	—	—	—	—	500,000	—	—	—	—	—
Proceeds received from employees in relation to share options	—	—	—	—	—	—	9,286	—	—	9,286

Balance as of December 31, 2020	—	—	40,080,478	31	19,227,592	15	—	(195,928)	(4,948,593)	(5,144,475)

The accompanying notes are an integral part of these consolidated financial statements.

Zhihu Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	Years Ended December 31,
	2019	2020	2020
	RMB	RMB	US$ Note 2(e)
Cash flows from operating activities:
Net loss	(1,004,220)	(517,550)	(79,319)
Depreciation of property and equipment and amortization of intangible assets	20,236	19,611	3,006
Share-based compensation expenses	179,690	180,090	27,600
Accrued investment income of short-term investments	(4,899)	(2,359)	(362)
Provision for allowance for doubtful accounts	7,175	16,773	2,571
Loss on disposal of property and equipment	245	255	39
Fair value change of financial instrument	(7,132)	68,818	10,547
Unrealized exchange losses	7,966	—	—
Changes in operating assets and liabilities:
Trade receivables	(62,630)	(257,070)	(39,399)
Prepayments and other current assets	(10,127)	(17,061)	(2,615)
Right-of-use assets	26,425	22,744	3,486
Other non-current assets	142	412	63
Accounts payables and accrued liabilities	38,639	214,807	32,921
Contract liabilities	41,967	52,867	8,102
Amounts due from/to related parties	13,061	(57,921)	(8,877)
Tax payables	2,350	20	3
Salary and welfare payables	66,007	25,007	3,832
Other current liabilities	(6,594)	28,883	4,427
Lease liabilities	(23,823)	(22,747)	(3,486)

Net cash used in operating activities	(715,522)	(244,421)	(37,461)

Cash flows from investing activities:
Purchases of short-term investments	(3,549,524)	(6,153,104)	(943,004)
Proceeds of maturities of short-term investments	2,280,000	6,594,676	1,010,678
Purchases of term deposits	(1,163,708)	(2,328,717)	(356,891)
Proceeds from withdrawal of term deposits	336,315	2,319,201	355,433
Purchase of intangible assets	(1,222)	—	—
Purchases of property and equipment	(4,528)	(1,952)	(299)
Proceeds from disposal of property and equipment	179	9	1

Net cash (used in)/generated from investing activities	(2,102,488)	430,113	65,918

Cash flows from financing activities:
Proceeds from issuance of convertible redeemable preferred shares, net of issuance cost	3,011,072	—	—
Proceeds received from employees in relation to share options	11,406	9,286	1,423
Payments for repurchase of share options	(24,903)	—	—

Net cash provided by financing activities	2,997,575	9,286	1,423

Effect of exchange rate changes on cash and cash equivalents	7,491	(137,508)	(21,073)
Net increase/(decrease) in cash and cash equivalents	187,056	57,470	8,807
Cash and cash equivalents at beginning of the year	713,294	900,350	137,985

Cash and cash equivalents at end of the year	900,350	957,820	146,792

Supplemental schedule of non-cash investing and financing activities:
Accretions of convertible redeemable preferred shares to redemption value	426,781	680,734	104,327

The accompanying notes are an integral part of these consolidated financial statements.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Operations and Principal Activities

(a) Principal activities

Zhihu Inc., (the “Company” or “Zhihu”), previously known as Zhihu Technology Limited, was incorporated in the Cayman Islands on May 17, 2011 under the Cayman Islands Companies Law as an exempted company with limited liability. The Company, through its consolidated subsidiaries and variable interest entity (“VIE”) (collectively referred to as the “Group”) is primarily engaged in the operation of one online content community and monetizes through paid membership services, advertising services and content-commerce solutions services in the People’s Republic of China (the “PRC” or “China”).

As of December 31, 2020, the Company’s major subsidiaries and VIE are as follows：

	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Major Subsidiaries
Zhihu Technology (HK) Limited	Hong Kong, 2011	100%	Investment holding
Zhizhe Sihai (Beijing) Technology Co., Ltd.	PRC, 2012	100%	Technology, business support and consulting service
Beijing Zhihu Network Technology Co., Ltd.	PRC, 2018	100%	Information and marketing service

VIE
Beijing Zhizhe Tianxia Technology Co., Ltd.	PRC, 2011	100%	Internet service

(b) VIE arrangements between the Company’s PRC subsidiaries

As of December 31, 2020, the Company, through the Zhizhe Sihai (Beijing) Technology Co., Ltd. (“WFOE”), entered into the following contractual arrangements with the Beijing Zhizhe Tianxia Technology Co., Ltd. (“VIE”) and its shareholders that enabled the Company to (1) have power to direct the activities that most significantly affect the economic performance of the VIE, and (2) bear the risks and enjoy the rewards normally associated with ownership of the VIE. Accordingly, WFOE is considered the primary beneficiary of the VIE, and the financial results of operations, assets and liabilities of the VIE were included in the Group’s consolidated financial statements.

The following is a summary of the contractual agreements entered into by and among the WFOE, the VIE and its shareholders:

i) Contracts that give the Company effective control of the VIE

Exclusive Share Option Agreement. Pursuant to the exclusive share option agreement among the WFOE, the VIE and the VIE’s shareholders, each of the shareholders of the VIE irrevocably granted the WFOE an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in the VIE, and the purchase price shall be RMB10 or the price permitted by applicable the PRC law. The shareholders of the VIE undertake that, without the prior written consent of the WFOE, they will not, among other things, (i) change VIE’s registered capital, (ii) merge VIE with any other

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Operations and Principal Activities (Continued)

(b) VIE arrangements between the Company’s PRC subsidiaries (Continued)

i) Contracts that give the Company effective control of the VIE (Continued)

entity, (iii) sell, transfer, mortgage, or dispose of VIE’s assets, or (iv) amend VIE’s articles of association. The exclusive share option agreement will remain effective unless the WFOE terminates this agreement with written request or other circumstances mentioned therein take place.

Shareholders Voting Proxy Agreement. Pursuant to the shareholders voting proxy agreement, each shareholder of the VIE irrevocably authorized the WFOE to act on their respective behalf as proxy attorney, to exercise the voting and management rights of shareholders concerning all the equity interests held by each of them in the VIE, including but not limited to voting rights, rights of operation and management, and all other rights as shareholders under the articles of association of the VIE.

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement, the shareholders pledge 100% of their equity interest in the VIE to the WFOE to guarantee the performance by the VIE and its shareholders of their obligations under the exclusive business cooperation agreement, the exclusive share option agreement and the shareholders voting proxy agreement. In the event of a breach by the VIE or any shareholder of contractual obligations under the equity interest pledge agreement, the WFOE, as pledgee, will have the right to dispose of the pledged equity interests in the VIE and will have priority in receiving the proceeds from such disposal. The shareholders of the VIE agree that, without the WFOE’s prior written consent, during the term of the equity interest pledge agreement, they will not dispose of, create, or allow any encumbrance on the pledged equity interests.

Spousal Consent Letter. Spouses of five shareholders of the VIE have each signed a spousal consent letter. Each signing spouse of the relevant shareholder unconditionally and irrevocably agreed that the equity interest in the VIE held by and registered in the name of such shareholder be disposed of in accordance with the equity interest pledge agreement, the exclusive share option agreement, the shareholders voting proxy agreement, and the exclusive business cooperation agreement, and that such shareholder may perform, amend or terminate such agreements without any additional consent of his or her spouse. Additionally, the signing spouses agreed not to assert any rights over the equity interest in the VIE held by the shareholders. In addition, in the event that the signing spouses obtain any equity interest in the VIE held by the shareholders for any reason, they agree to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

ii) Contracts that enable the Company to receive substantially all of the economic benefits from the VIE

Exclusive business cooperation agreements. The VIE has entered into an exclusive business cooperation agreement with the WFOE, pursuant to which the WFOE provides exclusive services to the VIE. In exchange, the VIE pays a service fee to the WFOE, the amount of which shall be determined, to the extent permitted by applicable PRC laws as proposed by the WFOE, resulting in a transfer of substantially all of the profits from the VIE to the WFOE. The VIE has incurred RMB 31.9 million and RMB 186.1 million service fee to the WFOE for the years ended December 31, 2019 and 2020, respectively.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Operations and Principal Activities (Continued)

(b) VIE arrangements between the Company’s PRC subsidiaries (Continued)

iii) Risks in relation to VIE structure

Part of the Group’s business is conducted through the VIE of the Group, of which the Company is the ultimate primary beneficiary. In the opinion of the management, the contractual arrangements with the VIE and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. The nominee shareholders indicate they will not act contrary to the contractual arrangements. However, there are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIE were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020. Along with the Foreign Investment Law, the Implementing Regulation of Foreign Investment Law promulgated by the State Council and the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of the Foreign Investment Law promulgated by the Supreme People’s Court became effective on January 1, 2020. Since the Foreign Investment Law and its current implementation and interpretation rules are relatively new, uncertainties still exist in relation to their further application and improvement. The Foreign Investment Law and its current implementation and interpretation rules do not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under the definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations, or the State Council. Therefore it still leaves leeway for future laws, administrative regulations, or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that the Group’s control over the variable interest entity through contractual arrangements will not be deemed as a foreign investment in the future. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, the Group may face substantial uncertainties as to whether the Group can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect the Group’s current corporate structure and business operations.

If the Group are found in violation of any PRC laws or regulations or if the contractual arrangements among WFOE, VIE and its nominee shareholders are determined as illegal or invalid by any PRC court, arbitral tribunal or regulatory authorities, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

•	revoke the agreements constituting the contractual arrangements;

•	revoke the Group’s business and operating licenses;

•	require the Group to discontinue or restrict operations;

•	restrict the Group’s right to collect revenue;

•	restrict or prohibit the Group’s use of the proceeds from the public offering to fund the Group’s business and operations in China;

•	shut down all or part of the Group’s websites or services;

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Operations and Principal Activities (Continued)

(b) VIE arrangements between the Company’s PRC subsidiaries (Continued)

iii) Risks in relation to VIE structure (Continued)

•	levy fines on the Group or confiscate the proceeds that they deem to have been obtained through non-compliant operations;

•

require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate the Group’s businesses, staff, and assets;

•	impose additional conditions or requirements with which the Group may not be able to comply; or

•	take other regulatory or enforcement actions that could be harmful to the Group’s business.

The imposition of any of these penalties may result in a material and adverse effect on the Group’s ability to conduct the Group’s businesses. In addition, if the imposition of any of these penalties causes the Group to lose the right to direct the activities of the VIE (through its equity interests in its subsidiaries) or the right to receive its economic benefits, the Group will no longer be able to consolidate the VIE and its subsidiaries, if any. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with its VIE is remote. The Group’s operations depend on the VIE and its nominee shareholders to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. The management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under the PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIE or the nominee shareholders of the VIE fail to perform their obligations under those arrangements.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Operations and Principal Activities (Continued)

(b) VIE arrangements between the Company’s PRC subsidiaries (Continued)

iii) Risks in relation to VIE structure (Continued)

The following consolidated financial information of the Group’s VIE and its subsidiaries as of December 31, 2019 and 2020 was included in the accompanying consolidated financial statements of the Group as follows (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Current assets:
Cash and cash equivalents	30,702	86,487
Short-term investments	40,000	51,479
Trade receivables	3,048	32,307
Amounts due from related parties	37,222	14,650
Prepayments and other current assets	12,921	23,352
Non-current assets:
Property and equipment, net	77	53
Intangible assets, net	32,196	21,048
Right-of-use assets	960	—
Other non-current assets	321	30

Total assets	157,447	229,406

Current liabilities:
Accounts payables and accrued liabilities	22,983	51,321
Salary and welfare payables	1,325	1,537
Taxes payables	337	587
Contract liabilities	52,965	76,992
Amounts due to related parties	102,336	126,319
Short term lease liabilities	1,010	—
Other current liabilities	14,079	17,103

Total liabilities	195,035	273,859

	As of December 31,
	2019	2020
	RMB	RMB
Revenues	102,595	370,046
Net loss	(11,712)	(7,583)
Net cash (used in)/generated from operating activities	(128,981)	65,785
Net cash generated from/(used in) investing activities	135,000	(10,000)

In accordance with various contractual agreements, the Company has the power to direct the activities of the VIE and can have assets transferred out of the VIE and its subsidiaries. Therefore, the Company considers that there are no assets in the respective VIE and its subsidiaries that can be used only to settle obligations of the VIE and its subsidiaries, except for the registered capital of the VIE and its subsidiaries amounting to approximately RMB1.7 million and RMB1.7 million as of December 31, 2019 and 2020, respectively. As the VIE is

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Operations and Principal Activities (Continued)

(b) VIE arrangements between the Company’s PRC subsidiaries (Continued)

iii) Risks in relation to VIE structure (Continued)

incorporated as limited liability company under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIE and its subsidiaries. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE.

(c) Liquidity

The Group incurred net losses of RMB1,004.2 million and RMB517.6 million for the years ended December 31, 2019 and 2020, respectively. Net cash used in operating activities was RMB715.5 million and RMB244.4 million for the years ended December 31, 2019 and 2020, respectively. Accumulated deficit was RMB3,939.7 million and RMB4,948.6 million as of December 31, 2019 and 2020, respectively. The Group assesses its liquidity by its ability to generate cash from operating activities and attract investors’ investments.

Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from outside sources of financing. The Group has been continuously receiving financing support from outside investors through the issuance of preferred shares. Refer to Note 13 for details of the Group’s preferred shares financing activities. In addition, if the Company successfully completes a qualified initial public offering (“QIPO”) before the forty-two month period after the closing of Series F financing, thereby triggering the automatic conversion of all series of preferred shares into Class A ordinary shares, it will eliminate the possibility of any future cash outflow that may result from the holders of preferred shares exercising their share redemption rights. Moreover, the Group can adjust the pace of its operation expansion and control the operating expenses. As of December 31, 2019 and 2020, the Group had RMB900.4 million and RMB957.8 million of cash and cash equivalents, RMB1,151.1 million and RMB1,092.9 million of term deposits and RMB1,492.2 million and RMB1,046.0 million of short-term investments, respectively. Based on the above considerations, the Group believes the cash and cash equivalents term deposits, short-term investments and the operating cash flows are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months from the issuance of the consolidated financial statements. The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2. Significant Accounting Policies

(a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and subsidiaries of the VIE for which the Company are the primary beneficiary.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

(b) Principles of consolidation (Continued)

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, the consolidated VIE and subsidiaries of the VIE have been eliminated upon consolidation.

(c) Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with the U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the balance sheet date and reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but are not limited to assessment for the determination of the fair value of convertible redeemable preferred shares valuation and recognition of share-based compensation expenses.

(d) Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars (“US$”). The functional currency of the Group’s PRC entities is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the periodic average exchange rate. Translation adjustments are reported as foreign currency translation adjustments, and are shown as a component of other comprehensive (loss)/income in the consolidated statements of operations and comprehensive loss.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in others, net in the consolidated statements of operations and comprehensive loss.

(e) Convenience Translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and the year ended

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2. Significant Accounting Policies (Continued)

(e) Convenience Translation (Continued)

December 31, 2020 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.5250, representing the exchange rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2020. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2020, or at any other rate.

(f) Fair value measurements

Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation techniques are observable or unobservable. The hierarchy is as follows:

•	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, term deposits, short-term investments, trade receivables, other receivables and amounts due from/to related parties, accounts payable and accrued liabilities and other current liabilities. As of December 31, 2019 and 2020, the carrying

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2. Significant Accounting Policies (Continued)

(f) Fair value measurements (Continued)

values of cash and cash equivalents, term deposits, trade receivables, amounts due from/to related parties, other receivables, accounts payable and accrued liabilities and other current liabilities are approximated to the fair values due to their short-term nature.

(g) Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(h) Term deposits

Term deposits are the balances placed with the banks with original maturities over three months, but less than one year. The term deposits are unsecured and carry fixed interest per annum for the years presented.

(i) Short-term investments

Short-term investments mainly include investments in financial instruments with a variable interest rate indexed to performance of underlying assets. In accordance with ASC 825—“Financial Instruments”, the Group elected the fair value method at the date of initial recognition and carried these investments at fair value. Changes in the fair value are reflected in the consolidated statements of operations and comprehensive loss as other income/(expense).

(j) Expected credit losses

In 2016, the FASB issued ASC Topic 326, which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses. The Group adopted this ASC Topic 326 and several associated ASUs using a modified retrospective approach did not have a material impact in accumulated deficit as of January 1, 2019.

The Group’s trade receivables and other receivables classified as prepayment and other current assets and other non-current assets are within the scope of ASC Topic 326. The Group has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Group’s receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on the Group’s specific facts and circumstances. Changes of these factors in current expected credit loss model from January 1, 2019 have no significant impact on the financial statements.

The Group’s trade receivables consist primarily of advertising agencies, direct advertising customers. The Group recorded RMB7.2 million and RMB15.8 million expected credit loss expense for the years ended December 31, 2019 and 2020, respectively.

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2. Significant Accounting Policies (Continued)

(k) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range as follows:

Electronic equipment	3 years
Office equipment and furniture	3 - 5 years
Leasehold improvement	Shorter of their useful life and the lease term

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.

(l) Intangible assets, net

Separately acquired license, software and other intangible assets are shown at historical cost. They have the finite useful lives and are subsequently carried at cost less accumulated amortization and impairment losses (if any). The Group amortizes intangible assets with a limited useful life using the straight-line method over the following years:

Licenses	5 years
Software	10 years

(m) Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases, which specifies the accounting for leases. Earlier application is permitted for all entities as of February 25, 2016, the issuance date of the final standard. The Group early adopted ASC 842 on January 1, 2018, along with all subsequent ASU clarifications and improvements that are applicable to the Group, to each lease that existed in the years presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and years presented in the financial statements. The Group elected not to apply the recognition requirements of ASC 842 to short-term leases. The adoption of ASC 842 resulted in recognition of right-of-use (“ROU”) assets of RMB33.2 million, and lease liabilities of RMB31.5 million upon the adoption date.

The Group determines if a contract contains a lease based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset which the Group does not own and whether it has the right to direct the use of an identified asset in exchange for consideration. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Group’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Group’s leases is not readily determinable. The IBR is a hypothetical rate based on the Group’s understanding of what its credit rating would be to borrow and resulting interest the Group would pay to borrow an amount equal to the lease

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2. Significant Accounting Policies (Continued)

(m) Leases (Continued)

payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in-substance fixed payments are included in the Group’s lease liability calculation. Variable lease payments are recognized in operating expenses in the year in which the obligation for those payments are incurred.

(n) Revenue recognition

The Group adopted ASC 606—“Revenue from Contracts with Customers” for all years presented. According to ASC 606, revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Group’s performance:

•	provides all of the benefits received and consumed simultaneously by the customer;

•	creates and enhances an asset that the customer controls as the Group performs; or

•	does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Group allocates revenue to each performance obligation based on its relative standalone selling price. The Group generally determines standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgements on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, the Group presents the contract in the balance sheet as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers a good or service to the customer, the Group presents the contract liability when the payment is made or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

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2. Significant Accounting Policies (Continued)

(n) Revenue recognition (Continued)

Paid membership services

The Group generates revenue through paid membership services on its community where users pay a membership fee to access premium content library for a fixed time period. The Group is determined to be the primary obligor and accordingly, the Group records revenue on a gross basis, and the revenue sharing to the content providers is recorded as cost of revenues.

The Group offers membership service which provides subscription members’ access right to premium content. Membership periods range from one month to twelve months. Membership service represents a stand ready obligation to provide the paid content service and the customer simultaneously receives and consumes the benefits as the Group provide such services throughout the membership period. The receipt of membership fees is initially recorded as contract liabilities and revenue is recognized ratably over the membership period as services are rendered.

Users who are undecided about or otherwise do not need paid memberships can pay retail prices to access the premium content. This on-demand access option supplements the membership programs as an additional revenue stream and provides flexibility to the users. The Group determined that the retail purchase consists of two performance obligations: the content and the hosted connection for content online playback (“online hosting”). The transaction price is allocated between the two performance obligations based on the relative standalone selling price. The purchased content usually has no expiry period unless otherwise stated. As the Group does not have further obligation after making the content available to the user for content performance obligation, the revenue from content performance obligation is recognized at the time of purchase for pre-recorded content and at the time of completion of live streaming for live streaming content. The online hosting performance obligation is satisfied over the viewing period of the customers. Accordingly, the Group recognizes the revenue over the estimated benefit periods. The revenue derived from the retail purchase is not significant for the years ended December 31, 2019 and 2020.

The Group also provides discount coupons to its customers for use in purchasing online paid contents, which are treated as a reduction of revenue upon usage of coupon.

Advertising services

Advertising revenues are derived principally from advertising contracts with customers where the customers pay to place their advertisements on the Group’s community over a particular period of time. Such formats generally include but are not limited to launch screen advertisements, in-app bannered advertisements, and feed advertisements. Merchants and brands can choose to compose their advertisements in text, images or videos and decide whether they are display-based or performance-based. Zhihu primarily charge display-based advertisements by cost-per-day (“CPD”) model and cost-per-mille (“CPM”) model, and primarily charge performance-based advertisements by cost-by-click (“CPC”) model.

Content-commerce solutions services

Content-commerce solution services are online marketing solutions that are seamlessly integrated into our regular content operations. The Group provides content-commerce solutions services to expose the designated content to more targeted audience. Zhihu primarily charges the content-commerce solutions service by CPC model.

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2. Significant Accounting Policies (Continued)

(n) Revenue recognition (Continued)

Content-commerce solutions services (Continued)

For advertising and content-commerce solutions, the Group recognizes revenue on the satisfied performance obligations and defers the recognition of revenue for the estimated value of the undelivered elements until the remaining performance obligations have been satisfied. When all of the elements within arrangement are delivered uniformly over the agreement period, the revenues are recognized on a straight-line basis over the contract period. The services and pricing models of advertising and content-commerce solutions are summarized as below:

CPD model

Under the CPD model, a contract is signed to establish a fixed price for the advertising services to be provided over a period of time. Given the advertisers benefit from the displayed advertising evenly, the Group recognizes revenue on a straight-line basis over the period of display, provided all revenue recognition criteria have been met.

CPM model

Under the CPM model, the unit price for each qualified display is fixed and stated in the contract with advertisers. A qualified display is defined as the appearance of an advertisement, where advertisement meets the criteria specified in the contract. Given the fees are priced consistently throughout the contract and the unit prices for each qualified display is fixed accordingly, the Group recognizes revenue based on the fixed unit prices and the number of qualified displays upon occurrence of display, provided all revenue recognition criteria have been met.

CPC model

Under the CPC model, there is no fixed price for advertising services or content-commerce solutions services stated in the contract with the advertiser and the unit price for each click is auction-based. The Group charges merchants and brands on a per-click basis, when the users click on the advertisements or the designated content. Given that the unit price is fixed, the Group recognizes revenue based on qualifying clicks and unit price upon the occurrence of a click, provided all revenue recognition criteria have been met.

Sales rebate to certain customers

Certain customers may receive sales rebates, which are accounted for as variable consideration. The Group estimates annual expected revenue volume of each individual customer with reference to their historical results. The sales rebate reduces revenues recognized. The Group recognizes revenue for the amount of fees it receives from its advertisers, after deducting sales rebates and net of value-added tax (“VAT”). The Group believes that there will not be significant changes to its estimates of variable consideration.

Other revenues

The Group’s other revenues are primarily generated from the online education, e-commerce services and other activities. For the e-commerce business, the Group directs traffic externally to third-party e-commerce

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2. Significant Accounting Policies (Continued)

(n) Revenue recognition (Continued)

Other revenues (Continued)

platforms, and charges commissions based on pre-agreed commission rate. The Group does not take controls of good sold. The Group also offers third-party online education courses to the users, and charges commission based on pre-agreed commission rate. The commission fee is presented on net basis. The Group recognizes other revenues when the effective control of product is transferred, or when the respective services are rendered.

Principal expedients and exemptions

The transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied, has not been disclosed, as substantially all of the Group’s contracts have a duration of one year or less.

(o) Cost of revenues

Cost of revenues consist primarily of cloud service and bandwidth costs, staff costs including share-based compensation, content and operational cost, payment processing cost, and other direct costs related to the operation of business. These costs are charged to the consolidated statements of operations and comprehensive loss as incurred.

(p) Selling and marketing expenses

Selling and marketing expenses consist primarily of promotion and advertising expenses, staff costs including share-based compensation and other daily expenses which are related to the selling and marketing departments. For the years ended December 31, 2019 and 2020, advertising expenses were RMB350.2 million and RMB311.0 million, respectively.

(q) General and administrative expenses

General and administrative expenses consist of staff costs including share-based compensation expenses and related expenses for employees involved in general corporate functions, including accounting, finance, tax, legal and human resources; and costs associated with use by these functions of facilities and equipment, such as traveling and general expenses, professional service fees and other related expenses.

(r) Research and development expenses

Research and development expenses mainly consist of staff costs including share-based compensation expenses, rental expenses incurred associated with research and development departments.

For those websites and platforms of applications, the Group expenses all costs incurred for the preliminary project stage and post implementation-operation stage of development, and costs associated with repair or maintenance of the existing platform. Costs incurred in the application development stage are capitalized and amortized over the estimated useful life. Since the amount of the Group’s research and development expenses qualifying for capitalization has been immaterial, as a result, all website and software development costs have been expensed in “research and development expenses” as incurred.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

(s) Share-based compensation

Share-based compensation benefits are provided to employees under the 2012 incentive compensation plan (“Zhihu Employee Option Plan” or the “Plan”). The Company accounts for share-based compensation benefits granted to employees in accordance with ASC 718 Stock Compensation. Information relating to the plan is set out in Note 14.

The fair value of options granted under the plan is recognized as an employee benefits expense with a corresponding increase in equity. The total amount to be expensed is determined by reference to the fair value of the options granted.

The total expense is recognized over the vesting period, over which all the specified vesting conditions are to be satisfied, using a graded vesting method. The Group accounts for forfeitures in the period they occur as a reduction to expense.

(t) Employee benefits

PRC Contribution Plan

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and the VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB103.8 million and RMB63.6 million for the years ended December 31, 2019 and 2020 respectively. The total balances of employee welfare benefit including the accrual for estimated underpaid amounts were approximately RMB113.9 million and RMB123.7 million as of December 31, 2019 and 2020, respectively.

(u) Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of operations and comprehensive loss in the year of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

Uncertain tax positions

In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the

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2. Significant Accounting Policies (Continued)

(u) Taxation (Continued)

Uncertain tax positions (Continued)

first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under other current liabilities on its consolidated balance sheet and under other expenses in its consolidated statement of operations and comprehensive loss. The Group did not have any significant unrecognized uncertain tax positions as of and for the years ended December 31, 2019 and 2020, respectively.

(v) Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence. Related parties may be individual or corporation entities.

(w) Net loss per share

Net loss per share is computed in accordance with ASC 260, “Earnings per Share”. The two-class method is used for computing earnings per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Class A ordinary share and Class B ordinary share have the same rights in dividend. Therefore, basic and diluted loss per share are the same for both classes of ordinary shares. The Company’s convertible redeemable preferred shares may be considered as participating securities because they are entitled to receive dividends or distributions on an as if converted basis if the Group has net income available for distribution under certain circumstances. Net losses are not allocated to other participating securities as they are not obligated to share the losses based on their contractual terms.

Basic net loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretions of convertible redeemable preferred shares, by the weighted average number of ordinary shares outstanding during the year. Diluted net loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the years. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the convertible redeemable preferred shares using as if converted method and ordinary shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted net loss per share calculation when inclusion of such share would be anti-dilutive.

(x) Statutory reserves

In accordance with China’s Company Laws, the Company’s VIE in PRC must make appropriations from their after-tax profit (as determined under the accounting principles generally acceptable in the People’s Republic of China (“PRC GAAP”) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus

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2. Significant Accounting Policies (Continued)

(x) Statutory reserves (Continued)

fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiary that is a foreign investment enterprise in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies’ discretion. The Foreign Investment Law of the PRC (the Foreign Investment Law) and the Regulation on the Implementation of the Foreign Investment Law are effective from January 1, 2020, and the Law of the PRC on Sino-Foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises, and the Law of the PRC on Sino-Foreign Contractual Joint Ventures as well as relevant regulations for the implementation of these laws and specific clauses shall be repealed simultaneously. According to Article 46 of the Regulation on the Implementation of the Foreign Investment Law, the original joint operators and cooperators in pre-existing foreign-invested enterprises may continue to follow the agreed upon terms in their contract on methods for profit allocation, distribution of surplus property, etc. Enterprises shall determine the applicability of the agreed-upon terms by taking into account of their own circumstances.

The Group did not make any appropriations to its any reserve fund for the years ended December 31, 2019 and 2020, respectively, as all subsidiaries were in accumulated loss position.

(y) Comprehensive income/(loss)

Comprehensive income/(loss) is defined to include all changes in equity/(deficit) of the Group during a year arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive (loss)/income, as presented on the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

(z) Segment reporting

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”). Based on the criteria established by ASC 280 “Segment Reporting”, the Group’s CODM has been identified as the Chief Executive Officer, who reviews consolidated results of the Group when making decisions about allocating resources and assessing performance.

The Group’s CODM reviews consolidated results including revenue and operating income at a consolidated level. This resulted in only one operating and reportable segment in the Group.

The Group’s long-lived assets are substantially all located in the PRC and substantially all the Group’s revenues are derived from within the PRC, therefore, no geographical segments are presented.

(aa) Recently issued accounting pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the

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2. Significant Accounting Policies (Continued)

(aa) Recently issued accounting pronouncements (Continued)

disclosure requirements in ASC 820, “Fair Value Measurement” (“ASC 820”). The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The new standard is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this ASU and delay adoption of the additional disclosures until their effective date. The Group adopted ASU 2018-13 effective January 1, 2020. ASU 2018-13 did not have a material impact on disclosures in the Group’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes” to remove specific exceptions to the general principles in Topic 740 and to simplify accounting for income taxes. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3. Concentrations and Risks

(a) Foreign currency exchange rate risk

In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated by more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The appreciation of the RMB against the US$ was approximately 6% in 2017. The depreciation of the RMB against the US$ was approximately 5% and 2% in 2018 and 2019, respectively. The appreciation of the RMB against the US$ was approximately 6% in 2020. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

(b) Credit and concentration risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, term deposits, trade receivables, other receivables and short-term investments. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

As of December 31, 2019 and 2020, substantially all of the Group’s cash and cash equivalents, term deposits and short-term investments were held in state-owned or reputable financial institutions in the PRC and reputable international financial institutions outside of the PRC.

Trade receivables are typically unsecured and are generally derived from customers. No one customer represented greater than 10% of the Group’s total revenues or accounts for greater than 10% of the Group’s trade receivables in any of the years presented.

One supplier represented more than 10% of the Group’s total purchases for the year ended December 31, 2019 and the corresponding accounts payable due to this supplier was greater than 10% of the Group’s accounts

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Concentrations and Risks (Continued)

(b) Credit and concentration risk (Continued)

payable as of December 31, 2019. There were purchases from two suppliers which individually represented greater than 10% of the Group’s total purchases for the year ended December 31, 2020 and accounts payable due to one of the aforementioned suppliers account for greater than 10% of the Group’s accounts payable as of December 31, 2020.

(c) Currency convertibility risk

The PRC government imposes controls on the convertibility of RMB into foreign currencies. The Group’s cash and cash equivalents, term deposits and short-term investments denominated in RMB that are subject to such government controls amounted to RMB1,593.5 million and RMB1,188.7 million as of December 31, 2019 and 2020, respectively. The value of RMB is subject to changes in the central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the “PBOC”). Remittances in currencies other than RMB by the Group in the PRC must be processed through PBOC or other Chinese foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

4. Prepayments and Other Current Assets

The following is a summary of prepayments and other current assets (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Deductible input value-added tax	72,479	46,689
Prepayment for promotion and advertising expense and other operation expenses	10,306	27,612
Prepayments of costs of organizing the 10th anniversary celebration events	—	25,188
Derivative asset (Note 13)	7,132	—
Prepaid content cost	6,885	8,441
Interest income receivable	4,844	364
Rental and other deposits	2,826	10,583
Others	2,003	4,659

Total	106,475	123,536

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Short-term Investments

As of December 31, 2019 and 2020, the Group’s short-term investments consisted of wealth management products and structured deposits, which contain a variable interest rate. To estimate the fair value of short-term investments, the Group refers to the quoted rate of return provided by financial institutions at the end of each year using discounted cash flow method. The Group classifies the valuation techniques that use these inputs as level 2 of fair value measurement.

The following is a summary of short-term investments (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Structured deposits	200,833	—
Wealth management products	1,291,347	1,046,000

Total	1,492,180	1,046,000

During the years ended December 31, 2019 and 2020, the Group recorded investment income related to short-term investments of RMB25.0 million and RMB56.1 million in the consolidated statements of operations and comprehensive loss, respectively.

6. Property and equipment, net

The following is a summary of property and equipment, net (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Electronic equipment	16,854	13,653
Office equipment and furniture	5,235	5,083
Leasehold improvement	9,904	10,078

Total	31,993	28,814
Less: Accumulated depreciation	(17,422)	(20,709)

Net book value	14,571	8,105

Depreciation expenses were RMB9.0 million and RMB8.1 million for the years ended December 31, 2019 and 2020, respectively.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Intangible assets, net

The following is a summary of intangible assets, net (in thousands):

	As of December 31, 2019
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB
Software	3,083	(344)	2,739
License	54,904	(22,710)	32,194
Others	9	(7)	2

Total	57,996	(23,061)	34,935

	As of December 31, 2020
	Gross carrying value	Accumulated amortization	Net carrying value
	RMB	RMB	RMB
Software	3,083	(653)	2,430
License	54,904	(33,857)	21,047
Others	9	(8)	1

Total	57,996	(34,518)	23,478

Amortization expenses were RMB11.2 million and RMB11.5 million for the years ended December 31, 2019 and 2020, respectively. No impairment charge was recognized for any of the years presented.

As of December 31, 2020, estimated amortization expense for intangible assets subject to amortization is as follows (in thousands):

RMB
2021	11,290
2022	10,374
2023	308
2024	308
2025	308
Thereafter	890

Total	23,478

8. Lease

The Group’s leasing activities primarily consist of operating leases for offices. The Group adopted ASC 842 effective January 1, 2018. ASC 842 requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. The Group has elected an accounting policy to not recognize short-term leases (one year or less) on the balance sheet.

As of December 31, 2019 and 2020, the Group recorded right-of-use assets of approximately RMB26.0 million and RMB3.2 million and lease liabilities of approximately RMB25.6 million and

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Lease (Continued)

RMB2.9 million, respectively, for operating leases as a leasee. Supplemental cash flow information related to operating leases was as follows (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Cash payments for operating leases	24,354	22,316
Right-of-use assets obtained in exchange for operating lease liabilities	3,752	—

Future lease payments under operating leases as of December 31, 2019 and 2020 were as follows (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
2020	23,374	—
2021	2,954	2,954

Total future lease payments	26,328	2,954
Less: imputed interest	(688)	(61)

Total lease liabilities	25,640	2,893

The weighted-average remaining lease term was 1.24 years and 1.00 year as of December 31, 2019 and 2020, respectively.

The weighted-average discount rate used to determine the operating lease liability as of December 31, 2019 and 2020 was 4.75% and 4.75%, respectively.

Operating lease expenses for the years ended December 31, 2019 and 2020 was RMB26.8 million and RMB23.4 million, respectively, which excluded expenses of short-term contracts. Short-term lease expenses for the years ended December 31, 2019 and 2020 were RMB0.6 million and RMB2.0 million, respectively.

The right-of-use assets and lease liabilities in relation to the early terminated leases for the year ended December 31, 2019 were RMB5.1 million and RMB4.9 million, respectively. No lease contract was early terminated for the year ended December 31, 2020.

As of December 31, 2020, the Group had entered into 5 additional operating leases primarily for corporate offices of RMB67.3 million, which have not yet commenced. The related right of use assets and lease liabilities of approximately RMB65.2 million and RMB61.9 million, respectively, will be recorded in the consolidated balance sheets upon the commencement of the leases. The operating leases will commence in the first half of 2021 with lease terms of 1 to 4 years.

9. Taxation

(a) Value-added tax (“VAT”)

The Group’s subsidiaries, consolidated VIE and VIE’ subsidiaries incorporated in China are subject to statutory VAT rate of 6% for services rendered and 9% or 13% for goods sold.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Taxation (Continued)

(b) Income taxes

Composition of income tax

The current income tax expenses for the years ended December 31, 2019 and 2020 were approximately RMB40,000 and RMB1,080,000, respectively.

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to their shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, from the year of assessment 2018/2019 onwards, the subsidiaries in Hong Kong are subject to profits tax at the rate of 8.25% on assessable profits up to HK$2 million, and 16.5% on any part of assessable profits over HK$2 million. The payments of dividends by these companies to their shareholders are not subject to any Hong Kong withholding tax.

China

On March 16, 2007, the National People’s Congress of PRC enacted the Enterprise Income Tax(“EIT”) Law, under which Foreign Invested Enterprises (“FIEs”) and domestic companies would be subject to EIT at a uniform rate of 25%. Preferential tax treatments will continue to be granted to FIEs or domestic companies which conduct businesses in certain encouraged sectors and to entities otherwise classified as “Software Enterprises”, “Key Software Enterprises” and/or “High and New Technology Enterprises” (“HNTEs”). The Enterprise Income Tax Law became effective on January 1, 2008.

The aforementioned preferential tax rates are subject to annual review by the relevant tax authorities in China. One subsidiary of the Company was accredited as a HNTE in 2016, therefore it is entitled to a preferential income tax rate at 15% for three years starting from 2016. It continues to be qualified as a HNTE in 2019 annual review by the relevant tax authorities, therefore it is entitled to a preferential income tax rate at 15% for 2019, 2020 and 2021.

All other major PRC incorporated entities of the Group were subject to a 25% income tax rate for all the years presented.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Taxation (Continued)

(b) Income taxes (Continued)

China (Continued)

The following table presents a reconciliation of the income tax expenses computed by the statutory income tax rate to the Group’s income tax expense of the year presented are as follows (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Income tax expenses at PRC statutory income tax rate	(251,045)	(129,117)
Permanent differences(1)	28,025	30,326
Effect of different tax jurisdiction	(2,321)	(2,574)
Effect of preferential tax rate	99,470	51,055
Change in deferred tax assets valuation allowance	125,911	51,390

Income tax expenses	40	1,080

(1)	The permanent differences mainly consist of additional deduction for research and development expenditures and non-deductible expenses.

The following table sets forth the effect of preferential tax rate on the PRC operations (in thousands except per share data):

	As of December 31,
	2019	2020
	RMB	RMB
Tax holiday effect	99,470	51,055
Basic and diluted net loss per share effect	1.60	0.78

(c) Deferred tax assets

The following table presents the tax impact of significant temporary differences that give rise to the deferred tax assets and liabilities as of the years presented (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Deferred tax assets:
Net operating tax loss carry forwards	228,154	284,300
Advertising and promotion expenses in excess of deduction limit	237,386	227,206
Provision for allowance of trade receivables	3,048	7,008
Payroll and expense accrued	17,660	19,124
Less: valuation allowance	(486,248)	(537,638)

Total deferred tax assets, net	—	—

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Taxation (Continued)

(c) Deferred tax assets (Continued)

The following table sets forth the movement of the valuation allowances for deferred tax assets for the years presented (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Deferred tax assets:
Balance as of January 1,	(360,337)	(486,248)
Change of valuation allowance	(125,911)	(51,390)

Balance as of December 31,	(486,248)	(537,638)

The tax losses of the Group expire over different time intervals depending on local jurisdiction. Certain entity’s expiration year for tax losses has been extended from five years to ten years due to new tax legislation released in 2018. As of December 31, 2020, certain entities of the Group had net operating tax loss carry forwards, if not utilized, would expire as follows (in thousands):

RMB
Loss expiring in 2023	37,620
Loss expiring in 2024	30,619
Loss expiring after 2024	1,730,759

Total	1,798,998

(d) Withholding income tax

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the Previous EIT Law. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation (“SAT”) further promulgated Circular 601 on October 27, 2009, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance and that a beneficial ownership analysis will be used based on a “substance-over-form” principle to determine whether or not to grant the tax treaty benefits.

To the extent that subsidiaries and VIE and the subsidiaries of VIE of the Group have undistributed earnings, the Company will accrue appropriate expected tax associated with repatriation of such undistributed earnings. As of December 31, 2019 and 2020, the Company did not record any withholding tax on the retained earnings of its subsidiary and VIE in the PRC as they were still in accumulated deficit position.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Other Current Liabilities

The following is a summary of other current liabilities as of December 31, 2019 and 2020 (in thousands):

	As of December 31,
	2019	2020
	RMB	RMB
Payable of deposits	7,661	17,394
Accrued VAT tax payable	17,367	32,688
Payable to the users	4,276	7,942
Payable of employee benefit	1,864	4,930
Others	4,885	1,982

Total	36,053	64,936

11. Contract Liabilities

Contract liabilities relate to the payments received for advertising services and paid content services in advance of performance under the contract. The increase in contract liabilities over the year presented was a result of the increase in consideration received from the Group’s customer, which was in line with the growth of revenues in advertising service, content-commerce solutions, and paid membership service. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year. The amount of revenue recognized that was included in the contract liabilities balance at the beginning of the year was RMB64.2 million and RMB105.8 million for the years ended December 31, 2019 and 2020, respectively.

12. Ordinary Shares

The Company was incorporated on May 17, 2011 with an authorized share capital of US$50,000 divided into 50,000 ordinary shares of US$1 each, of which 10 ordinary shares had been issued. Zhihu Holdings Inc. and Innovation Works Holdings Limited, companies organized under the laws of the British Virgin Islands, held 80% and 20% of total equities of the Company, respectively.

After several issuances, share splits and repurchases of certain shares held by investors prior to 2019, the Company had 58,808,070 of ordinary shares issued and outstanding as of December 31, 2018.

Super voting rights

On August 7, 2019, the Company changed its capital structure to re-designate its ordinary shares into Class A ordinary shares and Class B ordinary shares. Mr. Yuan Zhou, Chairman of the Board of Directors and CEO of the Company holds Class B ordinary shares through a British Virgin Islands (“BVI”) company and each Class B ordinary share carries ten (10) votes at meetings of shareholders while each Class A ordinary share is entitled to one vote. Upon further transfer of Class B ordinary shares by Mr. Yuan Zhou to anyone, such Class B ordinary shares will automatically convert into an equal number of Class A ordinary shares. The Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares when Mr. Yuan Zhou ceases to be the CEO of the Company or the chairman of the board of directors of the Company, or he is held by a final and non-appealable judgment issued by an applicable court or by law to be incapable of exercising, or is otherwise permanently unable to exercise due to physical and/or mental condition, the role of CEO or the chairman of the board of directors of the Company.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Ordinary Shares (Continued)

Super voting rights (Continued)

The grant of the super voting rights was authorized by the board of directors on August 7, 2019. There are no additional vesting conditions attached to the grant. The incremental value of Class B ordinary shares is not significant.

13. Preferred Shares

The following table summarizes the issuances of convertible redeemable preferred shares (collectively, “Preferred Shares”).

Series of Preferred Shares	Date of issuance	Total number of shares issued		Consideration per share
				US$
Series A	08/11/2011	37,858,584		0.26
Series B	05/05/2014	25,164,697		0.93
Series C	21/09/2015	27,935,316		2.17
Series D	08/12/2016	22,334,525		4.63
Series D1	22/03/2017	6,947,330		5.04
Series E	26/07/2018, 14/09/2018	27,267,380		9.89
Series F	07/08/2019	34,677,872	(i)	12.52

Total		182,185,704

(i)	Including 11,985,440 Series F preferred shares legally issued in December 2020 upon the exercise of the warrant as discussed in Accounting of Preferred Shares.

The key terms of the preferred shares are as follows:

Conversion rights

Unless converted earlier pursuant to the provisions with respect to automatic conversion as set out below, preferred shares shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and non-assessable Class A ordinary shares at an initial conversion ratio of 1:1, and thereafter shall be subject to adjustment and readjustment from time to time for (a) share splits and combination, (b) ordinary share dividends and distributions, (c) reorganizations, mergers, consolidations, reclassifications, exchanges, substitution, (d) dilutive issuance.

Each Preferred Shares shall automatically be converted, based on the then-effective conversion price, without the payment of any additional consideration, into fully-paid and non-assessable Class A ordinary shares upon the earlier of (i) the consummation of the qualified initial public offering (“Qualified IPO”), or (ii) the date specified by the written consent of the majority Preferred Shareholders of each Preferred Shares.

Qualified IPO means a closing of an IPO on a stock exchange reasonably accepted to the majority Preferred Shareholders with the company’s market capitalization, immediately after the offering of at least US$4 billion.

Redemption rights

The shareholders of preferred shares may request redemption of all or any part of the then outstanding shares held, at any time after the occurrence of (i) if a Qualified IPO or a trade sale is not consummated within

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Preferred Shares (Continued)

Redemption rights (Continued)

forty-two month period after the closing of Series F financing, or (ii) any Preferred Shares are required to be redeemed by any preferred shareholder after the closing of Series F financing, or iii) if there has been any change that does not allow or materially restricts the company to effectively control its structured entities as defined in Note 2 (b), or (iv) the occurrence of a material breach of the transaction documents by any of the Group, founders, co-founders and other parties specified in the transaction documents during the forty-two month period after the closing of Series F financing. The commencement date of term (i) mentioned above was originally five year period after the issuance date of each preferred share and modified to forty-two month period after the closing of Series F financing.

The redemption price of each share to be redeemed shall equal to (i) 150% of each series stated issue price, plus (ii) any accrued but unpaid dividends on such share, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

Voting rights

Each Preferred Shares has voting rights equivalent to the number of Class A ordinary shares into which such Preferred Shares could be then convertible.

Dividend rights

Each preferred shareholder shall be entitled to receive the dividends on pro-rata basis according to the relative number of shares held by them on an as-converted basis, only when, as and if declared at the sole discretion of the Board and duly approved. The distribution sequence should be in the following order: Series F preferred shareholders, Series E preferred shareholders, Series D and/or Series D1 preferred shareholders, Series C preferred shareholders, Series B preferred shareholders, Series A preferred shareholders, ordinary shareholders.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets and funds of the Company legally available for distribution to the shareholders shall be distributed to shareholders in the following manner and order:

Each preferred shareholders shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any previous preferred shares and ordinary shares, the amount equal to one hundred percent (100%) of the original issue price on each preferred shares, plus all declared but unpaid dividends thereon up to the date of liquidation or otherwise agreed in the transaction documents. The liquidation preference amount will paid to the Preferred Shareholders in the following order: first to holders of Series F Preferred Shares, second to holders of Series E Preferred Shares, third to holders of Series D/D1 Preferred Shares, forth to holders of Series C Preferred Shares, fifth to holders of Series B Preferred Shares and lastly to holders of Series A Preferred Shares. After distributing or paying in full the liquidation preference amount to all of the Preferred Shareholders, the remaining assets of the Company available for distribution, if any, shall distributed to the holders of ordinary shares and the Preferred Shareholders on a pro rata basis, based on the number of ordinary shares then held by each shareholder on an as converted basis. If the value of the remaining assets of the Company is less than aggregate liquidation preference amount payable to the

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Preferred Shares (Continued)

Liquidation rights (Continued)

holders of a particular series of Preferred Shares, then the remaining assets of the Company shall distributed pro rata amongst the holders of all outstanding Preferred Shares of that series.

Accounting of Preferred Shares

The Company has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets as they are contingently redeemable at the options of the holders. In addition, the Company records accretions on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates. The accretions using the effective interest method, are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the Preferred Shares is recognized at the respective fair value at the date of issuance net of issuance costs. The issuance costs for Series A, Series B, Series C, Series D, Series D1, Series E Preferred Shares and Series F Preferred Shares were RMB0.5 million, RMB0.5 million, RMB0.8 million, RMB6.1 million, RMB2.2 million, RMB35.0 million and RMB27.0 million, respectively.

The Company has determined that there was no beneficial conversion feature attributable to the Preferred Shares because the initial effective conversion prices of these Preferred Shares were higher than the fair value of the Company’s ordinary shares determined by the Company taking into account independent valuations.

Pursuant to laws applicable to PRC entities incorporated in the PRC, PRC investors should complete its statutory filings and foreign exchange registrations for outbound investment, before such PRC entities can legally own offshore investments or equity interests in offshore entities. As such, all PRC shareholders of Zhihu Inc. must complete their relevant registrations and statutory filings, as appropriate, before they can, in accordance with applicable PRC laws, hold directly or indirectly any share of the Company, which is incorporated under the laws of the Cayman Islands. Certain Preferred Shareholder who made full payment of the purchase consideration holds warrant and one Preferred Share in the Company to reflect such holder’s rights, obligations, and interests in the Company as if such holder were holding all Preferred Shares of the Company issuable upon exercise of the warrant before such holder completes its necessary registration for outbound investment to exercise its warrant to purchase Preferred Shares of the Company. This was a transitional arrangement pending completion of necessary registration process by such holder. Once such holder completes the necessary registration for outbound investment, such holder is required to exercise the warrant immediately. Accordingly, the one Preferred Share was accounted for and represented based on the terms on all Preferred Shares of the Company issuable upon exercise of the warrant. Concurrently, the Group entered into a foreign exchange forward contract with the investor. The Group accounts for the foreign exchange forward contract and the warrant as derivative asset (included in other current assets), which was measured at fair value with the changes in the fair value recorded within other income/(expenses) in the consolidated statements of operations and comprehensive loss. The holder of the warrant has completed the relevant registration and filing, and exercised the warrant in December 2020. The underlying Preferred Shares have been legally issued accordingly.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Preferred Shares (Continued)

Accounting of Preferred Shares (Continued)

The fair value of the derivative asset was categorized as Level 3 of fair value measurement. The following table sets forth the reconciliation of the fair value measurements of derivative asset:

Fair value measurements of derivative asset
RMB in thousands
Beginning balance as of January 1, 2019	—
Change in fair value	7,132

Ending balance as of December 31, 2019	7,132

Beginning balance as of January 1, 2020	7,132
Change in fair value	(68,818)
Settlement of derivative asset	61,686

Ending balance as of December 31, 2020	—

The key inputs used in valuation of derivative asset as of December 31, 2019 and settlement date were as follow.

	As of December 31, 2019	As of settlement date
Forward foreign exchange rate	7.04	6.53
Risk-free interest rate	1.59	—
Expected term (in years)	0.98	—

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Preferred Shares (Continued)

Accounting of Preferred Shares (Continued)

The Company’s preferred shares activities for the years ended December 31, 2019 and 2020, respectively, are summarized below (in thousands, except number of shares):

	Series A Preferred Shares		Series B Preferred Shares		Series C Preferred Shares		Series D Preferred Shares		Series D1 Preferred Shares		Series E Preferred Shares		Series F Preferred Shares		Mezzanine Equity
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Total number of shares	Total Amount
		RMB		RMB		RMB		RMB		RMB		RMB		RMB		RMB
Balance as of December 31, 2018	36,009,602	89,551	25,164,697	212,476	27,935,316	506,846	22,334,525	829,328	6,947,330	274,386	27,267,380	1,860,174	—	—	145,658,850	3,772,761
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	34,677,872	3,011,072	34,677,872	3,011,072
Accretion to Preferred Shares redemption value	—	—	—	7,927	—	34,935	—	63,557	—	21,870	—	176,521	—	121,971	—	426,781

Balance as of December 31, 2019	36,009,602	89,551	25,164,697	220,403	27,935,316	541,781	22,334,525	892,885	6,947,330	296,256	27,267,380	2,036,695	34,677,872	3,133,043	180,336,722	7,210,614

Balance as of December 31, 2019	36,009,602	89,551	25,164,697	220,403	27,935,316	541,781	22,334,525	892,885	6,947,330	296,256	27,267,380	2,036,695	34,677,872	3,133,043	180,336,722	7,210,614
Accretion to Preferred Shares redemption value	—	—	—	—	—	14,771	—	50,956	—	18,983	—	208,271	—	387,753	—	680,734

Balance as of December 31, 2020	36,009,602	89,551	25,164,697	220,403	27,935,316	556,552	22,334,525	943,841	6,947,330	315,239	27,267,380	2,244,966	34,677,872	3,520,796	180,336,722	7,891,348

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-based Compensation

In June 2012, the Company established a share incentive plan, which permits the grant of options, and restricted shares of the Company to relevant directors, officer and other employees of the Company and its affiliates. In December 2020, the maximum number of shares that may be issued under the 2012 incentive compensation plan was 44,471,165 Class A ordinary shares.

Under the Plan, during 2012 and 2013, options or restricted shares granted are subject to both service conditions and the occurrence of an initial public offering (“IPO”) as a performance condition, which are measured at the grant date fair value.

After 2013, participants are granted options or restricted shares which only vest if certain service condition is met. Participation in the Plan is at the board’s discretion, and no individual has a contractual right to participate in the Plan or to receive any guaranteed benefits. Options issued under the Plan are valid and effective for 10 years from the grant date.

Majority of the share options shall be subject to different vesting schedules of three, three and a half or four years from the vesting commencement date, subject to the participant continuing to be an employee through each vesting date. For vesting schedule of three years, 25% of the granted share options are vested on the vesting commencement date; and 75% of the granted shares options are vested in equal monthly installments over the following thirty six (36) months. For vesting schedule of three and a half years, 25% of the granted share options are vested on the 6-month anniversary of the vesting commencement date; and 75% of the granted shares options are vested in equal monthly installments over the following thirty six (36) months. For vesting schedule of four years, 25% of the granted share options are vested on the first anniversary from the vesting commencement date; and 75% of the granted shares options are vested in equal monthly installments over the following thirty six (36) months.

Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses (a) for share options granted with only service conditions, using the graded vesting method, net of actual forfeitures, over the vesting period; or (b) for share options granted with service conditions and performance condition, the share-based compensation expenses is recorded when the performance condition is considered probable using the graded vesting method. Where the occurrence of an IPO is a performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition should be recorded upon the completion of the IPO.

As of December 31, 2020, total unrecognized compensation expenses under the Plans granted after 2013 were US$106.2 million (equivalent to approximately RMB693.0 million), which is expected to be recognized over a weighted average period of 3.17 years. Unrecognized compensation expense related to options granted during 2012 and 2013 with a performance condition of an IPO were RMB6.3 million, for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-based Compensation (Continued)

Share options activities

The following table presents a summary of the Company’s options activities for the years ended December 31, 2019 and 2020:

	Number of options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)	US$		(US$ in thousands)
Outstanding as of January 1, 2019	22,722	0.78	7.73	88,678
Granted	5,360	2.28
Repurchased	(288)	0.03
Forfeited	(1,546)	2.21

Outstanding as of December 31, 2019	26,248	1.01	7.22	159,818

Outstanding as of January 1, 2020	26,248	1.01	7.22	159,818
Granted	11,811	0.60
Exercised	(500)	0.01
Forfeited	(1,699)	2.22

Outstanding as of December 31, 2020	35,860	0.84	7.33	339,953

Exercisable as of December 31, 2020	18,419	0.79	5.46	175,349

The weighted-average fair value of granted share options was US$5.31 and US$9.33 for the years ended December 31, 2019 and 2020, respectively. The total intrinsic value of share options exercised was US$5.2 million for the year ended December 31, 2020.

Restricted shares activities

The following table presents a summary of the Company’s restricted shares activities for the years ended December 31, 2019 and 2020:

	Number of restricted shares	Weighted Average Grant Date Fair Value
	(in thousands)	(US$)
Unvested as of January 1, 2019	594	2.15
Vested	(311)	1.88
Forfeited	(69)	1.31

Unvested as of December 31, 2019	214	2.70

Unvested as of January 1, 2020	214	2.70
Vested	(123)	2.56

Unvested as of December 31, 2020	91	2.90

No restricted shares were granted in the years ended December 31, 2019 and 2020, respectively.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-based Compensation (Continued)

Restricted shares activities (Continued)

As of December 31, 2020, the weighted average remaining contractual life of outstanding restricted shares is 6.11 years.

Valuation

The Company have used the discounted cash flow method to determine the underlying equity fair value of the Company and adopted equity allocation model to determine the fair value of the underlying ordinary share. Key assumptions, such as discount rate and projections of future performance, are required to be determined by the Company with best estimate.

Based on fair value of the underlying ordinary share, the Company have used Binomial option-pricing model to determine the fair value of the share options as at the grant date. Key assumptions are set as below:

	Years ended December 31,
	2019	2020
Fair value per share (US$)	$6.27-7.08	$7.42-10.32
Discount rate (after tax)	20.50%	20.00%
Risk-free interest rate	1.92%-2.01%	0.70%-0.93%
Expected volatility	53.78%-54.38%	54.94%-59.31%
Expected term (in years)	10	10
Dividend yield	0.00%	0.00%
Discount for lack of marketability (“DLOM”)	19.00%-20.00%	14.00-17.50%

The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. Expected term is the contractual life of the options. The Group estimated the risk-free interest rate based on the yield to maturity of U.S. treasury bonds denominated in US$ at the option valuation date. DLOM was quantified by the Finnerty’s Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

The total expenses recognized in profit or loss in respect of the share-based compensation under for the Plan was RMB179.7 million and RMB180.1 million for the years ended December 31, 2019 and 2020, respectively.

In 2019, the Group has repurchased the options from certain employees. These repurchased share-based awards are modified from equity-settled to cash-settled. The Group has determined that no valid expectation for the Company to settle remaining share-based awards in cash is created, therefore all the remaining share-based awards are still classified as equity-settled awards.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Net Loss Per Share

Basic and diluted loss per share have been calculated in accordance with ASC260 for the years ended December 31, 2019 and 2020. Shares issuable for little consideration have been included in the number of outstanding shares used for basic loss per share.

	Years ended December 31,
	2019	2020
Numerator (RMB in thousands):
Net loss	(1,004,220)	(517,550)
Accretions of preferred shares to redemption value	(426,781)	(680,734)

Net loss attributable to ordinary shareholders	(1,431,001)	(1,198,284)

Denominator:
Weighted average number of ordinary shares outstanding, basic	62,249,946	65,279,970
Weighted average number of ordinary shares outstanding, diluted	62,249,946	65,279,970
Net loss per share, basic (RMB)	(22.99)	(18.36)
Net loss per share, diluted (RMB)	(22.99)	(18.36)

Basic and diluted loss per ordinary share are computed using the weighted average number of ordinary shares outstanding during the year. Both Class A and Class B ordinary shares are included in the calculation of the weighted average number of ordinary shares outstanding, basic and diluted.

The following ordinary shares equivalents were excluded from the computation of dilutive net loss per share to eliminate any antidilutive effect:

	Years ended December 31,
	2019	2020
Preferred shares	159,625,007	180,336,722
Share options	13,994,318	15,922,419

	173,619,325	196,259,141

16. Commitments and Contingencies

Commitments

Upon the adoption of ASC 842, future minimum lease payments for operating lease as of December 31, 2019 and 2020 are disclosed in Note 8.

Litigation

From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters, individually and in the aggregate, is reasonably possible to have a material adverse effect on the Group’s financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. The Group records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Group reviews the need for any such liability on a regular basis. The Group has not recorded any material liabilities in this regard as of December 31, 2019 and 2020.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions

During the years presented, other than disclosed elsewhere, the Company mainly had the following related party transactions:

Names of the major related parties	Nature of relationship
Tencent Holdings Limited and its subsidiaries (the “Tencent Group”)	Shareholder of the Company
Baidu, Inc. and its subsidiaries (the “Baidu Group”)	Shareholder of the Company
Kuaishou Technology and its subsidiary (the “Kuaishou Group”)	Shareholder of the Company

(a) Significant transactions with related parties

	Years ended December 31,
	2019	2020
	RMB in thousands
Purchasing service from related party
Tencent Group(i)	154,256	77,254
Baidu Group(ii)	24,972	48,656

Total	179,228	125,910

Providing service to related parties(iii)
Tencent Group	8,411	12,569
Baidu Group	634	17,171
Kuaishou Group	—	7,412

Total	9,045	37,152

(i)	Service purchased from Tencent Group primarily related to cloud and bandwidth services.
(ii)	Service purchased from Baidu Group primarily related to marketing services and cloud and bandwidth services.
(iii)	Service provided to related parties mainly refer to advertising service provided to Tencent Group, Baidu Group and Kuaishou Group.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

(b) Balances with related parties

	Years ended December 31,
	2019	2020
	RMB in thousands
Amount due from related parties
Tencent Group	4,872	7,447
Baidu Group	1,059	3,923
Kuaishou Group	—	2,473

Total	5,931	13,843

Amount due to related parties
Tencent Group	95,384	41,523
Baidu Group	801	4,460

Total	96,185	45,983

18. Segment Information

The Group’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, products and technology. The Group’s operating segments are based on such organizational structure and information reviewed by the Group’s CODM to evaluate the operating segment results. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has only one operating segment. Key revenues streams are as below (in thousands):

	Years ended December 31,
	2019	2020
Advertising service	577,424	843,284
Paid membership service	87,997	320,471
Content-commerce solutions	641	135,813
Others	4,449	52,628

Total	670,511	1,352,196

Substantially all revenues are derived from China based on the geographical locations where services are provided to customers. In addition, the Group’s long-lived assets are substantially all located in China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.

19. Restricted Net Assets

Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries and VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Restricted Net Assets (Continued)

net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB143.5 million and RMB754.4 million of the Company’s total consolidated net assets, as of December 31, 2019 and 2020, respectively. Even though the Company currently does not require any dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to its shareholders. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiaries, the VIE and its subsidiaries to satisfy any obligations of the Company.

20. Unaudited Pro-Forma Balance Sheet and Net Loss Per Share

Upon the completion of a QIPO, the Preferred Shares shall automatically be converted into Class A ordinary shares. The unaudited pro-forma balance sheet as of December 31, 2020 assumes a qualified initial public offering has occurred and presents an adjusted financial position as if the conversion of all outstanding Preferred Shares into Class A ordinary shares at the conversion ratio of one for one to the consolidated financial statements occurred on December 31, 2020.

The unaudited pro-forma net loss per share for the years ended December 31, 2019 and 2020 after giving effect to the conversion of the Preferred Shares into ordinary shares as of the beginning of the year or the original date of issuance, if later, at the conversion ratio of one-for-one is as follows:

	Years ended December 31,
	2019	2020
Numerator (RMB in thousands):
Net loss attributable to ordinary shareholders	(1,431,001)	(1,198,284)
Pro forma effect of conversion of preferred shares	426,781	680,734

Pro forma net loss attributable to ordinary shareholders-basic and diluted	(1,004,220)	(517,550)

Denominator:
Weighted average number of ordinary shares outstanding	62,249,946	65,279,970
Pro-forma effect of conversion of preferred shares	159,625,007	180,336,722

Denominator for pro-forma basic and diluted net loss per share calculation	221,874,953	245,616,692

Pro-forma net loss per share (RMB):
Pro-forma basic and diluted net loss per share attributable to the Company’s ordinary shareholders	(4.53)	(2.11)

21. Subsequent Event

The Group evaluated subsequent events through March 5, 2021, the date these consolidated financial statements were issued.

On November 30, 2020, the Company signed share option agreements with its employees, with the numbers of awards to be determined by the grantee’s performance assessment for the year 2021. The objective measurement metrics used to access the performance was determined in January 2021. Therefore, the stated grant

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Subsequent Event (Continued)

date does not meet the definition of the accounting grant date as there was no mutual understanding of key terms and conditions. The accounting grant date is considered to be in January 2021 when the objective measurement metrics were determined, which is the date used to measure the share-based compensation expense. Based on the performance assessment, the maximum number of ordinary shares underlying options granted is up to 1,150,000 shares. The related share-based compensation expenses will be recognized starting January 2021, based on the most probable number of shares to be granted at management’s best estimate.

On January 4, 2021, the Company issued 450,000 Class A ordinary shares to SEA & SANDRA Global Limited, which is wholly owned by the Company’s Chief Technology Officer, upon vesting of restricted shares granted in 2016.

22. Additional Information—Parent Company Only Condensed Financial Information

The Company performed a test on the restricted net assets of subsidiaries and VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that the condensed financial information of the Company is required to be presented. The Company did not have significant capital and other commitments, or guarantees as of December 31, 2019 and 2020.

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Additional Information—Parent Company Only Condensed Financial Information (Continued)

(a) Condensed balance sheets of Zhihu Inc.

	As of December 31,
	2019	2020	2020
	RMB in thousands		US$ in thousands Note 2(e)
ASSETS
Current assets:
Cash and cash equivalents	85,748	6,834	1,047
Term deposits	348,810	—	—
Prepayments and other current assets	10,485	183	28
Amounts due from related parties	1,041,230	11,530	1,767

Total current assets	1,486,273	18,547	2,842

Non-current assets:
Investments in subsidiaries and VIE and VIE subsidiaries	1,761,067	2,760,778	423,108

Total non-current assets	1,761,067	2,760,778	423,108

Total assets	3,247,340	2,779,325	425,950

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDER’S DEFICITS
Current liabilities
Accounts payables and accrued liabilities	95	5,500	843
Amounts due to subsidiaries and VIE and VIE subsidiaries	28,872	26,952	4,131
Total current liabilities	28,967	32,452	4,974

Total liabilities	28,967	32,452	4,974

Mezzanine equity	7,210,614	7,891,348	1,209,401

Shareholders’ deficit:
Ordinary shares, US$0.000125 par value	46	46	7
Accumulated other comprehensive loss	(52,602)	(195,928)	(30,027)
Accumulated deficit	(3,939,685)	(4,948,593)	(758,405)

Total shareholders’ deficit	(3,992,241)	(5,144,475)	(788,425)

Total liabilities, mezzanine equity and shareholders’ deficit	3,247,340	2,779,325	425,950

Zhihu Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Additional Information—Parent Company Only Condensed Financial Information (Continued)

(b) Condensed statements of operations and comprehensive loss of Zhihu Inc.

	As of December 31,
	2019	2020	2020
	RMB in thousands		US$ in thousands Note 2(e)
Operating expenses:
General and administrative expenses	(14,369)	(13,914)	(2,132)

Total operating expenses	(14,369)	(13,914)	(2,132)

Loss from operations	(14,369)	(13,914)	(2,132)
Other income/(expenses):
Fair value change of financial instrument	7,132	(68,818)	(10,547)
Interest income	11,102	3,244	497
Exchange (losses)/gains	(7,966)	69,650	10,674
Share of loss of subsidiaries and VIE and VIE subsidiaries	(1,000,119)	(507,712)	(77,811)

Net loss	(1,004,220)	(517,550)	(79,319)
Accretions of convertible redeemable preferred shares to redemption value	(426,781)	(680,734)	(104,327)

Net loss attributable to Zhihu Inc.’s shareholders	(1,431,001)	(1,198,284)	(183,646)

Net loss	(1,004,220)	(517,550)	(79,319)
Other comprehensive loss:
Foreign currency translation adjustments	(4,021)	(143,326)	(21,967)

Total other comprehensive loss	(4,021)	(143,326)	(21,967)

Total comprehensive loss	(1,008,241)	(660,876)	(101,286)
Accretions of convertible redeemable preferred shares to redemption value	(426,781)	(680,734)	(104,327)

Comprehensive loss attributable to Zhihu Inc.’s shareholders	(1,435,022)	(1,341,610)	(205,613)

(c) Condensed statements of cash flows of Zhihu Inc.

	Years ended December 31,
	2019	2020	2020
	RMB in thousands		US$ in thousands Note 2(e)
Net cash used in operating activities	(10,722)	(2,606)	(399)
Net cash used in investing activities	(1,912,681)	(428,438)	(65,661)
Net cash provided by financing activities	1,990,723	—	—
Effect of exchange rate changes on cash and cash equivalents	(1,270)	352,130	53,966

Net increase/(decrease) in cash and cash equivalents	66,050	(78,914)	(12,094)
Cash and cash equivalents at beginning of year	19,698	85,748	13,141

Cash and cash equivalents at ending of year	85,748	6,834	1,047

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide for indemnification of our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, also provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Class A Ordinary Shares
SEA & SANDRA Global Limited	January 4, 2021	450,000	vesting of restricted shares

Class B Ordinary Shares
Zhihu Holdings Inc	November 24, 2020	500,000	exercise of options

Series D1 Preferred Shares
STAR WINNER LIMITED	March 22, 2017	2,977,427	US$15,000,000

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Image Frame Investment (HK) Limited	March 22, 2017	1,097,810	US$5,530,663
Sogou Technology Hong Kong Limited	March 22, 2017	356,046	US$1,793,728
Qiming Venture Partners III Annex Fund, L.P.	March 22, 2017	1,383,134	US$6,968,099
SAIF IV Hong Kong (China Investments) Limited	March 22, 2017	1,132,913	US$5,707,510

Series E Preferred Shares
CTG Evergreen Investment XX Limited	July 26, 2018	2,529,064	US$25,000,000
Image Frame Investment (HK) Limited	July 26, 2018	3,595,337	US$35,540,188
Advantech Capital II Zhihu Partnership L.P.	July 26, 2018	9,610,445	US$95,000,000
Oceanpine Capital Inc.	July 26, 2018	505,813	US$5,000,000
Infinite Lighthouse L.P.	July 26, 2018	1,517,439	US$15,000,000
Joyful Investment Cayman Limited	July 26, 2018	2,427,902	US$24,000,000
Mercer Investment (Singapore) Pte. Ltd.	July 26, 2018	4,046,503	US$40,000,000
Sunshine Life Insurance Corporation Limited	September 14, 2018	3,034,877	US$30,000,000

Series F-1 Preferred Shares
Cosmic Blue Investments Limited	August 7, 2019	19,975,733	US$250,000,000
Image Frame Investment (HK) Limited	August 7, 2019	1,917,670	US$24,000,000
CTG Evergreen Investment XX Limited	August 7, 2019	799,029	US$10,000,000
Beijing Baizhi Baineng Management Consulting Partnership (Limited Partnership)	December 21, 2020	11,985,440	exercise of warrant

Series F-2 Preferred Shares
Fresco Mobile Limited	August 7, 2019	1	US$1

Warrants
Baidu Online Network Technology (Beijing) Co., Ltd.	August 7, 2019	Warrant to purchase 11,985,440 Series F-1 preferred shares	US$150,000,000

Options
Certain employees and consultants	Various dates	Options to purchase 29,174,630 Class A ordinary shares	Past and future services to us

Item 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Zhihu Inc.

Exhibit Index

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Tenth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary, and the holders and beneficial owners of the American Depositary Receipts issued thereunder

4.4†	Sixth Amended and Restated Shareholders’ Agreement between the Registrant and other parties thereto dated August 7, 2019

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	2012 Incentive Compensation Plan

10.2†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3†	Form of Employment Agreement between the Registrant and its executive officers

10.4†	English translation of the Exclusive Business Cooperation Agreement between Beijing WFOE and Zhizhe Tianxia dated November 8, 2011, as amended by supplemental agreements dated December 30, 2015 and July 23, 2018

10.5†	English translation of executed form of Shareholders Voting Proxy Agreement between the VIE of the Registrant, its shareholders, and Beijing WFOE dated July 23, 2018

10.6†	English translation of Equity Interest Pledge Agreement between Beijing WFOE, Zhizhe Tianxia, and its shareholders dated July 23, 2018

10.7†	English translation of Exclusive Share Option Agreement between Beijing WFOE, Zhizhe Tianxia, and its shareholders dated July 23, 2018

10.8†	Series F Preferred Share Purchase Agreement between the Registrant and other parties thereto dated August 5, 2019

10.9†	Share Subscription Agreement between the Registrant and Taobao China Holding Limited, dated March 19, 2021

10.10†	Share Subscription Agreement between the Registrant and Purus Innovation Limited, dated March 19, 2021

10.11†	Share Subscription Agreement between the Registrant and Image Frame Investment (HK) Limited, dated March 19, 2021

10.12†	Share Subscription Agreement between the Registrant and Lilith Limited, dated March 19, 2021

Exhibit Number	Description of Document

21.1†	Principal Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Han Kun Law Offices (included in Exhibit 99.2)

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3†	Consent of China Insights Consultancy

†	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on March 23, 2021.

Zhihu Inc.

By:	/s/ Yuan Zhou
Name:	Yuan Zhou
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuan Zhou	Chairman and Chief Executive Officer	March 23, 2021
Yuan Zhou	(Principal Executive Officer)

*	Director	March 23, 2021
Zhaohui Li

*	Director	March 23, 2021
Jiatong Peng

/s/ Wei Sun	Chief Financial Officer	March 23, 2021
Wei Sun	(Principal Financial and Accounting Officer)

By:	/s/ Yuan Zhou
Name: Yuan Zhou
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Zhihu Inc. has signed this registration statement or amendment thereto in New York, New York on March 23, 2021.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.